                                               Filed pursuant to Rule 424(b)(2)
                                               Registration No. 333-18303


                             SUBJECT TO COMPLETION
             PRELIMINARY PROSPECTUS SUPPLEMENT DATED MARCH 21, 1997

PROSPECTUS SUPPLEMENT
----------------------------------
(TO PROSPECTUS DATED MARCH 12, 1997)

                               14,000,000 SHARES

                          CORNERSTONE PROPERTIES INC.
                                  COMMON STOCK
                            ------------------------

     Cornerstone Properties Inc. ("Cornerstone" or the "Company") is a self-advised equity real estate investment trust ("REIT") which owns, through subsidiaries, interests in eight Class A office properties comprising nearly five million rentable square feet (the "Properties"). The Properties are located in seven major metropolitan areas throughout the United States: Boston, suburban Chicago, Denver, Minneapolis, New York City, Pittsburgh and Seattle. All of the Properties were built in the mid- to late- 1980s, except the Pittsburgh property, which was substantially renovated in 1988. The Company's strategy is to own Class A office properties in prime central business district ("CBD") locations and major suburban office markets in U.S. metropolitan areas. Class A office properties are generally considered to be those that have the most favorable locations and physical attributes, attract premium rents and experience the highest tenant retention rates within their markets. As of December 31, 1996, the Properties were approximately 97% leased to approximately 400 tenants.

     All of the shares of common stock of the Company, without par value ("Common Stock"), offered hereby are being sold by the Company (the "Offering").

     A quarterly distribution of $0.30 per share was declared by the Board of Directors of the Company on March 14, 1997; the Company intends to continue paying regular quarterly distributions. It is presently anticipated that the price per share of the Common Stock sold in the Offering will be in the range of $15.00 to $17.00. The Common Stock has been approved for listing on the New York
Stock Exchange (the "NYSE") under the symbol "          ", subject to official
notice of issuance. The Common Stock currently trades on the Frankfurt, Dusseldorf and Luxembourg Stock Exchanges. See "Price Range of Common Stock."

     SEE "RISK FACTORS" BEGINNING ON PAGE S-11 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
     ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

===========================================================================================================
                                                  PRICE TO                                 PROCEEDS TO
                                                   PUBLIC            UNDERWRITING          COMPANY(2)
                                                                     DISCOUNTS(1)
-----------------------------------------------------------------------------------------------------------
Per Share...................................           $                   $                    $
-----------------------------------------------------------------------------------------------------------
Total(3)....................................           $                   $                    $
===========================================================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated to be $        .
(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 2,100,000 shares of Common Stock solely to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting Discounts and Proceeds to Company will
    be $        , $        and $        , respectively. See "Underwriting."
                            ------------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to approval of certain legal matters by counsel to the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Common Stock offered hereby will be made in New
York, New York on or about April   , 1997.
                            ------------------------

MERRILL LYNCH & CO.
           DEAN WITTER REYNOLDS INC.
                       LAZARD FRERES & CO. LLC
                                  LEHMAN BROTHERS
                                           SMITH BARNEY INC.
                                                   BT SECURITIES CORPORATION
                            ------------------------

           The date of this Prospectus Supplement is April   , 1997.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in, or incorporated by reference into, this Prospectus Supplement and the accompanying Prospectus. References herein to the percentage of a Property or Properties occupied are calculated by dividing rentable square feet leased by total rentable square feet, unless otherwise indicated. Unless otherwise indicated, the information contained in this Prospectus Supplement assumes that the Underwriters' over-allotment option is not exercised. When used in this Prospectus Supplement, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and
Section 21E of the Securities Exchange Act of 1934, as amended. The Company's actual results could differ materially from those set forth in the forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially, including, but not limited to, those set forth in "Risk Factors" starting on page S-11 of this Prospectus Supplement. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

                                  THE COMPANY

     The Company is a self-advised REIT which owns, through subsidiaries, interests in eight Class A office Properties comprising nearly five million rentable square feet. The Properties are located in seven major metropolitan areas throughout the United States: Boston, suburban Chicago, Denver, Minneapolis, New York City (two Properties), Pittsburgh and Seattle. All of the Properties were built in the mid- to late-1980s, with the exception of the Pittsburgh property, which was substantially renovated in 1988. The Company's strategy is to own Class A office properties in prime CBD locations and major suburban office markets in U.S. metropolitan areas. Class A office properties are generally considered to be those that have the most favorable locations and physical attributes, attract premium rents and experience the highest tenant retention rates within their markets. As of December 31, 1996, the Properties were approximately 97% leased to approximately 400 tenants.

     Cornerstone was formed in 1981 as ARICO America Realestate Investment Company. Advised initially by Deutsche Bank AG ("Deutsche Bank"), the Company was created to provide individual German investors the opportunity to invest in the U.S. commercial real estate market through a European exchange-listed security. The Company initially raised $145.0 million in 1981 and subsequently raised $113.4 million in 1986 through the public sale of Common Stock in Germany and developed with development partners Class A office buildings in Denver, Minneapolis and Seattle. The Common Stock has been listed on the Luxembourg Stock Exchange since 1981, the Frankfurt Stock Exchange since 1984 and the Dusseldorf Stock Exchange since 1986.

     In September 1995, the Company completed a reorganization in which it became self-advised, was renamed Cornerstone Properties Inc., and adopted a growth strategy designed to enhance shareholder value through the expansion and diversification of its asset base and broadening of its stockholder base. In August 1995, the Company sold approximately $90 million of Common Stock to the public in Germany and $50 million of convertible preferred stock to Deutsche Bank. Proceeds from these sales were used to reduce the Company's leverage and acquire 125 Summer Street in Boston and Tower 56 in New York City for a total of approximately $138.6 million. In November 1996, the Company completed a private placement of $166.5 million of convertible preferred stock with the New York State Teachers' Retirement System ("NYSTRS") and an indirect subsidiary of Rodamco N.V. (together with its subsidiaries, "Rodamco"). Proceeds from this sale were used to acquire One Lincoln Centre in Oakbrook Terrace, Illinois, the Frick Building in Pittsburgh (from Rodamco) and 527 Madison Avenue in New York City for a total of approximately $145.9 million, and to further strengthen the Company's balance sheet.

     The Company is led by John S. Moody, the President and Chief Executive Officer since 1991, and by Rodney C. Dimock, who joined the Company in 1995 as Executive Vice President and Chief Operating Officer. Mr. Moody and Mr. Dimock have a combined total of approximately 50 years of commercial real estate experience. They are supported by a team of five officers with an average of 13 years of experience in all areas of acquisitions, asset management, leasing and finance.

     The Company focuses its professional and executive staff on the execution of its acquisition and management strategy, including market research, budgeting, leasing, capital planning, finance and property management oversight. The Company engages prominent regional or national third-party management companies to provide day-to-day property management functions at the local level. The Company believes that its use of third-party property managers offers a flexible, cost-efficient, and demonstrably effective means for managing a national office portfolio, as historically its Properties have consistently outperformed their respective submarkets' Class A rent and occupancy levels. In all cases, the Company retains full responsibility for capital planning, budgeting, leasing, major tenant relationships, financing and strategic initiatives with respect to its Properties.

     Management believes that the Company is well positioned to become a major owner of Class A office properties throughout the United States as fundamentals for office property markets improve. Management also believes the Company can leverage its existing portfolio of premium quality assets, proven access to multiple sources of debt and equity capital, and efficient management structure to rapidly expand nationally. Proceeds of the Offering combined with borrowings available under its Revolving Credit Facility (as defined herein) will provide the Company with sufficient capital to acquire in excess of $400 million in assets, which would result in an increase in its asset base of over 50%.

                                  RISK FACTORS

     An investment in the Common Stock involves various risks, and prospective investors should carefully consider the matters discussed under "Risk Factors" prior to any investment in the Company. Such risks include, among others:

     - Risks associated with the concentrated nature of the Properties currently owned by the Company;

     - Risks associated with the Company's dependence on certain tenants, including Norwest Corporation which, together with its subsidiaries, accounted for 22% of the Company's total Full Service Straight-Line Rent (as defined herein) in 1996;

     - Risks associated with the concentration of ownership in the hands of NYSTRS, Rodamco and Deutsche Bank, and the negative effect future sales of a significant number of shares of Common Stock by such holders could have on the market price of the Common Stock;

     - Risks associated with the Company's dependence on its senior officers;

     - Risks associated with the Company's planned expansion and with the acquisition and redevelopment of office properties;

     - Risks associated with the ownership of properties through joint ventures and partnerships in which the Company does not have sole control over the property, including the risk that a co-venturer or partner may become bankrupt or insolvent and that such co-venturers or partners may have different objectives than the Company which could negatively affect the management and ultimate financial success of a property;

     - Real estate investment considerations, such as the effect of economic and other conditions in the market area on property cash flows and values, the need to renew leases or relet space upon the expiration of current leases, the risk of tenant bankruptcies, the ability of a property to generate revenue sufficient to meet debt service payments and other operating expenses, the risk of incurring a loss not covered by the Company's insurance and the illiquidity of real estate investments, all of which may affect the Company's ability to make expected distributions;

     - Risks associated with borrowing, such as the possibility that: (i) the Company will not have sufficient funds available to make principal payments on debt expected to be outstanding after completion of the Offering; and (ii) such indebtedness might be refinanced at higher interest rates or otherwise on terms less favorable to the Company than existing indebtedness, all of which could adversely affect the Company's ability to make expected distributions to stockholders and its ability to qualify as a REIT; and

     - Immediate and substantial dilution in the net tangible book value per share of the Common Stock purchased in the Offering and the risk of future dilution due to the Company's issuance of capital stock or due to the conversion of one or more of the outstanding series of preferred stock of the Company ("Preferred Stock").

                              BUSINESS OBJECTIVES

BUSINESS STRATEGY

     The Company's primary objective is to maximize long-term stockholder value through growth in funds from operations per share and through appreciation in the value of its Properties. The Company's strategies to accomplish this objective are:

     - Generate internal growth by aggressively maintaining, managing, and leasing its Properties, in order to increase rent, maintain high occupancy levels, enhance tenant retention, and maximize current returns and long-term value;

     - Seek external growth by acquiring additional Class A office properties with local submarket and asset characteristics consistent with those Properties currently in its portfolio; and

     - Capitalize on the Company's access to capital in multiple markets, including the domestic and international institutional and individual investor marketplaces.

INTERNAL GROWTH STRATEGY

     The Company believes that its existing portfolio offers opportunities for growth through the Company's active and aggressive asset management program, which emphasizes maintaining a strong market position based on superior asset quality and tenant service. The Company will continue to implement its internal growth strategies through the following:

     - Rental Rate Increases. Based on its own historical activities and knowledge of its local marketplaces, the Company believes that occupancy levels and net rents in its submarkets are increasing but, on average, that net rents must still rise significantly in order to justify and finance new construction. The Company believes that these market dynamics should enable it to realize rental rate increases without facing potentially competitive new construction. Moreover, the Company believes that its high-quality assets will continue to compete very effectively even when market rents rise sufficiently to support new construction.

     - Maintenance. The Company places strong emphasis on programs for regular maintenance of the Properties as well as periodic refurbishment, renovation and redevelopment where such investment provides attractive returns and cash flow growth. Higher maintenance levels generally allow building systems to operate more efficiently, thereby reducing operating expenses to a level which is lower than that of competing properties. In addition, many of the Company's capital and maintenance expenditures, such as the upgrading of a building's electrical system, are designed to produce ongoing operational efficiencies in order to increase cash flow and long-term value.

     - Proactive Leasing Program. The Company believes that retention of existing tenants, and the leasing of additional space to those tenants, is important to a property's stability and enhances its cash flow and value over time. Maximizing tenant retention reduces the cost of lease rollovers and rental revenue fluctuations by removing "down" periods between tenant occupancies and reducing the "up front" costs (tenant improvements and leasing commissions) of signing leases. The Company's senior management therefore focuses significant attention on negotiating lease terms for prospective new tenants, and on working with existing tenants to negotiate lease renewals that meet the tenant's changing space needs.

EXTERNAL GROWTH STRATEGY

     The Company will continue to pursue significant growth in its asset base to the extent that appropriate Class A office properties and financing are available on attractive terms that will enhance stockholder value. The Company will continue to implement its external growth strategies by acquiring properties and portfolios of properties with the following characteristics:

     - Class A Office Properties. The Company believes that its strategy of investing in and owning Class A office properties has the following benefits: (i) Class A properties can currently be acquired at prices that produce attractive yields for the Company and are accretive to earnings;
       (ii) Class A properties typically maintain higher occupancies because, when overall vacancy rates are rising, tenants often take the opportunity to relocate to better located and higher quality buildings; and (iii) Class A properties generally attract strong credit tenants which results in a more stable source of cash flow.

     - Major Metropolitan Areas. The Company intends to target properties located in the central business districts and major suburban submarkets of major metropolitan areas. Target markets will typically exhibit underlying economic, demographic, and employment trends that lead to the positive net absorption of Class A office space in that market. The Company also expects future acquisitions to be concentrated in submarkets where high barriers to entry reduce the likelihood that new office space will be constructed.

     - Discount to Replacement Cost. The Company expects to continue acquiring properties at discounts to replacement cost that possess one or more competitive advantages, such as a superior location, quality construction, high-quality tenancy, efficient floorplates, and modern building systems. Because Class A properties being considered for acquisition by the Company are at prices below replacement cost, the opportunity exists for the Company to enhance property performance and operating income, thereby increasing asset values, before potentially competitive new construction is justified in most markets.

     - Stock-for-Asset Swaps. The Company believes that opportunities exist for it to grow its asset base, and increase earnings, through stock-for-asset swaps with major institutional owners of property. For example, a number of major pension funds and life insurance companies have publicly announced initiatives to exchange portfolios of direct real estate holdings for securities of publicly traded companies in order to improve portfolio diversification, liquidity, and overall investment returns. The Company believes that the very high quality of the Properties, and its intended future acquisitions, should make the Company an attractive vehicle for swap transactions and afford access to a broader range of acquisition opportunities.

FINANCING STRATEGIES

     The Company believes that in order to continue to maximize the value of its stockholders' equity and to execute its growth strategies, it is essential to implement and periodically review a diversified financing strategy that: (i) incorporates long-term, secured and unsecured corporate debt; (ii) minimizes exposure to fluctuations of interest rates; and (iii) maintains maximum flexibility to manage the Company's short-term cash needs. Furthermore, the Company believes that its capital structure will be conducive to and allow flexibility for the aggressive growth which the Company seeks to achieve. The Company anticipates employing the following strategies to enhance shareholder value:

     - Access to Multiple Capital Sources. Because of the unique circumstance of its foreign stockholder base and the high quality of its assets, the Company believes it has several competitive advantages in its ability to access equity capital from several different sources on attractive terms. This financial flexibility should enable the Company to choose from among several equity alternatives and to select the capital source that best meets the Company's needs at that time. The Company expects to continue to access capital from the most cost-efficient sources, including public and private equity and debt from domestic and foreign investors.

     - Prudent Leverage. The Company will use leverage prudently to take advantage of what it believes to be the positive spread between the total return on investment and the cost of debt financing in the Class

       A sector of the office property market. Historically, the Company has employed somewhat higher levels of leverage than property companies holding assets of lesser quality, since the Company's high-quality assets and tenancy have generally produced occupancy rates, rent levels and income streams that are higher and more stable than those associated with lower quality assets. The Company believes that its use of leverage has been and will continue to be consistent with its ownership of very high-quality assets in which 38% of its Full Service Straight-Line Rent is received from tenants which carry investment-grade long-term debt ratings.

     - Credit Facility.   The Company has received a commitment, subject to
       certain conditions, for a $200 million unsecured credit facility (the "Revolving Credit Facility") to be provided by Bankers Trust Company and The Chase Manhattan Bank. The Revolving Credit Facility will have a term of three years and will be used for the acquisition of additional properties. Borrowings under the Revolving Credit Facility will bear interest at a rate between 1.25% and 1.625% above LIBOR, depending upon the Company's ratio of total debt to asset value while funds are outstanding.

                                   PROPERTIES

     The Company owns and operates eight Class A office Properties, comprising nearly five million rentable square feet. Class A office properties are generally considered to be those which have the most favorable locations and physical attributes, attract premium rents, and experience the highest tenant retention rates within their markets. As of December 31, 1996, the Properties were approximately 97% leased to a total of 400 tenants.

     The following table summarizes certain information as of December 31, 1996 with respect to the Properties.

                              TABLE OF PROPERTIES

                                   YEAR                                                     REMAINING
                               CONSTRUCTED/  COMPANY'S      TOTAL                            AVERAGE
                                   YEAR      PERCENTAGE   RENTABLE    OCCUPANCY  NUMBER OF  LEASE TERM
  PROPERTY NAME AND LOCATION     ACQUIRED     INTEREST   SQUARE FEET    RATE      TENANTS   (IN YEARS)       LARGEST TENANTS
------------------------------ ------------  ----------  -----------  ---------  ---------  ----------  -------------------------
One Norwest Center
 Denver, Colorado.............        1983       100%     1,188,000       99%        38         8.8     Norwest Bank Denver N.A.
                                                                                                        Apache Corporation
                                                                                                        Newmont Gold Company
Norwest Center(1)
  Minneapolis, Minnesota......        1988        50      1,118,000      100         35        11.8     Norwest Corporation
                                                                                                        Faegre & Benson
                                                                                                        KPMG Peat Marwick
Washington Mutual Tower(2)(3)
  Seattle, Washington.........        1988        50      1,155,000       97        122         5.0     Perkins Coie
                                                                                                        Washington Mutual
125 Summer Street
  Boston, Massachusetts.......   1989/1995       100        464,000      100         30         3.7     Deloitte & Touche
                                                                                                        BTM Capital Corp. (4)
Tower 56(5)
  New York, New York..........   1983/1996       100        162,000       97         45         3.1     ICC Associates, L.P.
                                                                                                        United Bank of Kuwait
One Lincoln Centre
  Oakbrook Terrace,
  Illinois....................   1986/1996       100        297,000       91         40         2.9     Superior Bank FSB
                                                                                                        Microsoft Corporation
Frick Building(6)
  Pittsburgh, Pennsylvania....   1902/1996       100        341,000       85         70         3.1     Meyer, Darragh, Buckler,
                                                                                                        Bebenek & Eck
                                                                                                        Sable, Makaroff & Gudsky
527 Madison Avenue(7)
  New York, New York..........   1986/1997       100        216,000       96         20         5.5     The Sumitomo Trust
                                                          ---------                 ---                 & Banking Co., Ltd.
                                                                                                        W.P. Stewart Co., Inc.
Total/Weighted Average,
  All Properties..............                            4,941,000       97%       400
                                                          =========      ===        ===

---------------
(1) While the Company's stated interest in the partnership which owns Norwest Center is 50%, its economic interest in the Property is significantly larger due to priority distributions it receives on its invested capital base. For the twelve months ended December 31, 1996, the Company's share of earnings and cash distributions from the partnership which owns Norwest Center was 78.2%. See "Properties -- Description of Properties and Market
    Data -- Norwest Center."

(2) Includes the Galland and Seneca Buildings. See "Properties -- Description of Properties and Market Data -- Washington Mutual Tower."

(3) While the Company's stated interest in the partnership which owns Washington Mutual Tower is 50%, its economic interest in the Property is significantly larger due to priority distributions it receives on its invested capital base. For the twelve months ended December 31, 1996, the Company received 100% of the cash distributions from the partnership which owns Washington Mutual Tower. See "Properties -- Description of Properties and Market
    Data -- Washington Mutual Tower."

(4) BTM Capital Corporation is a wholly-owned subsidiary of the Bank of Tokyo -- Mitsubishi.

(5) The Company's headquarters are located at Tower 56. See
    "Properties -- Description of Properties and Market Data -- New York City Properties -- Advisory Services Obligations -- Tower 56" for additional information regarding the Company's economic interest in Tower 56 upon a sale of the Property.

(6) The Property was substantially renovated in 1988.

(7) The Property was acquired by the Company in February 1997.

                                  THE OFFERING

     All of the shares of Common Stock offered hereby are being sold by the Company. None of the Company's stockholders are selling any Common Stock in the Offering.

     Common Stock
      Offered..............  14,000,000 shares(1)

     Common Stock
      Outstanding After
      the Offering.........  46,439,213 shares(1)(2)

     Use of Proceeds.......  The Company intends to use the net cash proceeds of the Offering for general corporate purposes, including future acquisitions and capital expenditures.

     Listing...............  The Common Stock has been approved for listing on the NYSE, subject to official notice of issuance.

     NYSE Symbol...........  "          "
---------------
(1) Does not include up to 2,100,000 shares subject to an overallotment option granted to the Underwriters.

(2) Includes shares to be outstanding as a result of the anticipated conversion to Common Stock of the Preferred Stock held by NYSTRS and Rodamco. See "Description of Capital Stock of the Company." Does not include the exercise of options on 1,757,500 shares of Common Stock held by officers and directors of the Company. See "Management -- Compensation."

                                 DISTRIBUTIONS

     The Company intends to continue to pay cash distributions to its stockholders. In accordance with the requirements of the Company's qualification as a REIT, distributions will be equal to at least 95% of the Company's taxable income. The Company intends that at least 85% of all distributions from income earned during any taxable year will be made prior to the end of such taxable year. Distributions of $1.20 were declared by the Board of Directors (the "Board") and paid by the Company for the year 1996, and of this amount $0.29 was a taxable dividend in the United States. A quarterly distribution of $0.30 per share was declared by the Board on March 14, 1997, payable to stockholders of record as of March 21, 1997. The Company intends to continue to declare distributions quarterly in the future. No assurance can be given as to the amounts of future distributions since they are subject to the Company's funds from operations, earnings, financial condition, and such other factors as the Board deems relevant.

                           TAX STATUS OF THE COMPANY

     The Company believes that, commencing with its taxable year ended December 31, 1983, it was organized and has operated in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code of 1986, as amended. Although the Company intends to continue to operate in such a manner, no assurance can be given that it has operated or will operate in a manner so as to qualify as a REIT. As long as the Company qualifies as a REIT, it is not subject to federal income taxation at the corporate level on its taxable income that is distributed to the stockholders of the Company. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 95% of its annual taxable income (excluding net capital gains). Failure to qualify as a REIT would render the Company subject to tax (including any applicable minimum tax) on its taxable income at regular corporate rates, and distributions to the stockholders in any such year would not be deductible by the Company. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain federal income or excise taxes as well as state and local taxes on its income and property.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

    The following table sets forth selected consolidated statement of operations and balance sheet data for the Company and its subsidiaries on a pro forma basis and on a historical basis. The following data should be read in conjunction with the Consolidated Financial Statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus Supplement or incorporated by reference in the accompanying Prospectus. The selected consolidated statement of operations and balance sheet data as of and for the years ended December 31, 1994 through 1996 have been derived from the Company's audited financial statements.

    The unaudited selected pro forma consolidated statement of operations and balance sheet data is presented as if the Offering, the sale of the Company's 8% Cumulative Convertible Preferred Stock and the 8% Cumulative Convertible Preferred Stock, Series A, the assumed conversion of such Preferred Stock to Common Stock, the Company's repayment of a $32.5 million term loan from Deutsche Bank, and the acquisitions of both Properties in New York City, the Property in Oakbrook Terrace, Illinois and the Property in Pittsburgh had occurred as of January 1, 1996 for operating data and December 31, 1996 for balance sheet data. The pro forma financial information is not necessarily indicative of what the results of operations of the Company would have been for the periods indicated, nor does it purport to represent the Company's future results of operations.

                                                                                    AS OF DECEMBER 31,
                                                                   -----------------------------------------------------
                                                                    PRO FORMA                   HISTORICAL
                                                                   (UNAUDITED)     -------------------------------------
                                                                      1996           1996          1995           1994
                                                                   -----------     --------      ---------      --------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:

Revenues:
  Office and parking rentals.....................................   $ 133,592      $111,494      $  88,548      $ 83,557
  Interest and other income......................................       5,040         5,414          3,839         2,017
                                                                     --------      ---------      --------      --------
        Total revenues...........................................     138,632       116,908         92,387        85,574
                                                                     --------      ---------      --------      --------
Expenses:
  Building operating expenses....................................      53,693        44,188         31,530        29,991
  Interest expense...............................................      29,720        31,345         29,467        30,792
  Depreciation and amortization..................................      27,829        24,801         23,877        23,432
  General and administrative.....................................       6,312         6,312          5,553         3,869
  Unrealized (gain) loss on interest rate swap...................      (4,278)       (4,278)         7,672            --
                                                                     --------      ---------      --------      --------
        Total expenses...........................................     113,276       102,368         98,099        88,084
                                                                     --------      ---------      --------      --------
Income (loss) from operations....................................      25,356        14,540         (5,712)       (2,510)
Minority interest................................................       1,519         1,519          3,417         3,899
                                                                     --------      ---------      --------      --------
Income (loss) before extraordinary items.........................      23,837        13,021         (9,129)       (6,409)
Extraordinary loss(1)............................................      (3,925)       (3,925)        (4,445)         (581)
                                                                     --------      ---------      --------      --------
Net income (loss)................................................   $  19,912      $  9,096      $ (13,574)     $ (6,990)
                                                                     ========      =========      ========      ========
  Net income (loss) (per share)..................................   $    0.36      $   0.19      $   (0.94)     $  (0.53)
                                                                     ========      =========      ========      ========
Distributions to stockholders (per share)........................          --      $   1.20      $    1.16      $   1.16
                                                                     ========      =========      ========      ========
BALANCE SHEET DATA:
Real estate investments before accumulated depreciation. ........   $ 867,332      $799,662      $ 706,988      $577,134
Total assets.....................................................     940,180       766,180        586,089       477,996
Long-term debt...................................................     367,642       400,142        369,600       130,500
Credit facility debt.............................................          --            --             --       236,467
        Total liabilities........................................     409,875       442,375        403,927       400,712
Minority interest................................................     (17,748)      (17,748)        (7,194)       (6,642)
Redeemable preferred stock.......................................          --       162,743              0             0
Preferred stock..................................................      50,000        50,000         50,000             0
Common stockholders' equity......................................     497,783       128,540        139,356        83,926
OTHER DATA:
  Funds from operations(2).......................................      48,562        34,718         21,424        15,562
  Capital expenditures...........................................          --         6,100            712         1,790
  Preferred stock dividends(3)...................................       3,500         5,153          1,449            --
  Common stock distributions.....................................          --        24,551         18,485        15,359
  Cash flow from:
    Operations...................................................          --        34,522         20,036        28,968
    Investing....................................................          --       (57,259)      (135,527)       (1,762)
    Financing....................................................          --       129,800        110,725       (33,141)
  Total rentable square footage of properties(4).................       4,941         4,725          4,087         3,461
  Average occupancy..............................................          97%           97%            98%           98%
  Weighted average number of shares of Common Stock
    outstanding..................................................      45,894        20,411         15,910        13,241

---------------
(1) Reflects the costs associated with the extinguishment of long-term debt.

(2) Funds from operations is a calculation which is defined by the National Association of Real Estate Investment Trusts ("NAREIT") and is not indicative of either net income or cash flow from operations as calculated under GAAP. The Company makes certain adjustments to funds from operations for amortization and real estate taxes which are not contemplated by NAREIT in its definition. See "Selected Consolidated Financial and Operating Data."

(3) Includes preferred stock dividends accrued but not declared.

(4) At December 31, 1995, the Company held the mortgage note on Tower 56, and the square footage of Tower 56 is included as of that date.

                      CERTAIN CONVENTIONS AND DEFINITIONS

     References to the "Company" in this Prospectus Supplement shall be deemed to include Cornerstone Properties Inc. and its wholly owned subsidiaries unless otherwise indicated or the context indicates otherwise.

     All references to "Dollars," "U.S. Dollars," "US$" and "$" are references to the currency of the United States of America, and all references to "Deutsche Marks" and "DM" are to the currency of the Federal Republic of Germany.

     Information concerning the Properties presented as of December 31, 1996 includes information regarding 527 Madison Avenue (which was acquired by the Company in February 1997) as of that date, but historical financial information presented as of December 31, 1996 does not include the effects of the acquisition. Such effects are included in the pro forma consolidated financial and operating data of the Company. See "Selected Consolidated Financial and Operating Data."

     A glossary containing certain additional defined terms used herein is set forth below under "Glossary."

                                  RISK FACTORS

     In addition to the other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus, prospective investors should carefully consider the following factors before purchasing the Common Stock offered hereby.

CONCENTRATION OF ASSETS

     The Company currently owns eight Properties in seven different cities in the United States. The three largest Properties accounted for approximately 62% of the Company's total Full Service Straight-Line Rent (as defined below) as of December 31, 1996. Individually, each of the three largest Properties represented at least 16% of total Full Service Straight-Line Rent as of December 31, 1996. The concentration of the Company's assets makes the performance of the Company particularly sensitive to adverse changes at any one of the Properties. Although the Company carries comprehensive insurance on all of its Properties, if an uninsured loss were to occur with respect to one of the Properties or if one or more of the Properties were to experience adverse economic changes, the adverse effects of such events on the Company's overall financial condition could be exacerbated as a result of the concentration of the Company's assets. While the Company intends to increase the number of properties it owns through acquisitions, there can be no assurance that such acquisitions will be completed or that such acquisitions will significantly reduce the concentrated nature of the Company's assets in the future.

DEPENDENCE ON CERTAIN TENANTS

     As of December 31, 1996, the Company's ten largest tenants accounted for approximately 50% of its total Full Service Straight-Line Rent. Norwest Corporation and its financial subsidiaries accounted for 22% of the total Full Service Straight-Line Rent; the long-term debt of Norwest Corporation is currently rated AA- by Standard & Poor's Ratings Group and Aa3 by Moody's Investors Service, Inc., respectively. If the Company were to lose any one or more of such tenants, or if any one or more of such tenants were to declare bankruptcy or fail to make rental payments when due, there could be a material adverse effect on the Company and its ability to make distributions to stockholders. See "-- Real Estate Investment Risks -- Bankruptcy of Tenants" and "Properties -- Tenants."

SUBSTANTIAL CONCENTRATION OF OWNERSHIP OF COMMON STOCK

     As of December 31, 1996, Deutsche Bank, NYSTRS and Rodamco together owned 40.28% of the Common Stock on a fully diluted basis through their ownership of convertible preferred stock of the Company, and 28.8% on a pro forma fully diluted basis, assuming completion of the Offering. In addition, each of NYSTRS and Rodamco is entitled to elect and has elected one director to the Board, and two persons affiliated with Deutsche Bank are Directors. These stockholders are the largest stockholders of the Company, and, due to certain limitations which the Company has adopted to preserve its status as a REIT, no other stockholder is permitted to own, directly or indirectly, more than 6% of the capital stock of the Company, subject to certain exceptions set forth in the Restated Articles of Incorporation of the Company (the "Articles of Incorporation") or to approval by the Board. This concentration of ownership could potentially be disadvantageous to other stockholders' interests.

DEPENDENCE ON KEY PERSONNEL

     The Company is highly dependent on the efforts of its senior officers, and in particular John S. Moody, its President and Chief Executive Officer, and Rodney C. Dimock, its Executive Vice President and Chief Operating Officer. While the Company believes that it could find replacements for these key personnel, the loss of their services could have a material adverse effect on the Company.

RISKS ASSOCIATED WITH EXPANSION

     Part of the Company's strategy for growth is to actively seek to acquire additional Class A office properties, which acquisitions may include the acquisition of other companies and business entities owning such properties. The Company's future growth will depend upon (i) the availability of suitable properties, (ii) the Company's ability to compete effectively for available properties and (iii) the availability of capital to complete the acquisitions. In pursuing a strategy of acquiring other properties, the Company will face risks commonly encountered with growth through acquisitions. Although the Company will engage in due diligence with respect to each new acquisition, there can be no assurance that the Company will be aware of all potential liabilities and problems associated with such properties, and the Company may have limited contractual recourse, or no contractual recourse, against the sellers of such properties. In addition, risks associated with acquisitions include failure of the investments to perform in accordance with expectations, failure to assimilate the acquired properties, disruption of the Company's ongoing business, dissipation of the Company's limited management resources, failure to maintain uniform standards, controls and policies and impairment of relationships with tenants as a result of changes in management. Acquiring additional properties, as the Company intends, could also have a significant impact on the Company's financial position, and could cause substantial fluctuations in the Company's quarterly and yearly operating results. See "Business Objectives."

NEED FOR FINANCING AND POSSIBLE DILUTION THROUGH ISSUANCE OF STOCK

     The Company will require substantial additional capital in order to continue to acquire properties in the future. The Company intends to finance acquisitions with cash on hand (including the proceeds of the Offering), through the issuance of additional capital stock from time to time, through the use of its Revolving Credit Facility (as defined in "Business Objectives -- Financing Strategies") and through mortgage financing. Using cash to complete acquisitions could substantially limit the Company's financial flexibility. Using stock to consummate acquisitions may result in significant dilution of reported stockholders' equity in the Company. Using the Revolving Credit Facility to complete acquisitions will increase the Company's exposure to the risks associated with debt financing. See "-- Risks of Debt Financing." In addition, five of the Company's eight Properties are pledged to secure the Company's mortgage indebtedness amounting to approximately $354.7 million as of December 31, 1996, which may impede the Company's ability to borrow from other sources. If the Company is unable to obtain additional capital on acceptable terms, the Company may be required to reduce the scope of its presently anticipated expansion, which could materially adversely affect the Company's business and the value of the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business Objectives -- External Growth Strategy."

RISKS INVOLVED IN PROPERTY OWNERSHIP THROUGH PARTNERSHIPS AND JOINT VENTURES

     The Company owns its interests in two of the Properties through partnerships in which other entities own an interest. The Company may also participate with other entities in property ownership through joint ventures or partnerships in the future. Partnership or joint venture investments may, under certain circumstances, involve risks not otherwise present in property ownership, including the possibility that the Company's partners or co-venturers might become bankrupt, that such partners or co-venturers might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Company, and that such partners or co-venturers may be in a position to take action contrary to the Company's instructions or requests or contrary to the Company's policies or objectives, including the Company's policy with respect to maintaining its qualification as a REIT. The Company will, however, seek to maintain sufficient control of such partnerships or joint ventures to permit the Company's business objectives to be achieved. There is no limitation under the Company's organizational documents as to the amount of available funds that may be invested in partnerships or joint ventures.

REAL ESTATE INVESTMENT RISKS

  General

     Real property investments are subject to numerous risks. The yields available from an equity investment in real estate depend on the amount of income generated and costs incurred by the related properties. If properties in which the Company invests do not generate sufficient income to meet costs, including debt service and capital expenditures, the Company's results of operations and ability to make distributions to its stockholders will be adversely affected. Revenues and values of the Company's properties may be adversely affected by a number of factors, including the national economic climate, the local economic climate, local real estate conditions (such as an oversupply of space or a reduction in demand for real estate in an area), the attractiveness of the properties to tenants, competition from other available space, the ability of the Company to provide adequate maintenance and insurance and to cover other operating costs, government regulations and changes in real estate, zoning or tax laws, interest rate levels, the availability of financing and potential liabilities under environmental and other laws. In addition, certain significant expenditures associated with each Property (such as debt service, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in rental income from the investment. Should such events occur, the Company's results of operations and ability to make distributions to stockholders could be adversely affected.

  Lease Expirations; Renewal of Leases and Reletting of Unleased Space

     As of December 31, 1996, leases representing 10%, 13%, 12%, 10% and 7% of the Company's total Full Service Straight-Line Rent at that date were scheduled to expire during the years ended December 31, 1997, 1998, 1999, 2000 and 2001, respectively. The Company will be subject to the risk that, upon expiration, certain of these leases will not be renewed, the space may not be relet, or the terms of renewal or reletting (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. See "Properties -- Lease Expirations." In addition, the Company expects to incur costs in making improvements or repairs to its Properties required by new or renewing tenants and expenses associated with brokerage commissions payable in connection with the reletting of space. Three of the Company's largest tenants, Norwest Corporation, Faegre & Benson and Perkins Coie, have minority equity interests in their respective buildings, strengthening such tenants' ties to their properties and increasing the probability that they will remain as tenants. However, if the Company is unable to renew leases promptly, relet space, fund expenses relating to tenant turnover, or if the terms of any such renewal or reletting are less favorable than current lease terms, or if the expenses relating to tenant turnover are greater than expected, then the foregoing could have a material adverse effect on the Company and its ability to make distributions to stockholders.

  Bankruptcy of Tenants

     At any time, a tenant could seek the protection of the bankruptcy laws, which might result in the modification or termination of such tenant's lease and cause a reduction in the cash flow of the Company. From time to time a tenant also may experience a downturn in its business which may weaken its financial condition and result in its failure to make rental payments when due. In the event of default by or bankruptcy of a tenant, the Company may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. The default, bankruptcy or insolvency of a major tenant may have an adverse effect on the Company and its ability to make distributions to stockholders. The most significant termination experienced by the Company during the past ten years due to a tenant default occurred in 1991 with respect to a lease representing approximately 29,035 square feet of office space at Norwest Center and approximately $552,000 of annual rental revenue. No assurance can be given that the Company will not experience significant tenant defaults in the future.

  Market Illiquidity

     Equity real estate investments, especially assets of relatively large size, are often illiquid. Such illiquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, provisions of the Internal Revenue Code of 1986, as amended (the "Code"), limit the Company's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to stockholders.

  Effect of Uninsured Loss

     The Company carries general liability coverage with primary limits of $1 million per occurrence and $2 million in the aggregate, as well as $150 million of umbrella liability policies. The Company carries property insurance on a replacement value basis covering both the cost of direct physical damage and the loss of rental income. Separate flood and earthquake insurance is provided with an annual aggregate limit of $100 million, subject to deductibles of $25,000 each of total insurable value per building with respect to earthquake coverage. The property insurance policy carries an aggregate sublimit of $50 million for "Washington Earthquakes", subject to a deductible of $250,000. Certain types of losses, however (such as losses due to acts of war, nuclear accidents or pollution), may be either uninsurable or not economically insurable. Likewise, certain losses could exceed the limits of the Company's insurance policies or could cause the Company to bear a substantial portion of those losses due to deductibles under those policies. Should an uninsured loss occur, the Company could lose both its invested capital in and anticipated cash flow from the property and would continue to be obligated to repay any outstanding indebtedness incurred to acquire such property. Although the Company has obtained owner's title insurance policies for each of the Properties, the title insurance may be in an amount less than the current market value of certain of the Properties. If a title defect results in a loss that exceeds insured limits, the Company could lose all or part of its investment in, and anticipated gains (if any) from, such Property.

  Competition

     Numerous office properties both in central business district and suburban locations compete with the Company's Properties in attracting tenants. Some of these competing properties are newer and/or better located than the Company's Properties. The Company's Properties are located in markets which at times have a significant supply of available space, resulting in competition for tenants. The number of competitive properties in a particular area could have a material adverse effect on the Company's ability to lease space in the Properties or at newly acquired or developed properties on commercially competitive terms. In addition, numerous real estate companies (including other REITs) compete with the Company in making bids to acquire new properties. Many of these companies are larger and have substantially greater financial resources than the Company. The activities of these competitors could cause the Company to pay a higher purchase price for a new property than it otherwise would have paid, or may prevent the Company from purchasing a desired property at all.

RISKS OF DEBT FINANCING

  Dependence on Revolving Credit Facility and Mortgage Financing

     The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow from operations will be insufficient to meet required payments of principal and interest, the risk that the Company will not be able to refinance existing indebtedness or that the terms of any such refinancing will not be as favorable as the terms of such indebtedness, and the risk that the Company may be unable to finance future acquisitions or capital expenditures on favorable terms, or at all. In addition, the Revolving Credit Facility will provide that an acceleration of any debt instrument also could, pursuant to a cross-default clause, cause or permit the acceleration of the Revolving Credit Facility. Any such acceleration could have a material adverse effect on the Company and its ability to make distributions to stockholders and to maintain its qualification as a REIT under the Code, potentially threatening the continued viability of the Company.

  Refinancing Risks

     The Company has significant amounts of debt maturing under outstanding mortgage loans beginning in the year 2001 in the following increments: $97.7 million or 27.5% in 2001; $67.9 million or 19.1% in 2003 and $189.1 million or 53.4% in 2005. See "Properties -- Mortgage Indebtedness and Credit Facility." In the event the Company is unable to secure refinancing of such mortgage indebtedness on acceptable terms, the Company might be forced to dispose of Properties upon disadvantageous terms, which might result in losses to the Company and might adversely affect the cash flow available for distribution to equity holders or for debt service. In addition, if a Property or Properties are mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the mortgage securing the Property could be foreclosed upon by, or the Property could be otherwise transferred to, the mortgagee with a consequent loss of income and asset value to the Company.

  Policies on Indebtedness Subject to Change

     While the Company currently intends to maintain a reasonable level of debt service coverage taking into account the Company's high quality of assets and tenancy, the Company could become more highly leveraged. This could result in an increase in debt service which could adversely affect the Company and its ability to make distributions to stockholders and result in increased risk of default on its obligations. Moreover, although the Company will consider factors other than its market capitalization in making decisions regarding the incurrence of debt (such as the purchase price of Properties to be acquired with debt financing, the estimated market value of properties upon refinancing, and the ability of particular properties and the Company as a whole to generate cash flow to cover expected debt service), there can be no assurance that the Company's future cash flow will be sufficient to allow the Company, after meeting debt service obligations, to make stockholder distributions at the level currently expected.

  Risk of Rising Interest Rates

     The outstanding advances under the Revolving Credit Facility will bear interest at a variable rate. In addition, the Company may incur indebtedness in the future that also bears interest at a variable rate or may be required to refinance its debt at higher rates. Increases in interest rates could increase the Company's interest expense, which could adversely affect the Company's ability to pay expected distributions to stockholders.

REDEMPTION OF THE PREFERRED STOCK

     Though the Offering is expected to allow such Preferred Stock to be converted into Common Stock by the Company, the terms of the 8% Cumulative Convertible Preferred Stock ("8% Preferred Stock") and the 8% Cumulative Convertible Preferred Stock, Series A ("8% Preferred Stock, Series A"), provide each holder the right to require the redemption of its Preferred Stock by the Company in cash upon the occurrence of a "Change in Control." A "Change in Control" means (i) a merger, consolidation or reorganization of the Company, if, after giving effect thereto, the holders of the Common Stock prior to such transaction shall fail to own at least 51% of the capital stock entitled to vote for the election of directors in the successor entity, (ii) the sale of a majority or more of the assets of the Company in any single transaction or in any series of related transactions, or (iii) a change in the composition of the Board such that during any period of two consecutive years the individuals who at the beginning of such period were directors of the Company shall cease for any reason to constitute a majority of the directors then in office (and not designated to the Board by any holder of Preferred Stock) unless the individuals replacing such directors were elected or nominated by the Board. The Company could experience substantial difficulty in financing any such redemption and may be required to liquidate a substantial portion of its properties in order to satisfy its obligations under the terms of the Preferred Stock. In addition, it is likely that the resultant financial strain on the Company's capital resources would adversely affect the market price of the Common Stock. See "Description of Capital Stock of the Company -- Preferred Stock" in the accompanying Prospectus.

TAX RISKS; RISKS ASSOCIATED WITH REIT STATUS

  Adverse Consequences of the Failure to Maintain Qualification as a REIT

     The Company believes that it has operated so as to qualify as a REIT under the Code, commencing with its taxable year ended December 31, 1983. However, no assurance can be given that the Company will be able to continue to operate in a manner enabling it to remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions which have only a limited number of judicial and administrative interpretations, and the determination of various factual matters and circumstances not entirely within the Company's control may have an impact on its ability to maintain its qualification as a REIT. For example, in order to qualify as a REIT, at least 95% of the Company's gross income in any year must be derived from qualifying sources and the Company must make distributions to stockholders aggregating annually at least 95% of its REIT taxable income (excluding net capital gains). In addition, no assurance can be given that new legislation, regulations issued by the United States Treasury Department (the "Treasury Regulations") under the Code, administrative interpretations or court decisions will not significantly change the tax laws with respect to its qualification as a REIT or the federal income tax consequences of such qualification. The Company, however, is not aware of any proposal to amend the tax laws that would significantly and adversely affect the Company's ability to continue to operate as a REIT.

     As a condition to maintaining status as a REIT, the Code and the Treasury Regulations promulgated thereunder contain a requirement (the "Five or Fewer Requirement") that, during the last half of each taxable year, not more than 50% in value of the REIT's outstanding stock be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain specified entities). For this purpose, stock that is held by most entities such as a corporation, partnership, limited liability company or pension plan, is treated as held proportionately by their beneficiaries rather than by such entities. In addition, as described below, the Articles of Incorporation contain restrictions on share ownership that are designed to prevent violation of the Five or Fewer Requirement. See "-- Transfer and Ownership Limitations." Therefore, the Company believes that it is unlikely that five or fewer "individuals" would be considered to own more than 50% of the outstanding shares.

     If the Company fails to maintain its qualification as a REIT, or is found not to have qualified as a REIT for any prior year, the Company would not be entitled to deduct dividends paid to its stockholders and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. This treatment would reduce amounts available for investment or distribution to stockholders because of the additional tax liability to the Company for the year or years involved. In addition, the Company would no longer be required by the Code to make any distributions. As a result, disqualification of the Company as a REIT could have a material adverse effect on the Company and its ability to make distributions to stockholders. To the extent that distributions to stockholders have been made in anticipation of the Company's qualifying as a REIT, the Company might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax. See "Federal Income Tax Considerations" in the accompanying Prospectus.

  Effect of Distribution Requirements

     To maintain its status as a REIT, the Company is required each year to distribute to its stockholders at least 95% of its taxable income (excluding net capital gains). In addition, the Company is subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income and 95% of its capital gain net income for the calendar year plus any amount of such income not distributed in prior years. See "Federal Income Tax

Considerations" in the accompanying Prospectus. Although the Company anticipates that cash flow from operations will be sufficient to enable it to pay its operating expenses and meet the distribution requirements discussed above, there can be no assurance that this will be the case, and it may be necessary for the Company to incur borrowings or otherwise obtain funds to satisfy the distribution requirements associated with maintaining its qualification as a REIT. In addition, differences in timing between the receipt of income and the payment of expenses in arriving at taxable income of the Company could require the Company to incur borrowings or otherwise obtain funds to meet the distribution requirements that are necessary to maintain its qualification as a REIT. There can be no assurance that the Company will be able to borrow funds or otherwise obtain funds if and when necessary to satisfy such requirements.

TRANSFER AND OWNERSHIP LIMITATIONS

     For the purpose of preserving the Company's REIT qualification, the Articles of Incorporation provide that no holder is permitted to own, either actually or constructively under the applicable attribution rules of the Code, more than 6% of the value of the aggregate outstanding shares of all classes of stock of the Company (the "6% Limit"). The Board may waive the 6% Limit with respect to a particular stockholder if it determines in good faith that ownership by such stockholder in excess of the 6% Limit would not jeopardize the Company's status as a REIT and the Board otherwise decides such action would be in the best interests of the Company. The Board has waived the 6% Limit with respect to Deutsche Bank, to permit its purchase of the 7% Cumulative Convertible Preferred Stock ("7% Preferred Stock") with respect to Rodamco, to permit its purchase of the 8% Preferred Stock, Series A, and with respect to NYSTRS, to permit its purchase of the 8% Preferred Stock. In addition, no holder is permitted to own, either actually or constructively under the applicable attribution rules of the Code, any shares of any class of the Company's stock if such ownership would cause more than 50% in value of the Company's outstanding stock to be owned by five or fewer individuals or would result in the Company's stock being beneficially owned by less than 100 persons (determined without reference to any rule of attribution). Shares of capital stock acquired in excess of the 6% Limit are deemed to be transferred to the Company as trustee for the benefit of the person to whom the stockholder who acquired the excess shares later transfers such shares and are also deemed to have been offered for sale to the Company or its designee at their "fair market value" for a 90-day period. The Articles of Incorporation further provide that a person who knowingly violates the 6% Limit must indemnify the Company and its stockholders for losses if such violation causes the Company either to fail to qualify as a REIT or to be subject to personal holding company taxes.

     The constructive ownership rules are complex and may cause Common Stock or convertible preferred stock owned beneficially or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 6% of the number or value of outstanding Common Stock or of less than 6% of the value of outstanding convertible preferred stock (or the acquisition of an interest in an entity which owns Common Stock or convertible preferred stock) by an individual or entity could cause that individual or entity (or another individual or entity) to constructively have acquired Common Stock or convertible preferred stock in excess of the limits described above in which case the excess shares shall be subject to the procedures described above. See "Description of Capital Stock of the Company" in the accompanying Prospectus.

     The 6% Limit and the provisions of the Code referred to above may have the effect of delaying, deferring or preventing a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company. For example, such provisions may (i) deter tender offers for Common Stock that may be attractive to stockholders or (ii) deter purchases of large blocks of Common Stock, thereby limiting the opportunity for stockholders to receive a premium for their Common Stock over then-prevailing market prices. See "Certain Provisions of Nevada Law and of the Company's Articles of Incorporation" in the accompanying Prospectus.

REGULATORY COMPLIANCE

  Environmental Matters

     Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances released on, above, under or in such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of such removal or remediation could be substantial. Additionally, the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to borrow using such real estate as collateral. All of the Properties have Phase I environmental site assessments (which involve inspection without soil sampling or groundwater analysis) by independent environmental consultants (the "Phase I Assessments") and have been inspected for hazardous materials as part of the Company's acquisition inspections. None of the Phase I Assessments has revealed any environmental conditions requiring material expenditures for remediation. No assurance can be given that these Phase I Assessments or the Company's inspections have revealed all environmental liabilities and problems relating to its Properties.

     The Company believes that it is in compliance in all material respects with all federal, state and local laws regarding hazardous or toxic substances. To date, compliance with federal, state and local environmental protection regulations has not had a material effect upon the Company. However, there can be no assurance that costs of investigating and remediating environmental matters with respect to properties currently or previously owned by the Company or properties which the Company may acquire in the future, or other expenditures or liabilities (including claims by private parties) resulting from hazardous substances present in, on, under or above such properties or resulting from circumstances or other actions or claims relating to environmental matters, will not have a material adverse effect on the Company and its ability to make distributions to stockholders.

  Other Regulations

     The Properties are, and properties which the Company may acquire in the future will be, subject to various other federal, state and local regulatory requirements such as local building codes and other similar regulations. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Properties are currently in substantial compliance with all applicable regulatory requirements, although expenditures at properties owned by the Company may be required to comply with changes in these laws. No material expenditures are contemplated at this time in order to comply with any such laws or regulations; however, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed that would require significant unanticipated expenditures by the Company, which could have an adverse effect on the Company and its ability to make distributions to stockholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing on the Properties may result in significant unanticipated expenditures, which could adversely affect the Company and its ability to make distributions to stockholders.

IMMEDIATE AND SUBSTANTIAL DILUTION; RISK OF SUBSTANTIAL DILUTION UPON CONVERSION OF PREFERRED STOCK; REGISTRATION RIGHTS

     Purchasers of the Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value per share from the initial public offering price. In addition, any future issuances of Common Stock or other capital stock of the Company could also be dilutive to investors in the Common Stock.

     Holders of Common Stock could also experience substantial dilution upon the conversion of a currently outstanding series of Preferred Stock into Common Stock. Any such conversion could adversely affect the market price of the Common Stock. The Company has the right, at its option, to convert all shares of 8% Preferred Stock and 8% Preferred Stock, Series A, then outstanding into shares of Common Stock upon the consummation of a public offering of Common Stock meeting certain conditions or upon the satisfaction of certain market conditions subsequent to a public offering. Assuming an offering price of $16 per share or higher, the terms of the Offering will permit the Company to exercise this right, and the Company intends to cause the 8% Preferred Stock and the 8% Preferred Stock, Series A, to be converted to Common Stock promptly following completion of the Offering. The 8% Preferred Stock and the 8% Preferred Stock, Series A, are convertible into a total of 11,482,760 shares of Common Stock at the current conversion price. The 7% Preferred Stock is convertible after August 4, 2000; at the current conversion price, such stock would be convertible into 3,030,303 shares of Common Stock. See "Description of Capital Stock of the Company -- Preferred Stock" in the accompanying Prospectus.

     The Company has granted registration rights to the holders of the 7% Preferred Stock, the 8% Preferred Stock and the 8% Preferred Stock, Series A, and certain of their respective transferees. Such rights to register shares of Common Stock issuable upon conversion of the Preferred Stock and to sell them in the public market could have a material adverse effect on both the market price for the Common Stock and the Company's ability to raise additional equity capital in the future. The Company has obtained agreements from Rodamco, NYSTRS, and Deutsche Bank which restrict the ability of such stockholders to transfer their shares for 180 days following the date of this Prospectus Supplement. See "Description of Capital Stock of the Company -- Preferred Stock" in the accompanying Prospectus and "Shares Available for Future Sale" herein.

HISTORICAL LOSSES; POSSIBILITY OF FUTURE LOSSES

     The Company had losses of $5.7 million, $7.0 million, and $13.6 million for fiscal years 1993 through 1995, respectively. Although such losses were due in large part to the Company's higher levels of leverage in the past, unrealized losses and certain non-recurring extraordinary items resulting from prepayment penalties on debt refinancing, there can be no assurance that the Company will not incur significant losses in the future. As of December 31, 1996, the Company's consolidated balance sheet reflected an accumulated deficit aggregating approximately $30.8 million, resulting from the losses referred to above and the fact that aggregate distributions to stockholders have exceeded net income. See "Selected Consolidated Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CHANGE IN POLICIES

     The major policies of the Company, including its policies with respect to maintaining its qualification as a REIT and with respect to dividends, acquisitions, debt and investments, are established by the Board. Although it has no present intention to do so, the Board may amend or revise these and other policies from time to time without a vote of or notice to the stockholders of the Company (subject to the rights of the holders of the Company's outstanding series of Preferred Stock). Accordingly, holders of the shares of Common Stock will have no control over changes in policies of the Company, including any policies relating to the payment of dividends or maintaining qualification as a REIT.

RISK OF INABILITY TO SUSTAIN DISTRIBUTION LEVEL

     The Company's current intended distribution level is based on a number of assumptions, including assumptions relating to the future operations of the Company. These assumptions concern, among other matters, continued property occupancy and profitability of tenants, capital expenditures and other costs relating to the Properties, the level of leasing activity, the strength of real estate markets, competition, the cost of environmental compliance and compliance with other laws, the amount of uninsured losses, and decisions by the Company to reinvest rather than distribute cash available for distribution. The Company currently expects to maintain its current distribution level. However, some of the assumptions described above are beyond the control of the Company, and a significant change in any such assumptions could cause a reduction in cash available for distributions, which could affect the Company's ability to sustain its distribution level.

ABSENCE OF PRIOR U.S. MARKET FOR COMMON STOCK

     Prior to the Offering, there has been no market in the United States for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained in the United States or that the Common Stock can be resold at or above the initial public offering price. The initial public offering price of the Common Stock has been determined by agreement among the Company and the Underwriters and may not be indicative of the market price for the Common Stock after the Offering. See "Underwriting." The market value of the Common Stock could be substantially affected by general market conditions, including changes in interest rates. Moreover, numerous other factors, such as government regulatory action and changes in tax laws, could have a significant impact on the future market price of the Common Stock.

                                  THE COMPANY

     The Company is a self-advised REIT which owns, through subsidiaries, interests in eight Class A office Properties comprising nearly five million rentable square feet. The Properties are located in seven major metropolitan areas throughout the United States: Boston, suburban Chicago, Denver, Minneapolis, New York City (two Properties), Pittsburgh and Seattle. All of the Properties were built in the mid- to late-1980s, with the exception of the Pittsburgh property, which was substantially renovated in 1988. The Company's strategy is to own Class A office properties in prime CBD locations and major suburban office markets in U.S. metropolitan areas. Class A office properties are generally considered to be those that have the most favorable locations and physical attributes, attract premium rents and experience the highest tenant retention rates within their markets. As of December 31, 1996, the Properties were approximately 97% leased to approximately 400 tenants.

     The Company was formed in May 1981 as ARICO America Realestate Investment Company. Advised initially by Deutsche Bank, the Company was created to provide individual German investors the opportunity to invest in the U.S. commercial real estate market through a European exchange listed security. The Company initially raised $145.0 million in Germany in 1981 and used the proceeds to develop One Norwest Center, a high rise office tower in Denver, Colorado, together with Gerald D. Hines Interests (collectively, with its affiliates, "Hines"). In 1987, the Company refinanced its equity position in the Denver building and, along with the proceeds of $113.4 million from a second equity offering in Germany in November 1986, developed Norwest Center in Minneapolis together with Hines and Washington Mutual Tower in Seattle together with Wright Runstad & Company.

     In April 1991, John S. Moody became President and Chief Executive Officer of Deutsche Bank Realty Advisors, Inc. ("DBRA"). From 1991 to 1994, management of the Company, under the direction of DBRA, reorganized its operations by, among other things, refinancing the Company's debt in order to reduce borrowing costs and extend maturities and by adding members to the Board who had substantial experience in the United States real estate markets. In 1995, the management of the Company proposed, and its stockholders adopted, a plan to pursue a growth strategy in the United States which included (1) becoming self-advised; (2) strengthening the Company's balance sheet by reducing its leverage ratio; and (3) expanding the Company's asset base. As of July 1, 1995, the Company became a self-advised REIT and terminated its advisory contract with DBRA. The majority of employees of DBRA became employees of the Company. The Company changed its name to Cornerstone Properties Inc. effective September 18, 1995.

     The Company is led by John S. Moody, the President and Chief Executive Officer since 1991, and by Rodney C. Dimock, who joined the Company in 1995 as Executive Vice President and Chief Operating Officer. Mr. Moody and Mr. Dimock have a combined total of approximately 50 years of commercial real estate experience. They are supported by a team of five officers with an average of 13 years of experience in all areas of acquisitions, asset management, leasing and finance, as well as nine professional and administrative staff members.

     The principal executive offices of the Company are located at Tower 56, 126 East 56th Street, New York, New York 10022, and its telephone number at that location is (212) 605-7100. The Company was organized under the laws of the State of Nevada in May 1981.

                              BUSINESS OBJECTIVES

BUSINESS STRATEGY

     The Company's primary objective is to maximize long-term stockholder value through growth in funds from operations per share and through appreciation in the value of its Properties. The Company's strategies to accomplish this objective are:

     - Generate internal growth by aggressively maintaining, managing, and leasing its Properties, in order to increase rent, maintain high occupancy levels, enhance tenant retention, and maximize current returns and long-term value;

     - Seek external growth by acquiring additional Class A office properties with local submarket and asset characteristics consistent with those Properties currently in its portfolio; and

     - Capitalize on the Company's access to capital in multiple markets, including the domestic and international institutional and individual investor marketplaces.

INTERNAL GROWTH STRATEGY

     The Company believes that its existing portfolio offers opportunities for growth through the Company's active and aggressive asset management program, which emphasizes maintaining a strong market position based on superior asset quality and tenant service. The Company will continue to implement its internal growth strategies through the following:

      Rental Rate Increases

     Based on its own historical activities and knowledge of its local marketplaces, the Company believes that occupancy levels and net rents in its submarkets are increasing but, on average, that net rents must still rise significantly in order to justify and finance new construction. The Company believes that these market dynamics should enable it to realize rental rate increases without facing potentially competitive new construction. Moreover, the Company believes that its high-quality assets will continue to compete very effectively even when market rents rise sufficiently to support new construction.

      Maintenance

     The Company places strong emphasis on programs for regular maintenance of the Properties as well as periodic refurbishment, renovation and redevelopment where such investment provides attractive returns and cash flow growth. Higher maintenance levels generally allow building systems to operate more efficiently, thereby reducing operating expenses to a level which is lower than that of competitors in the marketplace. In addition, many of the Company's capital and maintenance expenditures, such as the upgrading of a building's electrical system, are designed to produce ongoing operational efficiencies in order to increase cash flow and long-term value.

     - Over the past several years, the Company has undertaken lighting retrofits at three of its Properties, producing substantial energy cost savings and resulting in higher net rental receipts to the Company. Additionally, the Company employs sophisticated energy management systems that allow for dynamic "load shedding" and ultimately lower energy costs.

      Proactive Leasing Program.

     The Company believes that retention of existing tenants, and the leasing of additional space to those tenants, is important to a property's stability and enhances its cash flow and value over time. Maximizing tenant retention reduces the cost of lease rollovers and rental revenue fluctuations by removing "down" periods between tenant occupancies and reducing the "up front" costs (tenant improvements and leasing commissions) of signing leases. The Company's senior management therefore focuses significant attention on negotiating lease terms for prospective new tenants, and on working with existing tenants to negotiate lease renewals that meet the tenant's potentially changing space needs.

     - At those Properties that were owned by the Company since January 1, 1992, approximately 79% of expiring leased space has been extended either through a lease renewal with the existing tenant or occupying subtenant or through the expansion of another existing tenant.

     - The Company has maintained average year-end occupancy rates of approximately 97% for those Properties owned during the same period.

EXTERNAL GROWTH STRATEGY

     The Company will continue to pursue significant growth in its asset base to the extent that appropriate Class A office properties and financing are available on attractive terms that will enhance stockholder value. The Company will continue to implement its external growth strategies by acquiring properties and portfolios of properties with the following characteristics:

  Class A Office Properties

     The Company believes that its strategy of investing in and owning Class A office properties has the following benefits: (i) Class A properties can currently be acquired at prices that produce attractive yields for the Company and are accretive to earnings; (ii) Class A properties typically maintain higher occupancies because, when overall vacancy rates are rising, tenants often take the opportunity to relocate to better located and higher quality buildings; and
(iii) Class A properties generally attract strong credit tenants which results in a more stable source of cash flow.

  Major Metropolitan Areas

     The Company intends to target properties located in the central business districts and major suburban submarkets of major metropolitan areas. Target markets will typically exhibit underlying economic, demographic, and employment trends that lead to the positive net absorption of Class A office space in that market. The Company also expects future acquisitions to be concentrated in submarkets where high barriers to entry reduce the likelihood that new office space will be constructed; such barriers to entry may include a limited supply of attractive building sites and, significant regulatory constraints on new development.

     - Since November 1996, the Company has completed acquisitions of Properties in Pittsburgh, suburban Chicago and New York City.

  Discount to Replacement Cost

     The Company expects to continue acquiring properties at a discount to replacement cost that possess one or more competitive advantages, such as a superior location, quality construction, high-quality tenancy, efficient floorplates, and modern building systems. Because Class A properties being considered for acquisition by the Company are at prices below replacement cost, the opportunity exists for the Company to enhance property performance and operating income, thereby increasing asset values, before potentially competitive new construction is justified in most markets.

     - The Company estimates that the five Properties it has acquired over the past 18 months were purchased at an average price between 70% and 80% of replacement cost.

  Stock-for-Asset Swaps

     The Company believes that opportunities exist for it to grow its asset base, and increase earnings, through stock-for-asset swaps with major institutional owners of property. For example, a number of major pension funds and life insurance companies have publicly announced initiatives to exchange portfolios of direct real estate holdings for securities of publicly traded companies in order to improve portfolio diversification, liquidity, and overall investment returns. The Company believes that the very high quality of the Properties, and its intended future acquisitions, should make the Company an attractive vehicle for swap transactions and afford access to a broader range of acquisition opportunities.

     - The Company successfully implemented this strategy in November 1996 in its exchange with Rodamco of its 8% Preferred Stock, Series A, for $40 million and the Frick Building. The Company also successfully executed this strategy with Hines in January 1996 when it exchanged Common Stock and convertible notes for the 10% minority interest Hines held in One Norwest Center.

FINANCING STRATEGIES

     The Company believes that in order to continue to maximize the value of its stockholders' equity and to execute its growth strategies, it is essential to implement and periodically review a diversified financing strategy that: (i) incorporates long-term, secured and unsecured corporate debt; (ii) minimizes exposure to fluctuations of interest rates; and (iii) maintains maximum flexibility to manage the Company's short-term cash needs. Furthermore, the Company believes that its capital structure will be conducive to and allow flexibility for the aggressive growth which the Company seeks to achieve. The Company anticipates employing the following strategies to enhance shareholder value:

  Access to Multiple Capital Sources

     Because of the unique circumstance of its foreign stockholder base and the high quality of its assets, the Company believes it has several competitive advantages in its ability to access equity capital from several different sources on attractive terms. This financial flexibility should enable the Company to choose from among several equity alternatives and to select the capital source that best meets the Company's needs at that time. The Company expects to continue to access capital from the most cost-efficient sources, including public and private equity and debt from domestic and foreign investors.

     The following transactions are recent examples of the Company's ability to execute its financing strategy:

     - The Company recently completed a $166.5 million placement of convertible preferred stock that included a $100.0 million investment in the Company by NYSTRS, a major domestic pension fund, and a $66.5 million investment in the Company by Rodamco, one of the world's largest publicly-traded property companies.

     - The Company estimates that approximately 13,000 individual German investors now hold shares of its Common Stock. The Company believes there may be additional opportunities to place shares of the Common Stock in Germany or elsewhere in the European capital markets, and that this may represent a future source of equity capital to fund the Company's growth.

  Prudent Leverage

     The Company will use leverage prudently to take advantage of what it believes to be the positive spread between the total return on investments and the cost of debt financing in the Class A sector of the office property market. The Company believes that its use of leverage has been and will continue to be consistent with its ownership of very high-quality assets in which a large proportion of its tenants carry investment-grade long-term debt ratings. Approximately 38% of the Full Service Straight-Line Rent is received from tenants, or their financial subsidiaries, with investment-grade debt ratings.

  Credit Facility

     The Company has received a commitment, subject to certain conditions, for a $200 million unsecured Revolving Credit Facility to be provided by Bankers Trust Company and The Chase Manhattan Bank. The Revolving Credit Facility will have a term of three years and will be used for the acquisition of additional properties. Borrowings under the Revolving Credit Facility will bear interest at a rate between 1.25% and 1.625% above LIBOR, depending upon the Company's ratio of total debt to asset value while funds are outstanding.

                                USE OF PROCEEDS

     The net cash proceeds to the Company from the Offering, after deducting the estimated underwriting discounts and commissions and estimated expenses of the Offering, are estimated to be approximately $206.5 million (approximately $237.8 million if the Underwriters' over-allotment option is exercised in full), based on an assumed initial offering price of $16 per share. The Company intends to use the net cash proceeds of the Offering for general corporate purposes, including future acquisitions and capital expenditures.

     Pending such uses, the Company may invest such net proceeds in short-term liquid investments which are consistent with the Company's intention to qualify for taxation as a REIT. Such investments may include, for example, government and government agency securities, certificates of deposit, interest-bearing bank deposits, investment grade commercial paper and mutual funds investing in similar instruments.

                              FUTURE ACQUISITIONS

     In the normal course of its business, the Company is regularly evaluating opportunities to purchase office buildings in major markets in the United States. The Company has entered into a non-binding letter of intent to purchase a Class A office building with approximately one million rentable square feet located in a major Northeastern city from an affiliate of a major stockholder of the Company. The letter of intent is subject to the completion of a definitive purchase and sale agreement, due diligence and approval by the Board. It is also subject to a determination by a major tenant that it will not exercise its right to acquire the property pursuant to the terms of its lease. There can be no assurance that the Company will acquire the building which is the subject of the letter of intent or any other building the acquisition of which it is currently considering.

                                 DISTRIBUTIONS

     The Company intends to continue to pay cash distributions to its stockholders. In accordance with the requirements of the Company's qualification as a REIT, cash distributions will be equal to at least 95% of the Company's taxable income. The Company intends that at least 85% of all distributions from income earned during any taxable year will be made prior to the end of such taxable year. Distributions of $1.20 were declared by the Board and paid by the Company for the year 1996, of which $0.29 was a taxable dividend in the United States. A quarterly distribution of $.30 per share was declared by the Board on March 14, 1997 payable to stockholders of record as of March 21, 1997. The Company intends to continue to declare distributions quarterly in the future. No assurance can be given as to the amounts of future distributions since they are subject to the Company's funds from operations, earnings, financial condition, and such other factors as the Board deems relevant.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock trades on the Frankfurt, Dusseldorf and Luxembourg Stock Exchanges, and application has been made for the Common Stock to be listed on
the NYSE under the symbol "     ." Prior to the Offering, trading in the Common
Stock has been conducted only outside the United States under laws that prevent disclosure of the number of beneficial owners of the Common Stock, most of whom hold their shares through banks or other fiduciaries. The Company estimates, however, that the number of beneficial owners of its Common Stock as of December 31, 1996 exceeded 13,000. The following table sets forth, for the periods indicated, the quarterly high and low sale prices per share reported on the Frankfurt, Dusseldorf and Luxembourg Stock Exchanges.

                                    FRANKFURT           DUSSELDORF        LUXEMBOURG
                                  STOCK EXCHANGE      STOCK EXCHANGE    STOCK EXCHANGE
                                    SALE PRICE          SALE PRICE       SALE PRICE(1)     PERIOD AVERAGE
                                ------------------  ------------------  ---------------         DM/$
                                  HIGH      LOW       HIGH      LOW      HIGH     LOW     EXCHANGE RATE(2)
                                --------  --------  --------  --------  ------   ------   -----------------
1994
First Quarter.................   DM30.00   DM27.60   DM30.10   DM27.20  $17.38   $16.00        1.7213
Second Quarter................     28.70     25.60     28.60     25.50   17.25    16.00        1.6601
Third Quarter.................     26.60     24.10     26.80     24.00   17.00    15.40        1.5604
Fourth Quarter................     24.80     22.70     24.50     22.80   15.75    15.00        1.5441
1995
First Quarter.................     23.50     21.60     23.40     21.60   16.00    13.88        1.4756
Second Quarter................     22.20     20.30     22.30     20.00   16.30    14.50        1.3978
Third Quarter.................     24.80     20.90     24.60     20.90   18.25    14.40        1.4321
Fourth Quarter................     21.40     19.45     21.40     19.45   14.88    13.75        1.4237
1996
First Quarter.................     22.70     20.10     22.50     20.30   15.50    14.00        1.4692
Second Quarter................     20.80     20.00     20.80     20.10   14.00    12.50        1.5216
Third Quarter.................     22.55     20.50     22.55     20.50   15.10    13.75        1.4974
Fourth Quarter................     24.70     22.10     24.30     21.10   16.00    14.50        1.5312
1997
First Quarter
  (through March 20, 1997)....     28.25     23.50     28.20     23.40   17.25    15.00        1.6541

---------------

(1) Prices on the Luxembourg Stock Exchange are quoted in U.S. dollars and are indicative of actual trading.

(2) Provided for informational purposes only. Expressed in Deutsche Marks per U.S. dollar at the average of the noon buying rates in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York on the last business day of each full month during the relevant period. The market price of the Common Stock on the NYSE may be affected by fluctuations in the exchange rate between the Deutsche Mark and the U.S. dollar. Fluctuations in exchange rates will not affect the earnings or dividends of the Company, which are reported and declared in U.S. dollars.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1996 and as adjusted to reflect the repayment of a $32.5 million term loan by the Company and the Offering as described under "Use of Proceeds." The information set forth below should be read in conjunction with the consolidated historical financial statements and notes thereto incorporated herein by reference, the unaudited pro forma financial information and notes thereto and the discussion set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Prospectus Supplement.

                                                                         AT DECEMBER 31, 1996
                                                                       -------------------------
                                                                        ACTUAL       AS ADJUSTED
                                                                       --------      -----------
                                                                            (IN THOUSANDS)
Long-term Debt
  Mortgage Debt......................................................  $354,716       $ 354,716
  Convertible Promissory Note Due 2001...............................    12,926          12,926
  Term Loan..........................................................    32,500               0
  Revolving Credit Facility Borrowings...............................         0               0
                                                                       --------      -----------
          Total Long-term Debt.......................................   400,142         367,642
                                                                       --------      -----------
Redeemable Preferred Stock
  8% Cumulative Convertible Preferred Stock (1):
  no par value; stated value $145.00 per share; 1,034,483 shares
     authorized; 689,655 shares issued and outstanding...............    97,743               0
  8% Cumulative Convertible Preferred Stock, Series A (1):
  no par value; stated value $145.00 per share; 458,621 shares
     authorized and outstanding......................................    65,000               0
                                                                       --------      -----------
          Total Redeemable Preferred Stock...........................   162,743               0
                                                                       --------      -----------
Stockholders' Investment
  Common Stock no par value; 100,000,000 shares authorized;
     20,609,754 shares issued and outstanding........................         0               0
  7% Cumulative Convertible Preferred Stock:
     no par value; stated value $16.50 per share; 15,000,000 shares
      authorized; 3,030,303 shares issued and outstanding............    50,000          50,000
  Paid-in Capital....................................................   160,577         529,820
  Accumulated deficit................................................   (30,789)        (30,789)
  Deferred Compensation..............................................    (1,248)         (1,248)
                                                                       --------      -----------
          Total Stockholders' Investment.............................   178,540         547,783
                                                                       --------      -----------
Total Capitalization.................................................  $741,424       $ 915,425
                                                                       ========       =========

---------------
(1) See "Risk Factors -- Redemption of the Preferred Stock."

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

    The following table sets forth selected consolidated statement of operations and balance sheet data for the Company and its subsidiaries on a pro forma basis and on a historical basis. The following data should be read in conjunction with the Consolidated Financial Statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus Supplement or incorporated by reference in the accompanying Prospectus. The selected consolidated statement of operations and balance sheet data as of and for the years ended December 31, 1994 through 1996 have been derived from the Company's audited financial statements.

    The unaudited selected pro forma consolidated statement of operations and balance sheet data is presented as if the Offering, the sale of the Company's 8% Preferred Stock and the 8% Preferred Stock, Series A, the assumed conversion of such Preferred Stock to Common Stock, the Company's repayment of a $32.5 million term loan from Deutsche Bank and the acquisitions of both Properties in New York City, the Property in Oakbrook Terrace, Illinois, and the Property in Pittsburgh had occurred as of January 1, 1996 for operating data and December 31, 1996 for balance sheet data. The pro forma financial information is not necessarily indicative of what the results of operations of the Company would have been for the periods indicated, nor does it purport to represent the Company's future results of operations.

                                                                                    AS OF DECEMBER 31,
                                                                    ---------------------------------------------------
                                                                    PRO FORMA                  HISTORICAL
                                                                    (UNAUDITED)   -------------------------------------
                                                                      1996          1996          1995           1994
                                                                    ---------     --------      ---------      --------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:

Revenues:
  Office and parking rentals......................................  $133,592      $111,494      $  88,548      $ 83,557
  Interest and other income.......................................     5,040         5,414          3,839         2,017
                                                                    --------      ---------      --------      --------
        Total revenues............................................   138,632       116,908         92,387        85,574
                                                                    --------      ---------      --------      --------
Expenses:
  Building operating expenses.....................................    53,693        44,188         31,530        29,991
  Interest expense................................................    29,720        31,345         29,467        30,792
  Depreciation and amortization...................................    27,829        24,801         23,877        23,432
  General and administrative......................................     6,312         6,312          5,553         3,869
  Unrealized (gain) loss on interest rate swap....................    (4,278)       (4,278)         7,672            --
                                                                    --------      ---------      --------      --------
        Total expenses............................................   113,276       102,368         98,099        88,084
                                                                    --------      ---------      --------      --------
Income (loss) from operations.....................................    25,356        14,540         (5,712)       (2,510)
Minority interest.................................................     1,519         1,519          3,417         3,899
                                                                    --------      ---------      --------      --------
Income (loss) before extraordinary items..........................    23,837        13,021         (9,129)       (6,409)
Extraordinary loss(1).............................................    (3,925)       (3,925)        (4,445)         (581)
                                                                    --------      ---------      --------      --------
Net income (loss).................................................  $ 19,912      $  9,096      $ (13,574)     $ (6,990)
                                                                    ========      =========      ========      ========
  Net income (loss) (per share)...................................  $   0.36      $   0.19      $   (0.94)     $  (0.53)
                                                                    ========      =========      ========      ========
Distributions to stockholders (per share).........................        --      $   1.20      $    1.16      $   1.16
                                                                    ========      =========      ========      ========
BALANCE SHEET DATA:
Real estate investments before accumulated depreciation. .........  $867,332      $799,662      $ 706,988      $577,134
Total assets......................................................   940,180       766,180        586,089       477,996
Long-term debt....................................................   367,642       400,142        369,600       130,500
Credit facility debt..............................................        --            --             --       236,467
        Total liabilities.........................................   409,875       442,375        403,927       400,712
Minority interest.................................................   (17,748)      (17,748)        (7,194)       (6,642)
Redeemable preferred stock........................................        --       162,743              0             0
Preferred stock...................................................    50,000        50,000         50,000             0
Common stockholders' equity.......................................   497,783       128,540        139,356        83,926
OTHER DATA:
  Funds from operations(2)........................................    48,562        34,718         21,424        15,562
  Capital expenditures............................................        --         6,100            712         1,790
  Preferred stock dividends(3)....................................     3,500         5,153          1,449            --
  Common stock distributions......................................        --        24,551         18,485        15,359
  Cash flow from:
    Operations....................................................        --        34,522         20,036        28,968
    Investing.....................................................        --       (57,259)      (135,527)       (1,762)
    Financing.....................................................        --       129,800        110,725       (33,141)
  Total rentable square footage of properties(4)..................     4,941         4,725          4,087         3,461
  Average occupancy...............................................        97%           97%            98%           98%
  Weighted average number of shares of Common Stock outstanding...    45,894        20,411         15,910        13,241

---------------
(1) Reflects the costs associated with the extinguishment of long-term debt.

(2) The Company calculates Funds from Operations ("FFO") based upon guidance from NAREIT. FFO is defined as net income, excluding gains or losses from debt restructuring and sales of property, plus real estate depreciation and amortization, and after adjustments for unconsolidated joint ventures.

    The Company makes two adjustments to FFO which are not contemplated by NAREIT in its definition. The first adjustment is for the amortization of the rent notes receivable from Hines which were put in place to compensate the Company for their share of cash flow from the partnership which owns One Norwest Center during the period when the Company owned 90% of the partnership but received 100% of the cash flow. The notes were kept in place at the time of the acquisition of Hines' 10% partnership interest to compensate the Company for the future value of the cash flow which the Company would have received had the partnership remained in place. These notes will be fully amortized as of December 31, 1998.

    The second adjustment is made for the differential between the real estate tax expense at Norwest Center and the accrual of the recovery of such taxes due to the one year time lag between the assessment of such taxes and actual payment. The Company believes that, since the building is 100% leased, these funds will be collected under any circumstance as a pass-through to the tenants. Based on this fact, the Company eliminates the timing effects of these tax increases in its calculation of FFO. The effect of the adjustment in 1996 and 1995 is substantial due to a 29.4% and 13.8% increase in real estate taxes over the last two years.

   The table below sets forth the adjustments which were made to the net income
   (loss) of the Company for the last three years and Pro Forma 1996 in the calculation of FFO (in thousands).

                                                                                     FUNDS FROM OPERATIONS
                                                                        ------------------------------------------------
                                                                         PRO FORMA
                                                                           1996
                                                                        (UNAUDITED)      1996         1995        1994
                                                                        -----------     -------     --------     -------
    Net income (loss).................................................    $19,912       $ 9,096     $(13,574)    $(6,990)
    NAREIT Adjustments:
      Depreciation and amortization...................................     27,344        24,316       22,572      22,321
      Net (gain) loss on swap transactions............................     (4,278)       (4,278)       7,672          --
      Extraordinary losses............................................      3,925         3,925        4,445         581
      Minority interest adjustments...................................     (2,011)       (2,011)      (1,617)     (1,358)
    Other Adjustments:
      Amortization on rent notes......................................      1,242         1,242        1,119       1,008
      Real estate tax adjustment......................................      2,428         2,428          807          --
                                                                           ------        ------      -------      ------
    Funds From Operations.............................................     48,562        34,718       21,424      15,562
                                                                           ======        ======      =======      ======
    Preferred Dividends...............................................     (3,500)       (5,153)      (1,449)         --
                                                                           ------        ------      -------      ------
    Fund from Operations Available For Common Shares..................    $45,062       $29,565     $ 19,975     $15,562
                                                                           ======        ======      =======      ======

    Although the Company believes that this table is a full and fair presentation of the Company's FFO, similarly captioned items may be defined differently by other REITs, in which case direct comparisons may not be possible.

    Industry analysts generally consider FFO to be an appropriate measure of performance of an equity REIT such as the Company, and the Company believes that FFO is helpful to investors as a measure of the performance of an equity REIT. FFO does not represent cash generated from operating activities in accordance with GAAP and, therefore, should not be considered a substitute for net income as a measure of performance or cash flow from operations as a measure of liquidity calculated in accordance with GAAP.

(3) Includes preferred stock dividends accrued but not declared.

(4) At December 31, 1995, the Company held the mortgage note on Tower 56, and the square footage of Tower 56 is included as of that date.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference in the accompanying Prospectus and with the Selected Consolidated Financial and Operating Data set forth above and the Consolidated Financial Statements and Notes thereto incorporated by reference herein.

RESULTS OF OPERATIONS

     The Company's principal source of income is rental revenues received through its investment in six fee simple investments and two real estate partnerships held by nine wholly-owned subsidiaries: 1700 Lincoln Limited owned 90 percent by ARICO-Denver, Inc. and 10 percent by 1700 Lincoln Inc., NWC Limited Partnership owned by ARICO-Minneapolis, Inc., Third and University Limited Partnership owned by ARICO-Seattle, Inc., 125 Summer Street owned by CStone-Boston, Inc., Tower 56 owned by CStone-New York, Inc., One Lincoln Centre owned by CStone-Oakbrook, Inc., the Frick Building owned by CStone-Pittsburgh Trust, and 527 Madison Avenue owned by CStone-527 Madison, Inc., respectively. NWC Limited Partnership and Third and University Limited Partnership have been consolidated since Cornerstone has a majority interest in the economic benefits and has the right to become managing general partner at its sole discretion.

PRO FORMA TWELVE-MONTH PERIOD ENDED DECEMBER 31, 1996 (UNAUDITED) COMPARED TO HISTORICAL TWELVE-MONTH PERIOD ENDED DECEMBER 31, 1996

     Net income for the year ended December 31, 1996 was $9.10 million as compared to $19.91 million in the pro forma results for the year ended December 31, 1996. The increase of $10.81 million was due to an increase in property income of $9.56 million and a decrease in interest expense of $1.63 million, the effects of which were partially offset by a decrease in interest income of $0.37 million.

     Property Results. The Company's property results for the year ended December 31, 1996, as compared to pro forma results for the year ended December 31, 1996 can be summarized as follows:

                                                                  FOR THE YEAR ENDED
                                                                  DECEMBER 31, 1996
                                                                 --------------------
                                                                   PRO
                                                                  FORMA
                                                                 (UNAUDITED) HISTORICAL
                                                                 --------    --------
                                                                    (IN THOUSANDS)
        Office and Parking Rentals.............................. $133,592    $111,494
        Less:
          Building Operating Expenses...........................   53,693      44,188
          Depreciation and Amortization.........................   27,829      24,801
                                                                 --------    --------
               Total Operating Expenses.........................   81,522      68,989
                                                                 --------    --------
               Total Property Income............................ $ 52,070    $ 42,505
                                                                 ========    ========

     Total property income in the pro forma results for the year ended December 31, 1996 increased over the historical results for the year ended December 31, 1996 as a result of the acquisition of One Lincoln Centre, the Frick Building and 527 Madison Avenue which contributed additional income in the amount of $2.1 million, $1.7 million and $5.7 million, respectively.

     Interest and Other Income. Pro forma interest and other income for the year ended December 31, 1996 was $5.04 million as compared to historical interest and other income of $5.41 million. The $0.37 million decrease is due to the adjustment for short-term interest earned on the Preferred Stock placement during the fourth quarter.

     Interest Expense. Historical interest expense was $31.35 million while pro forma interest expense was $29.72 million. The decrease is due to the repayment of the $32.5 million term loan as of January 1, 1996.

LIQUIDITY AND CAPITAL RESOURCES

  Offering Proceeds

     Upon completion of the Offering, the Company will have approximately $206 million of cash available for general corporate purposes including the acquisition of new properties and capital expenditures.

  Credit Facility Debt

     The Company has received a commitment from Bankers Trust Company and The Chase Manhattan Bank (collectively, the "Lenders") for an unsecured Revolving Credit Facility in the amount of $200 million for future acquisitions. The Revolving Credit Facility will be for a term of three years and will be available contingent on the acquisition of approximately $157 million of unencumbered properties which are acceptable to the Lenders. The interest rate on the loan will be based on a spread over LIBOR of between 1.25% and 1.625% depending on the Company's leverage ratio (to be defined in the Revolving Credit Facility).

     The Revolving Credit Facility will contain representations, warranties, and events of default and will require the Company to comply with certain affirmative and negative covenants, including a covenant that the Company maintain its status as a REIT. Other significant covenants include a minimum interest coverage ratio of 2.25 to 1, a 2.5 times interest coverage ratio on unsecured debt, a minimum fixed charge coverage ratio of 1.75 to 1, that the Company will not distribute in excess of 90% of its FFO or 110% of its funds available for distribution, and that the Company will maintain at least $10 million of working capital.

                                   PROPERTIES

     The Company owns and operates eight Class A office Properties, comprising nearly five million rentable square feet. Class A office properties generally are considered to be those which have the most favorable locations and physical attributes, attract premium rents, and experience the highest tenant retention rates within their markets. Based on rentable square feet, as of December 31, 1996, the Properties were approximately 97% leased to a total of 400 tenants.

     The following table summarizes certain information as of December 31, 1996 with respect to the Properties.

                              TABLE OF PROPERTIES

                           YEAR                                                          REMAINING
                       CONSTRUCTED/   COMPANY'S       TOTAL                               AVERAGE
  PROPERTY NAME AND        YEAR       PERCENTAGE    RENTABLE     OCCUPANCY   NUMBER OF   LEASE TERM
         LOCATION        ACQUIRED      INTEREST    SQUARE FEET     RATE       TENANTS    (IN YEARS)       LARGEST TENANTS
---------------------- ------------   ----------   -----------   ---------   ---------   ----------  -------------------------
One Norwest Center
  Denver, Colorado....    1983            100%      1,188,000        99%         38          8.8     Norwest Bank Denver N.A.
                                                                                                     Apache Corporation
                                                                                                     Newmont Gold Company
Norwest Center(1)
  Minneapolis,
  Minnesota...........    1988             50       1,118,000        100         35         11.8     Norwest Corporation
                                                                                                     Faegre & Benson KPMG Peat
                                                                                                     Marwick
Washington Mutual
  Tower(2)(3)
  Seattle,
  Washington..........    1988             50       1,155,000         97        122          5.0     Perkins Coie
                                                                                                     Washington Mutual
125 Summer Street
  Boston,
  Massachusetts.......  1989/1995         100         464,000        100         30          3.7     Deloitte & Touche
                                                                                                     BTM Capital Corp.(4)
Tower 56(5)
  New York, New York..  1983/1996         100         162,000         97         45          3.1     ICC Associates, L.P.
                                                                                                     United Bank of Kuwait

One Lincoln Centre
  Oakbrook Terrace,
  Illinois............  1986/1996         100         297,000         91         40          2.9     Superior Bank FSB
                                                                                                     Microsoft Corporation
Frick Building(6)
  Pittsburgh,
  Pennsylvania........  1902/1996         100         341,000         85         70          3.1     Meyer, Darragh, Buckler,
                                                                                                     Bebenek & Eck
                                                                                                     Sable, Makaroff & Gudsky
527 Madison Avenue(7)
  New York, New York..  1986/1997         100         216,000         96         20          5.5     The Sumitomo Trust

                                                    ---------                ------
                                                                                                     & Banking Co., Ltd.
                                                                                                     W.P. Stewart Co., Inc.
Total/Weighted
  Average,
  All Properties......                              4,941,000        97%        400
                                                    =========        ===        ===

---------------
(1) While the Company's stated interest in the partnership which owns Norwest Center is 50%, its economic interest in the Property is significantly larger due to priority distributions it receives on its invested capital base. For the twelve months ended December 31, 1996, the Company's share of earnings and cash distributions from the partnership which owns Norwest Center was 78.2%. See "Properties -- Description of Properties and Market
    Data -- Norwest Center."

(2) Includes the Galland and Seneca Buildings. See "Properties -- Description of Properties and Market Data -- Washington Mutual Tower."

(3) While the Company's stated interest in the partnership which owns Washington Mutual Tower is 50%, its economic interest in the Property is significantly larger due to priority distributions it receives on its invested capital base. For the twelve months ended December 31, 1996, the Company received 100% of the cash distributions from the partnership which owns Washington Mutual Tower. See "Properties -- Description of Properties and Market
    Data -- Washington Mutual Tower."

(4) BTM Capital Corporation is a wholly-owned subsidiary of The Bank of Tokyo-Mitsubishi.

(5) The Company's headquarters are located at Tower 56. See "-- Description of Properties and Market Data -- New York City Properties -- Advisory Services Obligations -- Tower 56" for additional information regarding the Company's economic interest in Tower 56 upon the sale of the Property.

(6) The Property was substantially renovated in 1988.

(7) The Property was acquired by the Company in February 1997.

NET RENT AND NET EFFECTIVE RENT

     The following tables show the average annual Base Rent and the average annual Net Effective Rent (each as defined below) per square foot occupied for each of the Properties for each of the last five years in which such Property was owned by the Company. "Base Rent" as used herein means (i) the actual stated fixed rent received on a net or a gross basis (the "Actual Rent"), less (ii) total operating expenses net of Recoveries. "Recoveries" means the actual recovery of operating expenses in net lease buildings or the actual recovery of operating expense escalations in gross lease buildings. "Net Effective Rent" as used herein means (i) Actual Rent determined for each year on a straight-line basis through the term of the lease, less (ii) the amount of operating expenses net of Recoveries and the amortization of deferred leasing costs (tenant improvements, leasing commissions, takeover obligations and other tenant inducements). For a discussion of the Company's historical experience concerning recurring, non-incremental revenue-generating capital expenditures and non-incremental revenue-generating tenant improvement costs to retain revenues attributable to existing leased space, see "-- Leasing and Capital Costs."

                                                                     AVERAGE ANNUAL BASE RENT
                                                            ------------------------------------------
                                              TOTAL BLDG.           (PER SQUARE FOOT OCCUPIED)
                  PROPERTY                      SQ. FT.      1996     1995     1994     1993     1992
--------------------------------------------  -----------   ------   ------   ------   ------   ------
One Norwest Center Denver, Colorado.........    1,188,000   $12.08   $11.78   $11.61   $12.05   $12.35
Norwest Center Minneapolis, Minnesota.......    1,118,000    17.94    17.82    17.25    17.56    16.02
Washington Mutual Tower Seattle,
  Washington................................    1,155,000    15.98    16.17    15.27    15.34    15.26
125 Summer Street Boston, Massachusetts.....      464,000    23.24    22.48       --       --       --
Tower 56 New York, New York.................      162,000    20.45       --       --       --       --
One Lincoln Centre Oakbrook Terrace,
  Illinois..................................      297,000    18.56       --       --       --       --
Frick Building Pittsburgh, Pennsylvania.....      341,000    11.24       --       --       --       --
527 Madison Avenue New York, New York.......      216,000    35.47       --       --       --       --
                                                ---------   ------   ------   ------   ------   ------
Total/Weighted Average......................    4,941,000   $16.99   $16.06   $14.65   $14.93   $14.51
                                                =========   ======   ======   ======   ======   ======

                                                                AVERAGE ANNUAL NET EFFECTIVE RENT
                                                            ------------------------------------------
                                              TOTAL BLDG.           (PER SQUARE FOOT OCCUPIED)
                  PROPERTY                      SQ. FT.      1996     1995     1994     1993     1992
--------------------------------------------  -----------   ------   ------   ------   ------   ------
One Norwest Center Denver, Colorado.........    1,188,000   $10.80   $10.56   $10.25   $10.59   $10.92
Norwest Center Minneapolis, Minnesota.......    1,118,000    17.43    17.31    17.00    17.27    17.48
Washington Mutual Tower Seattle,
  Washington................................    1,155,000    11.80    11.83    11.03    10.84    10.43
125 Summer Street Boston, Massachusetts.....      464,000    22.27    23.33       --       --       --
Tower 56 New York, New York.................      162,000    21.17       --       --       --       --
One Lincoln Centre Oakbrook Terrace,
  Illinois..................................      297,000    19.70       --       --       --       --
Frick Building Pittsburgh, Pennsylvania.....      341,000    11.69       --       --       --       --
527 Madison Avenue New York, New York.......      216,000    30.99       --       --       --       --
                                                ---------   ------   ------   ------   ------   ------
Total/Weighted Average......................    4,941,000   $15.43   $14.37   $12.69   $12.83   $12.88
                                                =========   ======   ======   ======   ======   ======

OCCUPANCY RATES

     The following table sets forth the occupancy rate, expressed as a percentage, for each of the Properties for each of the last five years in which such Property was owned by the Company.

                                                                          OCCUPANCY RATE
                                              TOTAL BLDG.   ------------------------------------------
                  PROPERTY                      SQ. FT.      1996     1995     1994     1993     1992
--------------------------------------------  -----------   ------   ------   ------   ------   ------
One Norwest Center Denver, Colorado.........    1,188,000       99%      98%      96%      96%      95%
Norwest Center Minneapolis, Minnesota.......    1,118,000      100      100      100      100      100
Washington Mutual Tower Seattle,
  Washington................................    1,155,000       97       97       97       96       94
125 Summer Street Boston, Massachusetts.....      464,000      100       94       --       --       --
Tower 56 New York, New York.................      162,000       97       91       --       --       --
One Lincoln Centre Oakbrook Terrace,
  Illinois..................................      297,000       91       --       --       --       --
Frick Building Pittsburgh, Pennsylvania.....      341,000       85       --       --       --       --
527 Madison Avenue(1) New York, New York....      216,000       96       --       --       --       --
                                                ---------      ---      ---      ---      ---      ---
Total/Weighted Average......................    4,941,000       97%      98%      98%      97%      96%
                                                =========      ===      ===      ===      ===      ===

---------------
(1) The Property was acquired by the Company is February 1997.

TENANTS

     The Company's tenants include local, regional, national and international companies engaged in a wide variety of businesses. The following table sets forth, as of December 31, 1996, information concerning the Company's ten largest tenants (ranked by Full Service Straight-Line Rent as of that date). "Full Service Straight-Line Rent" is Straight-Line Rent plus Recoveries. "Straight-Line Rent" means the average of all Actual Rent required to be paid through the term of the lease calculated in accordance with GAAP. Full Service Straight-Line Rent does not reflect any increases or decreases in monthly rental rates or any lease expirations which are scheduled to occur or which may occur after December 31, 1996 or the cost of any leasing commissions or tenant improvements.

                              TEN LARGEST TENANTS

                                                                   FULL SERVICE
                                                                STRAIGHT-LINE RENT         SCHEDULED
                                                             -------------------------       LEASE
                              STRAIGHT-LINE                                   PERCENT      EXPIRATION    SQUARE
           TENANT                 RENT        RECOVERIES        AMOUNT        OF TOTAL        DATE        FEET
----------------------------  ------------    -----------    ------------     --------     ----------   ---------
Norwest Corporation(1)......  $ 20,200,000    $ 9,139,000    $ 29,339,000        22%       Jan-99          14,000
                                                                                           Aug-01           7,000
                                                                                           Jul-03         154,000
                                                                                           Jul-13         408,000
                                                                                           Aug-18         451,000
                                                                                                        ---------
                                                                                                        1,034,000
Faegre & Benson(2)..........     3,492,000      2,446,000       5,938,000          5       Sep-98         196,000

Perkins Coie................     4,898,000        400,000       5,298,000          4       Jul-98           4,000
                                                                                           Feb-99          17,000
                                                                                           Jul-04         175,000
                                                                                                        ---------
                                                                                                          196,000
Deloitte & Touche...........     4,695,000        515,000       5,210,000          4       Oct-99         121,000

The Sumitomo Trust and
  Banking Company...........     4,334,000        559,000       4,893,000          4       Oct-01          78,000

Washington Mutual...........     3,191,000        266,000       3,457,000          3       Aug-03          21,000
                                                                                           Apr-07         138,000
                                                                                                        ---------
                                                                                                          159,000
Burns & Levinson............     2,896,000        281,000       3,177,000          2       Mar-00          85,000
Apache Corporation(3).......     1,914,000        950,000       2,864,000          2       May-97          92,000
                                                                                           May-00          44,000
                                                                                           Jul-01          24,000
                                                                                                        ---------
                                                                                                          160,000
KPMG Peat Marwick...........     1,831,000        983,000       2,814,000          2       Aug-09          75,000

BTM Capital
  Corporation(4)(5).........     2,513,000        261,000       2,774,000          2       Jun-97           3,000
                                                                                           Jul-02          91,000
                              ------------    -----------    ------------                               ---------
                                                                                  --
                                                                                                           94,000
Ten Largest Tenants.........  $ 49,964,000    $15,800,000    $ 65,764,000        50%
                              ============    ===========    ============         ==
  Total Portfolio...........  $103,756,000    $27,722,000    $131,478,000
                              ============    ===========    ============

---------------
(1) Includes Norwest Corporation and Norwest Bank Denver N.A.

(2) The Company has reached a non-binding agreement with Faegre & Benson to extend its lease, based on their extension option, on 175,000 square feet of space at a rate of $13.64 through September 30, 2003. The $13.64 rate will take effect September 30, 1998.

(3) Apache Corporation's subtenant on this space, Teletech, Inc. has taken a direct lease for 44,000 square feet from May 1997 through May 2000.

(4) BTM Capital Corporation has contracted to expand into 21,000 square feet to be delivered to tenant no later than August 1, 1997 at a gross rate of $26.00 per square foot.

(5) Beginning January 15, 1997, the lease with BTM Capital Corporation adjusts to a 1997 base year. Escalations will be collected only as expenses increase above those actually paid in 1997.

LEASE EXPIRATIONS

     The following table sets forth certain categories of information relating to lease expirations for all of the Properties, collectively.

 TOTAL ALL PROPERTIES     1997          1998          1999          2000          2001         2002         2003         2004
---------------------- -----------   -----------   -----------   -----------   ----------   ----------   ----------   -----------
Square feet
  expiring............     548,000       663,000       602,000       511,000      240,000      294,000      316,000       458,000
Straight-Line Rent.... $11,042,000   $13,147,000   $13,597,000   $10,446,000   $8,070,000   $6,147,000   $5,621,000   $10,184,000
Straight-
  Line Rent per sq. ft... $     20.15 $     19.83  $     22.59   $     20.44   $    33.63   $    20.91   $    17.79   $     22.24
Recoveries............ $ 2,221,000   $ 4,289,000   $ 2,470,000   $ 3,169,000   $1,094,000   $1,571,000   $1,129,000   $ 2,228,000
Full Service Straight-
  Line Rent........... $13,263,000   $17,436,000   $16,067,000   $13,615,000   $9,164,000   $7,718,000   $6,750,000   $12,412,000
Full Service
  Straight-Line Rent
  per sq. ft. ........ $     24.20   $     26.30   $     26.69   $     26.64   $    38.18   $    26.25   $    21.36   $     27.10
% Full Service
  Straight-Line
  Rent................      10.09%        13.26%        12.22%        10.36%        6.97%        5.87%        5.13%         9.44%
Culmulative percent of
  Full Service
  Straight-Line
  Rent................      10.09%        23.35%        35.57%        45.93%       52.90%       58.77%       63.90%        73.34%
No. of tenant leases
  expiring............         116            88            66            50           31           14           11            10

                                      2006
                                       AND
 TOTAL ALL PROPERTIES     2005       BEYOND
----------------------  --------   -----------
                       <
Square feet
  expiring............    29,000     1,129,000
Straight-Line Rent....  $794,000   $24,708,000
Straight-
  Line Rent per sq. ft  $  27.38   $     21.88
Recoveries............  $ 11,000   $ 9,540,000
Full Service Straight-
  Line Rent...........  $805,000   $34,248,000
Full Service
  Straight-Line Rent
  per sq. ft. ........  $  27.76   $     30.33
% Full Service
  Straight-Line
  Rent................     0.61%        26.05%
Culmulative percent of
  Full Service
  Straight-Line
  Rent................    73.95%       100.00%
No. of tenant leases
  expiring............         3            11

TENANT RETENTION

     The following table sets forth the Company's tenant retention on expiring leases since January 1, 1992. The analysis is based upon the percentage of expiring leases in the appropriate building with a tenant or subtenant being retained in the expiring space or an existing tenant expanding into the expiring space. A tenant is assumed to be retained in the year in which their lease is renewed or extended.

                                   RETENTION

                                      1996                           1995                           1994                  1993
                           ---------------------------    ---------------------------    ---------------------------    --------
                           RETAINED   EXPIRING            RETAINED   EXPIRING            RETAINED   EXPIRING            RETAINED
       PROPERTY(1)         SQ. FT.    SQ. FT.    RET.%    SQ. FT.    SQ. FT.    RET.%    SQ. FT.    SQ. FT.    RET.%    SQ. FT.
-------------------------- --------   --------   -----    --------   --------   -----    --------   --------   -----    --------
One Norwest Center
 Denver, Colorado.........  43,601     72,903      60%     64,627     71,364      91%     93,962     94,981      99%    126,511
Norwest Center
 Minneapolis, Minnesota...   4,336      9,777      44      22,762     23,792      96      16,293     26,317      62      24,832
Washington Mutual Tower
 Seattle, Washington......  86,956    106,250      82      29,547     44,742      66     127,334    153,645      83      90,230
125 Summer Street
 Boston, Massachusetts....  95,816     96,658      99          --         --      --          --         --      --          --
Tower 56
 New York, New York.......  46,003     53,762      86          --         --      --          --         --      --          --

                           -------    -------      --     -------    -------      --     -------    -------      --     -------
Total/Weighted Average.... 276,712    339,350      82%    116,936    139,898      84%    237,589    274,943      86%    241,573

                                                           1992
                                                ---------------------------
                            EXPIRING            RETAINED   EXPIRING
       PROPERTY(1)          SQ. FT.    RET.%    SQ. FT.    SQ. FT.    RET.%
--------------------------  --------   -----    --------   --------   -----
                           <C
One Norwest Center
 Denver, Colorado.........  154,615      82%     44,795     77,848      58%
Norwest Center
 Minneapolis, Minnesota...   37,806      66      38,010     38,010     100
Washington Mutual Tower
 Seattle, Washington......  130,010      69      24,355     46,938      52
125 Summer Street
 Boston, Massachusetts....       --      --          --         --      --
Tower 56
 New York, New York.......       --      --          --         --      --

                            -------      --     -------    -------      --
Total/Weighted Average....  322,431      75%    107,160    162,796      66%

---------------
(1) One Lincoln Centre, the Frick Building and 527 Madison Avenue are not included because they were acquired during and after November 1996.

LEASING COSTS AND CAPITAL EXPENDITURES

NON INCREMENTAL REVENUE GENERATING (RECURRING LEASING COSTS AND CAPITAL EXPENDITURES)

     The following table shows Historical Non-Incremental Revenue Generating Leasing Costs which are the leasing costs (tenant improvements and leasing commissions), in total and on a per square foot basis, to re-lease expiring leases or renew or extend existing leases. Additionally, the table shows Historical Non-Incremental Revenue Generating Capital Expenditures which are capital expenditures expended to maintain a property in a Class A manner and do not give rise to additional earnings capacity, but rather allow the property to maintain its competitive position within its market.

                                                                                           TOTAL/WEIGHTED
                              1996         1995        1994         1993         1992        AVERAGE
                           -----------   --------   ----------   ----------   ----------   -----------
ONE NORWEST CENTER
Total Tenant Lease
  Costs..................  $ 1,009,006   $141,135   $  540,444   $  754,802   $  345,958   $ 2,791,345
Total Per Square Foot
  Leased.................        12.39       1.86         4.58         4.25         6.35          5.50

NORWEST CENTER
Total Tenant Lease
  Costs..................       42,237    144,275       30,193      154,940    1,736,244     2,107,889
Total Per Square Foot
  Leased.................         6.37       5.77         1.12         4.07        15.82         10.95

WASHINGTON MUTUAL TOWER
Total Tenant Lease
  Costs..................      793,361    290,971    1,065,962    1,303,860    1,110,402     4,564,556
Total Per Square Foot
  Leased.................         6.37       5.40         7.06         8.66        14.86          8.23

125 SUMMER STREET
Total Tenant Lease
  Costs..................    2,158,339         --           --           --           --     2,158,339
Total Per Square Foot
  Leased.................        18.32         --           --           --           --         18.32

TOWER 56
Total Tenant Lease
  Costs..................      339,124         --           --           --           --       339,124
Total Per Square Foot
  Leased.................         8.04         --           --           --           --          8.04

ONE LINCOLN CENTRE
Total Tenant Lease
  Costs..................        2,859         --           --           --           --         2,859
Total Per Square Foot
  Leased.................         0.78         --           --           --           --          0.78

FRICK BUILDING
Total Tenant Lease
  Costs..................           --         --           --           --           --            --
Total Per Square Foot
  Leased.................           --         --           --           --           --            --
                            ----------   --------   ----------   ----------   ----------   -----------
CORNERSTONE PORTFOLIO
Total Tenant Lease
  Costs..................  $ 4,344,926   $576,381   $1,636,599   $2,213,602   $3,192,604   $11,964,112
Total Per Square Foot
  Leased.................        11.55       3.72         5.53         6.04        13.36          8.35

CAPITAL EXPENDITURES.....  $ 532,851(1)        --   $   50,801           --   $    2,524   $   586,176
Weight Average Square
  Footage Owned..........    4,139,000   3,500,000   3,461,000    3,461,000    3,461,000    18,022,000
Per Square Foot..........  $      0.13         --   $     0.01           --           --   $      0.03

---------------

(1) Start-up capital included in the purchase price of 125 Summer Street and the Frick Building.

INCREMENTAL REVENUE GENERATING (NON-RECURRING LEASING COSTS AND CAPITAL EXPENDITURES)

     The following table shows Historical Incremental Revenue Generating Leasing Costs which are the leasing costs (tenant improvements and leasing commissions) required (i) to lease first generation space in development properties or (ii) to lease space which was vacant at the time of the acquisition of a property which will increase the overall return on the property. Additionally, the table shows Historical Incremental Revenue Generating Capital Expenditures which are capital expenditures expended to increase the profitability of the building either through generation of higher earnings, or by improving building systems efficiency, thus producing lower operating expenses prospectively.

                                                                                              TOTAL/
                                                                                             WEIGHTED
                                1996        1995        1994         1993         1992       AVERAGE
                             ----------   --------   ----------   ----------   ----------   ----------
ONE NORWEST CENTER
Total Tenant Lease Costs...          --         --           --           --           --           --
Total Per Square Foot......          --         --           --           --           --           --

NORWEST CENTER
Total Tenant Lease Costs...          --         --           --           --           --           --
Total Per Square Foot......          --         --           --           --           --           --

WASHINGTON MUTUAL TOWER
Total Tenant Lease Costs...  $  643,235         --           --           --           --   $  643,235
Total Per Square Foot......        4.39         --           --           --           --         4.39

125 SUMMER STREET
Total Tenant Lease Costs...     369,727         --           --           --           --      369,727
Total Per Square Foot......       11.16         --           --           --           --        11.16

TOWER 56
Total Tenant Lease Costs...     174,266         --           --           --           --      174,266
Total Per Square Foot......       24.49         --           --           --           --        24.49

ONE LINCOLN CENTRE
Total Tenant Lease Costs...       9,706         --           --           --           --        9,706
Total Per Square Foot......        5.00         --           --           --           --         5.00

FRICK BUILDING
Total Tenant Lease Costs...          --         --           --           --           --           --
Total Per Square Foot......          --         --           --           --           --           --
                             ----------   --------   ----------   ----------   ----------   ----------
CORNERSTONE PORTFOLIO
Total Tenant Lease Costs...  $1,196,934         --           --           --           --   $1,196,934
Total Per Square Foot......        6.34         --           --           --           --         6.34

CAPITAL EXPENDITURES.......  $   25,500   $135,194   $  102,567   $  967,533           --   $1,230,794
Weighted Average Square
  Footage Owned............   4,139,000   3,500,000   3,461,000    3,461,000    3,461,000   18,022,000
Per Square Foot............  $     0.01   $   0.04   $     0.03   $     0.28   $     0.00   $     0.07

MORTGAGE INDEBTEDNESS AND CREDIT FACILITY

     The following table sets forth certain information regarding the consolidated debt obligations of the Company upon completion of the Offering, including mortgage obligations relating to specific Properties, assuming the application of the proceeds as set forth in "Use of Proceeds." All of this debt is nonrecourse to the Company. However, even with respect to nonrecourse indebtedness, the lender may have the right to recover deficiencies from the Company in certain circumstances, including fraud, misappropriation of funds and environmental liabilities. See "Risk Factors -- Risks of Debt Financing."

     The Company has received a commitment, subject to certain conditions, for a three-year, $200 million, unsecured Revolving Credit Facility from Bankers Trust Company and The Chase Manhattan Bank which will be used for the acquisition of additional properties. Borrowings under the Revolving Credit Facility will bear interest at a rate between 1.25% and 1.625% over LIBOR, depending on the Company's leverage ratio while funds are outstanding.

                                   PRINCIPAL
                                     AMOUNT
                                      (IN
                                   THOUSANDS)
                                     (AS OF                        INTEREST           MATURITY      PREPAYMENT
       PROPERTY/OBLIGATION         12/31/96)      AMORTIZATION       RATE               DATE        PROVISIONS
---------------------------------  ----------   ----------------   --------           ---------   ---------------
Convertible Note(1)..............   $ 12,926    Interest only        8.11% max.(2)    Dec-2000    Not prepayable
One Norwest Center
  Denver, Colorado...............     97,706    30 year              7.50             Aug-2001          (3)
125 Summer Street
  Boston, Massachusetts..........     50,000    Interest only(4)     7.20             Jan-2003          (5)
Tower 56
  New York, New York.............     17,909    30 year              7.67             May-2003          (6)
Washington Mutual Tower Seattle,
  Washington.....................     79,100    Interest only        7.53             Nov-2005          (7)
Norwest Center
  Minneapolis, Minnesota.........    110,000    Interest only        8.74             Dec-2005    Not prepayable
                                    --------                         ----
    Total/Weighted Average.......   $367,641                         7.87%
                                    ========                         ====

---------------
(1) The lender, Hines Colorado Limited, has the right to convert the note into Common Stock at a conversion price of $14.30 per share. At maturity, the Company is entitled to repay the principal of the note with Common Stock priced at the lesser of $14.30 per share or the then existing share price.

(2) Lesser of 30-day LIBOR + 0.5% or 8.11%.

(3) No prepayment until July 24, 1998. From July 24, 1998 through July 23, 2000, prepayment fee is greater of 1% of outstanding principal balance or Treasury Yield Maintenance. Beginning July 24, 2000, prepayment fee is Treasury Yield Maintenance. Loan may be prepaid at par during last 90 days of loan.

(4) Interest only payments through January 1, 2001. Beginning February 1, 2001, 25-year amortization schedule.

(5) Beginning July 1, 1999, fee is greater of Treasury Yield Maintenance or 1% of outstanding principal balance. Prepayment without fee on or after three months prior to maturity date.

(6) Open to prepayment after December 31, 1999 with a prepayment fee of greater of 1.0% of principal balance or Treasury Yield Maintenance. Prepayment without fee on or after three months prior to maturity date.

(7) No prepayment rights through September 30, 1998, prepayable thereafter, with a prepayment fee of the greater of: (1) 1.0% of the outstanding principal balance or (2) Treasury Yield Maintenance. Prepayment without fee for the six months prior to the maturity date.

DESCRIPTION OF PROPERTIES AND MARKET DATA

ONE NORWEST CENTER

  Description

     Completed in 1983, One Norwest Center is a 50-story, granite and glass office tower containing approximately 1,188,000 square feet of net rentable area and a 12-level, 1,004-vehicle parking facility. One Norwest Center is located in downtown Denver -- the major business, financial, government and cultural center for the Rocky Mountain region. In downtown Denver, the compact central core area of offices, financial institutions, retail stores, and hotels is bordered by adjacent districts of public buildings. One Norwest Center is located at 17th Street and Lincoln Street on the east boundary of the financial district. Historically, this financial district has been a major hub for many financial institutions in the Rocky Mountain region.

     One Norwest Center is owned by Lincoln Partnership in which the Company owns a 90% partnership interest through its wholly owned subsidiary, ARICO-Denver, Inc., and a 10% partnership interest through its wholly owned subsidiary, 1700 Lincoln Inc. The Property is managed by Hines.

  Market Information

     The Company believes economic fundamentals in the Denver market are positive. Key factors supporting a positive view of the Denver market include:
(1) an expanding local economy, (2) improving office occupancy rates in downtown Denver when certain extraordinary effects are excluded, and (3) the lack of new construction of office space.

     The Denver area has had a recent positive history of office employment growth led by a mix of technological, communications and financial service firms, as well as businesses engaged in tourism and miscellaneous business services. Torto Wheaton Research reports that office employment in the Denver area grew at an average annual rate of 3.9% for the ten-year period ended June 30, 1996, which compares positively to the office employment growth of 2.5% in the 54 Metropolitan Statistical Areas ("MSAs") covered by their research. Over the 12 months ended June 30, 1996, office employment in the Denver area grew 6.2% as compared to an average employment growth rate of 3.5% in the same 54 MSAs.

     As of December 31, 1996, the Denver MSA contained a total inventory of 64.6 million square feet of office space, of which 64.2% had been built since 1980, with most building occurring in the early 1980's. This increased inventory was largely due to increased interest in oil and gas exploration in the Rocky Mountain Region. The downtown submarket, where One Norwest Center is located, contains approximately 22.6 million square feet of this inventory. As of December 31, 1996, the overall downtown occupancy rate was 86.4%. The downtown submarket includes 11.0 million square feet of Class A office space, with an occupancy rate of 89.4% as of December 31, 1996.

     Set forth below is certain statistical information regarding the downtown Denver submarket.

                                                NET                                              PERIOD END
                                             ABSORPTION                           PERIOD END     ONE NORWEST
                YEAR ENDED                   (SQ. FT.)    COMPLETIONS (SQ. FT.)   OCCUPANCY       OCCUPANCY
-------------------------------------------  ----------   ---------------------   ----------     -----------
December 31, 1996..........................     439,000             0                86.4%            99%
December 31, 1995..........................    (362,000)            0                84.5             98
December 31, 1994..........................     563,000             0                86.2             96
December 31, 1993..........................     470,000             0                83.4             96
December 31, 1992..........................     344,000             0                81.2             95

---------------
Source: Torto Wheaton Research

     The downtown Denver submarket occupancy rate improved from 81.2% in 1992 to 86.2% in 1994 reflecting strong space absorption in the submarket. The occupancy rate fell to 84.5% in 1995, due primarily to the actions of the Federal Deposit Insurance Corporation and the Resolution Trust Corporation, which closed offices in Denver and returned substantial space to the office leasing market. As of December 31, 1996, the market had fully absorbed this additional space and the occupancy rate increased to 86.4%.

  Principal Tenants

     The following table lists the principal tenants of One Norwest Center as of December 31, 1996.

                                                                             RENTABLE SQUARE FEET
                                                             PRINCIPAL      ----------------------
                                                             BUSINESS                   PERCENT OF
                         TENANT                              ACTIVITY        TOTAL       TOTAL(1)
--------------------------------------------------------    -----------     -------     ----------
Norwest Bank Denver N.A.................................      Banking       583,000        49.1%
Apache Corporation......................................    Oil and Gas     160,000        13.4
Newmont Gold Company....................................      Mining        117,000         9.9
                                                                            -------         ---
          Total.........................................                    860,000        72.4%
                                                                            =======         ===

---------------
(1) Based on a total of 1,188,000 rentable square feet as of December 31, 1996.

Lease Expirations

     The following table sets forth lease expirations for One Norwest Center.

                                               1997        1998        1999         2000        2001       2002        2003
                                            ----------   --------   ----------   ----------   --------   --------   ----------
Square feet expiring......................     181,000     53,000       95,000      105,000     55,000     21,000      157,000
Straight-Line Rent(1).....................  $1,931,000   $375,000   $  858,000   $  896,000   $593,000   $242,000   $2,159,000
Straight-Line Rent per sq. ft.(1).........  $    10.67   $   7.08   $     9.03   $     8.53   $  10.78   $  11.52   $    13.75
Recoveries................................  $1,062,000   $249,000   $  558,000   $  610,000   $320,000   $122,000   $  925,000
Full Service Straight-Line Rent(1)........  $2,993,000   $624,000   $1,416,000   $1,506,000   $913,000   $364,000   $3,084,000
Full Service Straight-Line Rent per sq.
  ft.(1)..................................  $    16.54   $  11.77   $    14.91   $    14.34   $  16.60   $  17.33   $    19.64
% Full Service Straight-Line Rent(1)......       14.31%      2.98%        6.77%        7.20%      4.37%      1.74%       14.74%
Asking market rent per sq. ft.(2).........  $    18.00
No. of tenant leases expiring.............           8          8            6            6          5          1            1

                                                                       2006
                                                                       AND
                                               2004        2005       BEYOND
                                            ----------   --------   ----------
Square feet expiring......................      94,000      --         413,000
Straight-Line Rent(1).....................  $  936,000      --      $6,064,000
Straight-Line Rent per sq. ft.(1).........  $     9.96      --      $    14.68
Recoveries................................  $  548,000              $2,470,000
Full Service Straight-Line Rent(1)........  $1,484,000      --      $8,534,000
Full Service Straight-Line Rent per sq.
  ft.(1)..................................  $    15.79      --      $    20.66
% Full Service Straight-Line Rent(1)......        7.09%     --           40.80%
Asking market rent per sq. ft.(2).........
No. of tenant leases expiring.............           1      --               2

---------------

(1) Newmont Gold Company's lease expiration is included in 2004 since they have exercised their renewal option to extend its lease from January 1, 1999 through January 1, 2004. The rate on the lease will be determined based on market conditions for similar space in the Denver market. The expiring rates shown are based on the rates which Newmont is currently paying on its lease.

(2) Asking market rent is the average initially quoted rent to prospective tenants in the Property. All market rents are shown on a full service basis.

NORWEST CENTER

  Description

     Norwest Center is a 55-story, granite and glass office tower containing approximately 1,118,000 square feet of net rentable area and a 340-vehicle underground parking facility. Norwest Center is located at the center of downtown Minneapolis, at the intersection of Seventh Street South and Marquette Avenue. The main business entrance to the building is on Seventh Street South, opposite the IDS Center, a prominent landmark in the Twin Cities. Pedestrian access is also available from Sixth Street South and Marquette Avenue; a grand ceremonial entrance to the building on Sixth Street South incorporates a rotunda and retail banking function.

     Norwest Center is owned by NWC Limited Partnership ("NWC"), a partnership in which the Company owns a 50% general partnership interest. Sixth & Marquette Limited Partnership ("S&M") owns a 50% partnership interest in NWC. The general partner of S&M is itself a Minnesota limited partnership in which Gerald D. Hines, individually, and entities affiliated with Gerald D. Hines are directly or indirectly the sole general partners. The Company has the right, at its sole discretion, to become the managing general partner of NWC. Norwest Center is managed by Hines. Hines currently owns 354,825 shares of the Company's Common Stock and holds a $12,926,000 note, which may be converted into 903,916 shares of Common Stock at $14.30 per share.

  Market Information

     The Company believes the economic fundamentals of the Minneapolis CBD Class-A office market are strong. Unlike many American cities, the Minneapolis CBD has been growing in importance as the commercial center of its metropolitan area. Since 1980, the Minneapolis CBD office market has more than doubled in size while experiencing strong net absorption of space. At the same time, the Minneapolis-St. Paul metropolitan area has witnessed strong economic growth over the past several years. Low unemployment rates and a highly-educated workforce earning a per capita income which is 13% above the national level are additional indicators of growth potential.

     The economic base of the Minneapolis-St. Paul area is well diversified. The metropolitan economy includes a broad foundation of income-producing trades including agribusiness, computer/high technology systems, machinery manufacturing, graphic art, government, medical, and educational institutions. This diversification has helped prevent any major out-migrations during the past and has led to general stability and low unemployment rates. Office employment has been strong during the last ten years, in part because of the area's reputation as a desirable place for corporate relocations. As of September 1996, a total of 32 Fortune 500 companies were headquartered in the Minneapolis-St. Paul area.

     As of December 31, 1996, the Minneapolis MSA contained a total inventory of
50.8 million square feet of office space, of which 56.9% had been built since 1980. The Minneapolis CBD, where Norwest Center is located, contains approximately 20.6 million square feet of this inventory. As of December 31, 1996, the overall Minneapolis CBD occupancy rate was 93.3%. The Minneapolis CBD submarket includes 12.9 million square feet of class-A office space, with an occupancy rate of 96.2% as of December 31, 1996.

     Set forth below is certain statistical information regarding the Minneapolis CBD submarket.

                                                                                                     PERIOD END
                                               NET                                    PERIOD END   NORWEST CENTER
             YEAR ENDED                ABSORPTION (SQ. FT.)   COMPLETIONS (SQ. FT.)   OCCUPANCY      OCCUPANCY
-------------------------------------  --------------------   ---------------------   ----------   --------------
December 31, 1996....................          370,000                      0            93.3%           100%
December 31, 1995....................          (69,000)                     0            91.5            100
December 31, 1994....................        1,147,000                      0            91.8            100
December 31, 1993....................          804,000                      0            86.1            100
December 31, 1992....................          401,000              1,893,000            82.1            100

---------------
Source: Torto Wheaton Research

     The above table reflects strong space absorption in the Minneapolis CBD, which, when combined with the absence of new construction, has resulted in a steady reduction in vacancies from 1992 through 1994. The market has effectively absorbed the excess supply which came on the market in the late 1980's and early 1990's. In 1996, continued demand from tenants again resulted in positive absorption and a marginal increase in the occupancy rate.

  Principal Tenants

     The following table lists the principal tenants of Norwest Center as of December 31, 1996.

                                                                             RENTABLE SQUARE FEET
                                                             PRINCIPAL      ----------------------
                                                              BUSINESS                  PERCENT OF
                          TENANT                              ACTIVITY       TOTAL       TOTAL(1)
----------------------------------------------------------  ------------    -------     ----------
Norwest Corporation.......................................    Banking       451,000        40.3%
Faegre & Benson...........................................     Legal        196,000        17.5
KPMG Peat Marwick.........................................   Accounting      75,000         6.7
                                                                            -------        ----
          Total...........................................                  722,000        64.5%
                                                                            =======        ====

---------------
(1) Based on a total of 1,118,000 rentable square feet as of December 31, 1996.

  Lease Expirations

     The following table sets forth lease expirations for Norwest Center.

                                              1997        1998         1999         2000       2001       2002       2003
                                            --------   ----------   ----------   ----------   -------   --------   --------
Square feet expiring(1)...................    20,000      257,000       61,000      104,000     2,000     47,000      --
Straight-Line Rent........................  $197,000   $4,084,000   $1,050,000   $1,645,000   $34,000   $350,000      --
Straight-Line Rent per sq. ft.............  $   9.85   $    15.89   $    17.21   $    15.82   $ 17.00   $   7.45      --
Recoveries................................  $252,000   $3,149,000   $  770,000   $1,308,000   $26,000   $591,000      --
Full Service Straight-Line Rent...........  $449,000   $7,233,000   $1,820,000   $2,953,000   $60,000   $941,000      --
Full Service Straight-Line Rent per sq.
  ft......................................  $  22.45   $    28.14   $    29.84   $    28.39   $ 30.00   $  20.02      --
% Full Service Straight-Line Rent.........      1.23%       19.75%        4.97%        8.06%     0.16%      2.57%     --
Asking market rent per sq. ft.(2).........  $  30.20
No. of tenant leases expiring.............         6           15            5            3         1          1

                                                                       2006
                                                                        AND
                                               2004        2005       BEYOND
                                            ----------   --------   -----------
Square feet expiring(1)...................      99,000      --          527,000
Straight-Line Rent........................  $1,575,000      --      $13,744,000
Straight-Line Rent per sq. ft.............  $    15.91      --      $     26.08
Recoveries................................  $1,222,000      --      $ 6,625,000
Full Service Straight-Line Rent...........  $2,797,000      --      $20,369,000
Full Service Straight-Line Rent per sq.
  ft......................................  $    28.25      --      $     38.65
% Full Service Straight-Line Rent.........        7.64%     --            55.62%
Asking market rent per sq. ft.(2).........
No. of tenant leases expiring.............           2                        2

---------------

(1) The Company has reached a non-binding agreement with Faegre & Benson on a total of 174,860 square feet to extend its lease for a term of five years at a net rate of $13.64 per square foot. Faegre & Benson currently leases 196,000 square feet at a net rate of $17.82 on a straight-line basis.

(2) Asking market rent is the average initially quoted rent to prospective tenants in the Property. All market rents are shown on a full service basis.

  The Partnership

     Under the partnership agreement governing NWC, the managing general partner has the right to manage and operate NWC's business. Until certain cash flow levels have been achieved for two consecutive years (the "NWC Preference Period"), S&M and the Company each hold a 50% interest in NWC. After the NWC Preference Period ends, the Company will be entitled to hold a 60% interest (subject to increases in the Company's interest that may result from early termination of the NWC Preference Period), and S&M a 40% interest. The Company does not expect the NWC Preference Period to end in the foreseeable future.

     During the NWC Preference Period, the Company is entitled to receive a cumulative preference return equal to 7.0% of its capital base, which is $92.3 million. Cash distributions of $11.46 million during 1996 were split $8.96 million to the Company (78.2%) and $2.5 million to S&M (21.8%). Currently, there is no accrued deficiency in the Company's preference return outstanding on Norwest Center.

     Subject to the preferential distributions to the Company described above, all of NWC's operating revenues remaining after making payments required for the operations of NWC and Norwest Center and the payment of debt service will be distributed 50% to the Company and 50% to S&M during the NWC Preference Period.

WASHINGTON MUTUAL TOWER

  Description

     Washington Mutual Tower is a 55-story, granite and glass office tower containing approximately 1,155,000 square feet of net rentable area (including the Galland and Seneca Buildings described below). Washington Mutual Tower is located in the heart of the downtown Seattle CBD, at 1201 Third Avenue, with unobstructed views of Puget Sound. The project site (the "Project Site") is comprised of Washington Mutual Tower and Block 6 ("Block 6") which consists of a 6-level underground parking facility for 810 cars; an adjacent historic brick building (the Brooklyn Building); three levels of restaurants, shops and service businesses; and, to protect sight lines from Washington Mutual Tower, two masonry office buildings located across the street -- the Galland and Seneca Buildings -- master leased by Third and University Limited Partnership ("Third Partnership") through 2005 from Samis Land Company. Wright Runstad & Company has a subordinated equity interest in Washington Mutual Tower and manages the Property for Third Partnership.

     The Project Site is owned by Third Partnership. The Company owns, through a wholly owned subsidiary, a 50% general partnership interest in Third Partnership. Third Partnership is the successor in interest as lessee under a 13-year lease, expiring in 2005, of the Galland and Seneca Buildings. The Company holds the right, at its sole discretion, to elect to become the managing general partner of Third Partnership. 1212 Second Avenue Limited Partnership ("1212 Partnership") was originally the only general partner and is now the managing general partner with the obligation to manage and operate Third Partnership's business.

  Market Information

     The Company believes economic fundamentals in the Seattle market are strong. Key factors supporting a positive view of the Seattle market are: (1) growth in office employment at an average annual rate of 4.4% over the ten years ended June 30, 1996 as compared to an average of 2.0% in the 54 MSAs reported on by Torto Wheaton Research and at the rate of 4.9% in the twelve months ended June 30, 1996 as compared to an average of 3.5% in the 54 MSAs; (2) a diversified job base, which has reduced the economy's dependence on the Boeing Company as an employer over the last fifteen years; and (3) a Class A occupancy rate of 94.7% in the Seattle CBD as of June 30, 1996 with no new construction in the near term forecast.

     The economy in the Seattle and surrounding Puget Sound area is fairly well diversified. The largest employment sector is the services sector, accounting for approximately 27% of the total non-agricultural employment in the region. The next largest employment sector is wholesale and retail trade at approximately 25% of total 1995 non-agricultural employment. Forest products, pulp, paper, aircraft, ships, and seafood products are recognized as the traditional components of the regions' economic base. Several services, such as transportation, engineering and finance, are also exported and thus considered base industries. An increasing share of software and durable goods are also exported, making these industries significant contributors to the economic base. The area has consistently experienced relatively low unemployment in recent years, with rates below the national average but did experience slight decreases in employment due to layoffs at Boeing during the early 1990s.

     As of June 30, 1996, the Seattle MSA contained a total inventory of 51.3 million square feet of office space, of which 64.8% had been placed in service since 1980. The Seattle CBD, where Washington Mutual Tower is located, contains approximately 15.9 million square feet of this inventory. As of December 31, 1996, the overall occupancy rate in the Seattle CBD was 93.3%. The Seattle CBD submarket includes 13.1 million square feet of Class A office space, with an occupancy rate of 94.7%.

     Set forth below is certain statistical information regarding the Seattle CBD submarket.

                                                                                                 PERIOD END
                                                                                                 WASHINGTON
                                             NET              COMPLETIONS        PERIOD         MUTUAL TOWER
            YEAR ENDED               ABSORPTION (SQ. FT.)      (SQ. FT.)      END OCCUPANCY      OCCUPANCY
-----------------------------------  --------------------     -----------     -------------     ------------
December 31, 1996..................         226,000              22,000            93.3%             97%
December 31, 1995..................         681,000                   0            92.6              97
December 31, 1994..................         528,000                   0            88.2              97
December 31, 1993..................         144,000                   0            84.9              96
December 31, 1992..................         258,000                   0            84.0              94

---------------
Source: Torto Wheaton Research

     The above table reflects strong space absorption in the Seattle CBD, which, when combined with the absence of new construction, has resulted in a steady reduction in vacancy in 1994 and 1995. The market has effectively absorbed the excess supply which came on the market in the late 1980s and early 1990s.

  Principal Tenants

     The following table lists the principal tenants of Washington Mutual Tower and Block 6 as of December 31, 1996.

                                                                                 RENTABLE SQUARE FEET
                                                                                -----------------------
                                                              PRINCIPAL                       PERCENT
                         TENANT                           BUSINESS ACTIVITY      TOTAL      OF TOTAL(1)
--------------------------------------------------------  -----------------     --------    -----------
Perkins Coie............................................     Legal               196,000        17.0%
Washington Mutual.......................................    Banking              159,000        13.8
Karr Tuttle Campbell....................................     Legal                51,000         4.4
                                                                                    ----
          Total.........................................                         406,000        35.2%
                                                                                    ====

---------------
(1) Based on a total of 1,155,000 rentable square feet as of December 31, 1996.

Lease Expirations

     The following table sets forth lease expirations for Washington Mutual
Tower.

                                               1997         1998         1999        2000       2001        2002         2003
                                            ----------   ----------   ----------   --------   --------   ----------   ----------
Square feet expiring......................      97,000      218,000      210,000     23,000     42,000       61,000       63,000
Straight-Line Rent........................  $1,684,000   $4,644,000   $4,089,000   $394,000   $868,000   $1,229,000   $1,123,000
Straight-Line Rent per sq. ft. ...........  $    17.36   $    21.30   $    19.47   $  17.13   $  20.67   $    20.15   $    17.83
Recoveries................................  $   67,000   $  334,000   $  218,000   $ 23,000   $ 31,000   $   21,000   $   33,000
Full Service Straight-Line Rent...........  $1,751,000   $4,978,000   $4,307,000   $417,000   $899,000   $1,250,000   $1,156,000
Full Service Straight-Line Rent per sq.     $    18.05   $    22.83   $    20.51   $  18.13   $  21.40   $    20.49   $    18.35
  ft. ....................................
% Full Service Straight-Line Rent.........        7.15%       20.34%       17.59%      1.70%      3.67%        5.11%        4.72%
Asking market rent per sq. ft.(1).........  $    24.30
No. of tenant leases expiring.............          39           30           28          7          6            4            2

                                                                       2006
                                                                       AND
                                               2004        2005       BEYOND
                                            ----------   --------   ----------
Square feet expiring......................     247,000     13,000      138,000
Straight-Line Rent........................  $6,121,000   $242,000   $2,653,000
Straight-Line Rent per sq. ft. ...........  $    24.78   $  18.62   $    19.22
Recoveries................................  $  450,000   $      0   $  255,000
Full Service Straight-Line Rent...........  $6,571,000   $242,000   $2,908,000
Full Service Straight-Line Rent per sq.     $    26.60   $  18.62   $    21.07
  ft. ....................................
% Full Service Straight-Line Rent.........       26.84%      1.00%       11.88%
Asking market rent per sq. ft.(1).........
No. of tenant leases expiring.............           4          1            1

---------------

(1) Asking market rent is the average initially quoted rent to prospective tenants in the Property. All market rents are shown on a full service basis.

  The Partnership

     Under the partnership agreement governing Third Partnership, until certain cash flow levels have been achieved for two consecutive years, the Company is entitled to receive an annual preference return (the "Washington Preference Return") equal to 8% of its capital base, which was $100 million as of December 31, 1996. As of December 31, 1996, the Company is due a cumulative preference deficit, including accrued interest, of approximately $7.8 million which will be reduced as cash flow becomes available. On a priority basis to the Washington Preference Return described above, the Company also receives a 9.53% return on an additional equity investment of $47 million made in September 1995. The Company is entitled to receive this 9.53% return through September 30, 2003, at which time the rate of return will adjust based on conditions in the interest rate markets. Revenues remaining after making such payments will be distributed 50% to the Company and 50% to 1212 Partnership. Cash flow of $12.4 million was distributed to the Company during 1996. The Company's partner, 1212 Partnership, does not currently share in the cash flow from Washington Mutual Tower.

125 SUMMER STREET

  Description

     Completed in 1989, 125 Summer Street is a 22-story, granite and glass office tower containing approximately 464,000 square feet of net rentable area and a 292-vehicle underground parking facility. 125 Summer Street is located on the edge of the financial district in the downtown submarket of Boston, one block from Boston's busiest train station (South Station).

     The Company acquired the fee interest in 125 Summer Street through its wholly owned subsidiary, CStone-Boston Inc., on November 1, 1995. The Property is managed by Hines pursuant to a management contract which is, after December 1998, cancellable with 30 days' notice.

  Market Information

     The Company believes the economic fundamentals of the Boston area are strong. Key factors supporting a positive view of the Boston market include: (1) high office employment growth over the 12-month period ending June 30, 1996, at 4.6% as compared to 3.5% in the average of 54 MSA's reported on by Torto Wheaton Research; (2) a highly educated workforce with a median per capita income which is 18% higher than the national level; and (3) the lack of new construction of office space.

     The Boston area saw strong growth patterns in the mid-1980s. Manufacturing was the base for this development, but it was propelled by increases in the research, development, and finance sectors to create a more balanced economy. These trends contributed to increases in retail services and real estate development. Boston has, for quite some time, been developing a strong technological workforce. Industries that prevail in the Boston market include medical industries, research and development, finance, education, printing and publishing and computer-based technological industries. The high number of educational opportunities in the area has contributed to this high technological development. The Boston economy did slow when the national and local economies declined, and a recession dominated the area in the late 1980s and early 1990s; however, the past few years have seen continued diversification of the economy and increases in total employment.

     As of December 31, 1996, the Boston MSA contained a total inventory of
104.0 million square feet of office space, of which 51.6% had been built since 1980. The downtown submarket, where 125 Summer Street is located, contains approximately 48.2 million square feet of this inventory. As of December 31, 1996, the overall downtown occupancy rate was 93.6%. The downtown submarket includes 31.1 million square feet of Class A office space, with an occupancy rate of 96.1% as of December 31, 1996.

     Set forth below is certain statistical information regarding the downtown Boston submarket.

                                                                                                   PERIOD END
                                            NET                                    PERIOD END   125 SUMMER STREET
            YEAR ENDED              ABSORPTION (SQ. FT.)   COMPLETIONS (SQ. FT.)   OCCUPANCY        OCCUPANCY
----------------------------------  --------------------   ---------------------   ----------   -----------------
December 31, 1996.................        1,294,000                     0             93.6%            100%
December 31, 1995.................        1,394,000                     0             90.8              94
December 31, 1994.................        1,646,000                     0             88.0              --
December 31, 1993.................        1,158,000               700,000             86.1              --
December 31, 1992.................        1,028,000                     0             85.4              --

---------------
Source: Torto Wheaton Research

     The Boston market continues to show strong and steady absorption in the downtown market with a shortage of large blocks of contiguous space downtown.

  Principal Tenants

     The following table lists the principal tenants of 125 Summer Street as of December 31, 1996.

                                                      PRINCIPAL        RENTABLE SQUARE FEET
                                                       BUSINESS    -----------------------------
                         TENANT                        ACTIVITY     TOTAL    PERCENT OF TOTAL(1)
    ------------------------------------------------  ----------   -------   -------------------
    Deloitte & Touche...............................  Accounting   121,000           26.1%
    BTM Capital Corporation.........................   Finance      94,000           20.3
    Burns & Levinson................................    Legal       85,000           18.3
    Gadsby & Hannah.................................    Legal       42,000            9.1
                                                                   -------           ----
              Total.................................               342,000           73.8%
                                                                   =======           ====

---------------
(1) Based on a total of 464,000 rentable square feet as of December 31, 1996.

  Lease Expirations

     The following table sets forth lease expirations for 125 Summer Street.

                           1997(1)        1998         1999          2000         2001         2002         2003        2004
                          ----------    --------    ----------    ----------    --------    ----------    --------    --------
Square feet expiring...       62,000      12,000       134,000       121,000       9,000        97,000      16,000          --
Straight-Line Rent.....   $2,181,000    $278,000    $5,038,000    $4,056,000    $139,000    $2,651,000    $318,000          --
Straight-Line Rent per
  sq. ft. .............   $    35.18    $  23.17    $    37.60    $    33.52    $  15.44    $    27.33    $  19.88          --
Recoveries.............   $  188,000    $ 42,000    $  535,000    $  389,000    $121,000    $  299,000    $134,000          --
Full Service St-Line
  Rent.................   $2,369,000    $320,000    $5,573,000    $4,445,000    $260,000    $2,950,000    $452,000          --
Full Service St-Line
  Rent per sq. ft. ....   $    38.21    $  26.67    $    41.59    $    36.74    $  28.89    $    30.41    $  28.25          --
% Full Service
  Straight-Line Rent...       14.23%       1.92%        33.47%        26.69%       1.56%        17.72%       2.71%          --
Asking market rent per
  sq. ft.(2)...........   $    36.60
No. of tenant leases
  expiring.............            5           6             3             9           2             2           2          --

                                        2006
                                        AND
                           2005        BEYOND
                         --------    ----------
Square feet expiring...    10,000            --
Straight-Line Rent.....  $275,000            --
Straight-Line Rent per
  sq. ft. .............  $  27.50            --
Recoveries.............  $  8,000            --
Full Service St-Line
  Rent.................  $283,000            --
Full Service St-Line
  Rent per sq. ft. ....  $  28.30            --
% Full Service
  Straight-Line Rent...     1.70%            --
Asking market rent per
  sq. ft.(2)...........
No. of tenant leases
  expiring.............         1            --

---------------

(1) BTM Capital Corporation is required to expand into 21,308 square feet of space to be delivered to the tenant no later than August 1, 1997 at a gross rate of $26.00 per square foot.
(2) Asking market rent is the average initially quoted rent to prospective tenants in the Property. All market rents are shown on a full service basis.

NEW YORK CITY PROPERTIES

  Description

     Tower 56

     Completed in 1983, Tower 56 is a 33-story, steel and granite office tower containing approximately 162,000 square feet of net rentable area. Tower 56 is located in the midtown east district of Manhattan, the largest commercial real estate market in the world and a major business, financial, government and cultural center. Tower 56 is located on the south side of 56th Street between Park and Lexington Avenues.

     The Company acquired the fee interest in Tower 56 through its wholly-owned subsidiary, CStone-New York, Inc., on April 24, 1996. The Property is managed by HRO International Ltd. ("HRO").

     527 Madison Avenue

     Completed in 1986, 527 Madison Avenue is a 26-story, precast concrete, granite and reflective glass office tower containing approximately 216,000 square feet of net rentable area. 527 Madison Avenue is located in the midtown east district of Manhattan, the largest commercial real estate market and a major business, financial, government and cultural center of the world. 527 Madison Avenue is located on the southeast corner of 54th Street and Madison Avenue.

     The Company acquired the fee interest in 527 Madison Avenue through its wholly-owned subsidiary CStone-527 Madison, Inc. on February 14, 1997. The Property is managed by the Louis Dreyfus Management Group pursuant to a management contract which is cancellable with 30 days' notice after August 1997.

  Market Information

     The Company believes the economic fundamentals of the New York City area are positive. Key factors supporting a positive view of the New York City market include: (1) a highly educated workforce with a mean per capita income which is 34.3% higher than the national average; (2) a lack of well-located building sites and the high cost of building new office towers are a major barrier to entry; and (3) the continued trend in the market to redevelop obsolete office space for alternative uses.

     Midtown market leasing has been driven by numerous small to mid-sized office tenants in the legal, communications, entertainment and financial advisory sectors. These firms have provided sufficient growth to partially offset net losses from corporate restructuring and financial services consolidation. However, due to a significant number of large tenants signing long-term leases over the past few years, smaller transactions are expected to continue to dominate leasing activity until 1998 and 1999, when tenants who signed 10-year leases in new buildings built in the late 1980s return to the market.

     As of December 31, 1996, the New York MSA contained a total inventory of
311.5 million square feet of office space, of which only 17.5% had been built since 1980. The midtown submarket, where Tower 56 and 527 Madison Avenue are located, contains approximately 218.5 million square feet of this inventory. As of December 31, 1996, the overall midtown occupancy rate was 91.6%. The midtown submarket includes 128.0 million square feet of Class A office space with an occupancy rate of 92.4%.

     Set forth below is certain statistical information regarding the midtown submarket.

                                                                                         PERIOD
                                                                                           END         PERIOD END
                                    NET                                    PERIOD END   TOWER 56      527 MADISON
        YEAR ENDED          ABSORPTION (SQ. FT.)   COMPLETIONS (SQ. FT.)   OCCUPANCY    OCCUPANCY   AVENUE OCCUPANCY
--------------------------  --------------------   ---------------------   ----------   ---------   ----------------
December 31, 1996.........        7,190,000                      0            91.6%       97  %         96    %
December 31, 1995.........        2,555,000                      0            88.3        91            --
December 31, 1994.........          (34,800)                     0            87.1        --            --
December 31, 1993.........        4,019,000                324,000            87.4        --            --
December 31, 1992.........        2,228,000              1,877,000            85.6        --            --

---------------
Source: Torto Wheaton Research

     The above table reflects strong absorption in the submarket for four of the last five years, with a steady reduction in vacancies over the last two years. The Park/Lexington section of the submarket, where Tower 56 is located, has extremely low vacancy at 4.8% and the highest Class A asking rents in New York City with rents which are 65% higher than the average, according to Torto Wheaton Research. The Fifth/Madison section of the submarket, where 527 Madison Avenue is located, has a 9.5% vacancy rate.

  Principal Tenants

     Tower 56

     The following table lists the principal tenants of Tower 56 as of December 31, 1996.

                                                                            RENTABLE SQUARE FEET
                                                         PRINCIPAL          ---------------------
                                                         BUSINESS                      PERCENT OF
                    TENANT                               ACTIVITY           TOTAL       TOTAL(1)
-----------------------------------------------    ---------------------    ------     ----------
ICC Associates, L.P............................    Cable Communications      8,000        4.9%
United Bank of Kuwait..........................           Banking            6,000         3.7
                                                                            ------         ---
                                                                            14,000        8.6%
                                                                            ======     =======

---------------
(1) Based on a total of 162,000 rentable square feet as of December 31, 1996.

     527 Madison Avenue

     The following table lists the principal tenants of 527 Madison Avenue as of December 31, 1996.

                                                                            RENTABLE SQUARE FEET
                                                        PRINCIPAL          ----------------------
                                                        BUSINESS                       PERCENT OF
                    TENANT                              ACTIVITY            TOTAL       TOTAL(1)
----------------------------------------------    ---------------------    -------     ----------
The Sumitomo Trust & Banking Co., Ltd.........    Banking                   78,000        36.1%
W.P. Stewart Co., Inc.........................    Brokerage                 26,000        12.0
Hill Samuel New York, Inc.....................    Finance                   18,000         8.3
Saudi Petroleum International.................    Energy                    12,000         5.6
                                                                           -------        ----
          Total...............................                             134,000        62.0%
                                                                           =======        ====

---------------
(1) Based on a total of 216,000 rentable square feet as of December 31, 1996.

Lease Expirations

     The following table sets forth lease expirations for Tower 56 and 527 Madison Avenue.

     Tower 56

                                               1997         1998         1999        2000        2001        2002       2003
                                            ----------   ----------   ----------   --------   ----------   --------   --------
Square feet expiring......................      29,000       30,000       31,000      3,000       42,000      7,000      5,000
Straight-Line Rent........................  $1,173,000   $1,324,000   $1,274,000   $105,000   $1,823,000   $290,000   $194,000
Straight-Line Rent per sq. ft. ...........  $    40.45   $    44.13   $    41.10   $  35.00   $    43.40   $  41.43   $  38.80
Recoveries................................  $   15,000   $   12,000   $   10,000   $      0   $    9,000   $  5,000   $  4,000
Full Service St-Line Rent.................  $1,188,000   $1,336,000   $1,284,000   $105,000   $1,832,000   $295,000   $198,000
Full Service St-Line Rent per sq. ft. ....  $    40.97   $    44.53   $    41.42   $  35.00   $    43.62   $  42.14   $  39.60
% Full Service Straight-Line Rent.........       17.83%       20.04%       19.27%      1.58%       27.49%      4.43%      2.97%
Asking market rent per sq. ft.(1).........  $    49.70
No. of tenant leases expiring.............          11            7            8          1           11          3          2

                                                                   2006
                                                                   AND
                                              2004       2005     BEYOND
                                            --------   --------   ------
Square feet expiring......................    10,000      --        --
Straight-Line Rent........................  $424,000      --        --
Straight-Line Rent per sq. ft. ...........  $  42.40      --        --
Recoveries................................  $  2,000      --        --
Full Service St-Line Rent.................  $426,000      --        --
Full Service St-Line Rent per sq. ft. ....  $  42.60      --        --
% Full Service Straight-Line Rent.........      6.39%     --        --
Asking market rent per sq. ft.(1).........
No. of tenant leases expiring.............         2      --        --

---------------

(1) Asking market rent is the average initially quoted rent to prospective tenants in the Property. All market rents are shown on a full service basis.

527 Madison Avenue

                                               1997         1998        1999        2000         2001        2002       2003
                                            ----------   ----------   --------   ----------   ----------   --------   --------
Square feet expiring......................      28,000       19,000      --           6,000       78,000      --        22,000
Straight-Line Rent........................  $1,425,000   $1,003,000      --      $  241,000   $4,334,000      --      $802,000
Straight-Line Rent per sq. ft. ...........  $    50.89   $    52.79      --      $    40.17   $    55.56      --      $  36.45
Recoveries................................  $  187,000   $  146,000      --      $    7,000   $  559,000      --      $ 14,000
Full Service St-Line Rent.................  $1,612,000   $1,149,000      --      $  248,000   $4,893,000      --      $816,000
Full Service St-Line Rent per sq. ft. ....  $    57.57   $    60.47      --      $    41.33   $    62.73      --      $  37.09
% Full Service Straight-Line Rent.........       13.23%        9.43%     --            2.04%       40.17%     --          6.70%
Asking market rent per sq. ft.(1).........  $    47.70
No. of tenant leases expiring.............           6            3      --               1            1      --             2

                                                                         2006
                                                                         AND
                                             2004(2)        2005        BEYOND
                                            ----------   ----------   ----------
Square feet expiring......................       8,000        6,000       42,000
Straight-Line Rent........................  $1,128,000   $  277,000   $1,887,000
Straight-Line Rent per sq. ft. ...........  $   141.00   $    46.17   $    44.93
Recoveries................................  $    6,000   $    3,000   $  163,000
Full Service St-Line Rent.................  $1,134,000   $  280,000   $ 2,050,00
Full Service St-Line Rent per sq. ft. ....  $   141.75   $    46.67   $    48.81
% Full Service Straight-Line Rent.........        9.31%        2.30%       16.82%
Asking market rent per sq. ft.(1).........
No. of tenant leases expiring.............           1            1            5

---------------
(1) Asking market rent is the average initially quoted rent to prospective tenants in the Property. All market rents are shown on a full service basis.

(2) The expiring rent in 2004 is a retail lease.

  Advisory Services Obligations-Tower 56

     Certain affiliates of HRO have agreed to provide additional advisory services relating to the management and leasing of Tower 56, and for rendering such services receive 33 1/3% of (i) annual net cash flow in excess of $2.97 million which represents 9% of the Company's $32.99 million investment in Tower 56 and (ii) the net proceeds of any sale of Tower 56 in excess of the Company's net investment in Tower 56. For the period from December 19, 1995 through December 31, 1996, the net cash flow of the Property was $2.83 million giving rise to a $141,000 shortfall which must be recovered by the Company before HRO can share in cash flow.

ONE LINCOLN CENTRE

  Description

     Completed in 1986, One Lincoln Centre is a 16-story office building containing approximately 297,000 square feet of net rentable area and a 5-level, 1,056-vehicle parking facility. One Lincoln Centre is located in the Oakbrook-Oakbrook Terrace submarket in the middle of the East-West Corridor market, the first suburban office market in Chicago. The market has evolved around the development of the Oakbrook Mall. One Lincoln Centre is located at the intersection of 22nd Street and Butterfield Road, the major east-west roadways that service the Oakbrook area.

     The Company acquired a fee interest in One Lincoln Centre through its wholly owned subsidiary, CStone-Oakbrook, Inc., on November 7, 1996. The Property is managed by Hines pursuant to a management contract which is cancellable with 30 days' notice.

  Market Information

     The Company believes the economic fundamentals of Oakbrook Terrace and the Chicago market are strong. The Chicago area has a diversified economic base which is supported by a number of prospering industries, including brokerage firms, air travel, electronics, insurance, retail and printing/publishing. This diversity has helped reduce vulnerability to economic swings, creating a stable economy. Overall employment has grown at an annual rate of nearly 3% since 1995.

     Continued strong employment growth in Oakbrook Terrace, where finance and service jobs are projected to grow at twice the national average, generates ongoing positive trends. The area has the fourth highest concentration of corporate and regional headquarters in the nation. Shorter commute times, lower occupancy costs, higher quality of life and easy access created strong incentives for businesses to relocate to Oakbrook. Oakbrook Terrace is surrounded by affluent communities and substantial commercial and retail development.

     As of June 30, 1996, the Chicago MSA contained 188.2 million square feet of office space, of which 50.2% has been built since 1980. The Oakbrook submarket, where One Lincoln Centre is located, contains approximately 26.0 million square feet of this space, and 10.2 million square feet of which is Class A. The overall occupancy rate in Oakbrook is 90.6% and the Class A occupancy rate in the Oakbrook submarket was 92.4% as of December 31, 1996.

     Set forth below is certain information regarding the Oakbrook submarket.

                                                                                                    PERIOD END
                                      NET                                        PERIOD END     ONE LINCOLN CENTRE
         YEAR ENDED           ABSORPTION (SQ. FT.)     COMPLETIONS (SQ. FT.)     OCCUPANCY          OCCUPANCY
----------------------------  --------------------     ---------------------     ----------     ------------------
December 31, 1996...........         499,000                  244,000               90.6%                91%
December 31, 1995...........         405,000                        0               89.6                 --
December 31, 1994...........         955,000                        0               88.1                 --
December 31, 1993...........         692,000                  193,000               84.3                 --
December 31, 1992...........         146,000                   30,000               82.2                 --

---------------
Source: Torto Wheaton Research

     The Oakbrook submarket has shown strong and steady absorption over the last five years with the vacancy rate declining and rental rates rising even with the additional inventory added in 1996.

  Principal Tenants

     The following table lists the principal tenants of One Lincoln Centre as of December 31, 1996.

                                                                             RENTABLE SQUARE FEET
                                                            PRINCIPAL       ----------------------
                                                             BUSINESS                   PERCENT OF
                        TENANT                               ACTIVITY        TOTAL       TOTAL(1)
------------------------------------------------------    --------------    -------     ----------
Superior Bank.........................................       Banking         57,000       19.2%
Microsoft Corporation.................................       Software        19,000         6.4
Arthur Andersen, L.L.P................................      Accounting       19,000         6.4
Corporate Travel......................................    Travel Agency      16,000         5.4
                                                                             ------         ---
          Total.......................................                      111,000       37.4%
                                                                             ======         ===

---------------

(1) Calculated based on a total of 297,000 rentable square feet as of December 31, 1996.

Lease Expirations

     The following table sets forth lease expirations for One Lincoln Centre.

                                              1997        1998         1999         2000       2001        2002         2003
                                            --------   ----------   ----------   ----------   -------   ----------   ----------
Square feet expiring......................    36,000       51,000       41,000       80,000     3,000       61,000           --
Straight-Line Rent........................  $587,000   $  971,000   $  661,000   $1,711,000   $54,000   $1,385,000           --
Straight-Line Rent per sq. ft. ...........  $  16.31   $    19.04   $    16.12   $    21.39   $ 18.00   $    22.70           --
Recoveries................................  $315,000   $  336,000   $  362,000   $  556,000   $25,000   $  533,000           --
Full Service St-Line Rent.................  $902,000   $1,307,000   $1,023,000   $2,267,000   $79,000   $1,918,000           --
Full Service St-Line Rent per sq. ft. ....  $  25.06   $    25.63   $    24.95   $    28.34   $ 26.33   $    31.44           --
% Full Service Straight-Line Rent.........     12.03%       17.44%       13.65%       30.24%     1.05%       25.59%          --
Asking market rent per sq. ft.(1).........  $  28.00
No. of tenant leases expiring.............         8           12            7            9         1            3           --

                                                                         2006
                                                                         AND
                                               2004         2005        BEYOND
                                            ----------   ----------   ----------
Square feet expiring......................          --           --           --
Straight-Line Rent........................          --           --           --
Straight-Line Rent per sq. ft. ...........          --           --           --
Recoveries................................          --           --           --
Full Service St-Line Rent.................          --           --           --
Full Service St-Line Rent per sq. ft. ....          --           --           --
% Full Service Straight-Line Rent.........          --           --           --
Asking market rent per sq. ft.(1).........
No. of tenant leases expiring.............          --           --           --

---------------

(1) Asking market rent is the average initially quoted rent to prospective tenants in the Property. All market rents are shown on a full service basis.

THE FRICK BUILDING

 Description

     Completed in 1902 and renovated in 1988, the Frick Building is a 20-story granite office building containing approximately 341,000 square feet of net rentable area. The Frick Building is a prominent and historic office building located in the heart of Pittsburgh's CBD. The Frick Building is located on Grant Street between Forbes and Fifth Avenues, across from the Allegheny County Court House and the City-County Building. The success of the building is due in large part to its strategic location across Grant Street from these two important government buildings, providing convenient access for its tenants, principally small law firms, lawyers and judges.

     The Company acquired a fee interest in the Frick Building through its wholly owned subsidiary CStone-Pittsburgh Trust on November 7, 1996. The Property is managed by The Galbreath Company pursuant to a management contract which is cancellable with 30 days' notice.

  Market Information

     Since the late 1970s, the Pittsburgh MSA has shifted its concentration from a manufacturing economy to a more diversified economic base. In addition to its strength in heavy industry, the city is now recognized as a major finance, business, health care, research and educational center. As a result of Pittsburgh's transition from a manufacturing-based economy to a diversified one, its population steadily declined through the 1970s and 1980s. The population began to stabilize as of 1990, and the current population is approximately 2.5 million.

     Pittsburgh is the seventh largest corporate headquarters location in the U.S. Nine Fortune 500 companies have their headquarters in Pittsburgh including USX Corporation, Westinghouse Electric Corporation, PPG Industries and the H.J. Heinz Company. The Pittsburgh area is known as one of the largest and most productive centers of scientific and technological innovation in the nation.

     As of December 31, 1996, the Pittsburgh MSA contained a total inventory of
37.0 million square feet of office space. The Pittsburgh CBD, where the Frick Building is located, contains approximately 24.0 million square feet of this inventory. As of December 31, 1996, the overall Pittsburgh CBD occupancy rate was 82.7%. The Pittsburgh CBD submarket includes 14.6 million square feet of Class A office space with an occupancy rate of 87.5%.

     Set forth below is certain information regarding the Pittsburgh CBD submarket.

                                                                                                      PERIOD END
                                          NET                                        PERIOD END     FRICK BUILDING
             AS OF                ABSORPTION (SQ. FT.)     COMPLETIONS (SQ. FT.)     OCCUPANCY        OCCUPANCY
--------------------------------  --------------------     ---------------------     ----------     --------------
December 31, 1996...............         137,000                     0                 82.7%               85%
December 31, 1995...............         275,000                     0                  83.2               --
December 31, 1994...............         319,000                     0                  82.1               --
December 31, 1993...............        (128,000)                    0                  84.4               --
December 31, 1992...............         250,000                     0                  82.2               --

---------------
Source: The Galbreath Company

     From 1992 to 1996, the Pittsburgh market has been stable with positive absorption in four of the five years. Occupancy rates have increased at a slower pace because of several significant building renovations which brought additional space to the market.

  Principal Tenants

     The following table lists the principal tenants of the Frick Building as of December 31, 1996.

                                                                              RENTABLE SQUARE FEET
                                                                 PRINCIPAL    ---------------------
                                                                 BUSINESS                PERCENT OF
                            TENANT                               ACTIVITY      TOTAL      TOTAL(1)
---------------------------------------------------------------  --------     -------    ----------
Meyer, Darragh, Buckler, Bebenek & Eck.........................   Law          39,000       11.4%
Sable, Makaroff & Gudsky.......................................   Law          17,000        5.0
                                                                               ------       ----
          Total................................................                56,000       16.4%
                                                                               ======       ====

---------------
(1) Based on a total of 341,000 rentable square feet as of December 31, 1996.

  Lease Expirations

     The following table sets forth lease expirations for the Frick Building.

                                               1997        1998       1999        2000        2001        2002         2003
                                            ----------   --------   --------   ----------   --------   ----------   ----------
Square feet expiring......................      95,000     23,000     30,000       69,000      9,000           --       53,000
Straight-Line Rent........................  $1,864,000   $468,000   $627,000   $1,398,000   $225,000           --   $1,025,000
Straight-Line Rent per sq. ft. ...........  $    19.62   $  20.35   $  20.90   $    20.26   $  25.00           --   $    19.34
Recoveries................................  $  135,000   $ 21,000   $ 17,000   $  276,000   $  3,000           --   $   19,000
Full Service St-Line Rent.................  $1,999,000   $489,000   $644,000   $1,674,000   $228,000           --   $1,044,000
Full Service St-Line Rent per sq. ft. ....  $    21.04   $  21.26   $  21.47   $    24.26   $  25.33           --   $    19.70
% Full Service Straight-Line Rent.........       30.92%      7.56%      9.96%       25.89%      3.53%          --        16.15%
Asking market rent per sq. ft.(1).........  $    21.70
No. of tenant leases expiring.............          33          7          9           14          4           --            2

                                                                        2006
                                                                        AND
                                               2004         2005       BEYOND
                                            ----------   ----------   --------
Square feet expiring......................          --           --      9,000
Straight-Line Rent........................          --           --   $360,000
Straight-Line Rent per sq. ft. ...........          --           --   $  40.00
Recoveries................................          --           --   $ 27,000
Full Service St-Line Rent.................          --           --   $387,000
Full Service St-Line Rent per sq. ft. ....          --           --   $  43.00
% Full Service Straight-Line Rent.........          --           --       5.99%
Asking market rent per sq. ft.(1).........
No. of tenant leases expiring.............          --           --          1

---------------

(1) Asking market rent is the average initially quoted rent to prospective tenants in the Property. All market rents are shown on a full service basis.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following tables set forth certain information concerning the Company's directors and executive officers. Officers of the Company serve at the discretion of the Board. In addition to the Company's executive officers, eight full-time employees assist with the management of the Company's day-to-day operations.

DIRECTORS AND EXECUTIVE OFFICERS

               NAME                  AGE                         POSITION
-----------------------------------  ---   ----------------------------------------------------
Dr. Rolf-E. Breuer.................  59    Chairman of the Board and Director
John S. Moody......................  48    President, Chief Executive Officer and Director
Rodney C. Dimock...................  50    Executive Vice President and Chief Operating Officer
Scott M. Dalrymple.................  38    Vice President -- Asset Management
Thomas P. Loftus...................  38    Vice President, Secretary and Controller
Kevin P. Mahoney...................  36    Vice President, Treasurer and Assistant Secretary
Thomas A. Nye......................  32    Vice President -- Acquisitions
Francis H. Shields, Jr. ...........  33    Vice President -- Acquisitions
Cecil D. Conlee....................  60    Director
George A. Davis....................  58    Director
Blake Eagle........................  63    Director
Dr. Karl-Ludwig Hermann............  62    Director
Hans C. Mautner....................  59    Director
Gerald Rauenhorst..................  69    Director
Michael J.G. Topham................  49    Director
Berthold T. Wetteskind.............  59    Director

     The following is a biographical summary of the experience of the directors and executive officers of the Company.

     Dr. Breuer has served as the Chairman of the Board and a Director of the Company since 1986. Dr. Breuer has served as a Member of the Board of Managing Directors of Deutsche Bank in Frankfurt, Germany since 1985. Dr. Breuer served as Director and Head of the Exchange Trading Department of Deutsche Bank AG, from 1974 to 1985. He is currently a Director of The Central European Equity Fund, Inc., The Germany Fund, Inc. and The New Germany Fund, Inc. Dr. Breuer received his Doctorate of Jurisprudence from the University of Bonn.

     Mr. Moody has served as the President and Chief Executive Officer of the Company since 1991 and as a Director of the Company since 1991. He is the former Chairman and a former member of the Board of Directors of AFIRE (Association of Foreign Investors in Real Estate). Prior to joining DBRA in 1991, Mr. Moody was President and Chief Executive Officer of PaineWebber Properties, a real estate syndication, advisory and asset management firm with over $3 billion of real estate assets which were owned in 26 public and private funds. He originated over $1 billion in transactions which were marketed through the PaineWebber retail branch system. Mr. Moody was President of The Moody Corporation from 1984 through 1986, where he developed and sold over 2,000 single-family lots, and master planned and developed 3,000 acres of mixed-use land in Texas. In 1974, Mr. Moody co-founded the law firm of Wood, Campbell, Moody & Gibbs where he was Managing Partner and practiced real estate law for ten years. He is currently a Director and Chairman of the Compensation Committee of Meridian Industrial Trust. Mr. Moody received an undergraduate degree from Stanford University in 1970. He also received a Juris Doctorate from the University of Texas School of Law in 1973.

     Mr. Dimock has served as the Executive Vice President and Chief Operating Officer of the Company since 1995. From 1991 until he joined the Company in 1995, he was President of Aetna Realty Investors, Inc., a $3.5 billion affiliate of Aetna Life and Casualty Company. Aetna Realty Investors served as a real estate investment advisor for more than 300 U.S. pension fund and offshore clients, managing 19 real estate funds on their behalf. Mr. Dimock joined Aetna in 1972 and immediately prior to 1991 served as Senior Vice President and Investment Committee member responsible for portfolio management. Prior to that he headed Aetna's asset management group. Mr. Dimock earned a Bachelor of Arts, Phi Beta Kappa in Economics, from Williams College in 1968. He is Chairman and Director of the National Association of Real Estate Investment Managers (NAREIM), a former Director and Executive Committee Member of the Institutional Real Estate Clearinghouse and served as a Director of Tolland Bank from 1980 to 1995.

     Mr. Dalrymple has served as a Vice President of the Company in the Asset Management Department since 1995. From 1989 to July 1995, he served in the same capacity at DBRA. Mr. Dalrymple received a Bachelor of Business Administration in Finance from the University of Massachusetts at Amherst, graduating cum laude in 1981. He then went on to receive his Masters of Business Administration from DePaul University in Chicago, Illinois, in 1984.

     Mr. Loftus has served as a Vice President and the Controller of the Company since 1992 and Secretary of the Company since 1993. He currently has responsibility for accounting, financial reporting and controls, Board liaison and corporate Secretarial duties. Since the advent of self-administration in July 1995, he has assumed responsibility for the entire human resource function including personnel administration, payroll, employee benefit programs and retirement plans. Mr. Loftus, a Certified Public Accountant, holds a Bachelor of Science degree and a Masters of Business Administration degree from Seton Hall University.

     Mr. Mahoney has served as a Vice President and the Treasurer of the Company since 1995. He is currently responsible for all treasury, finance, tax and budgeting functions of the Company. From 1988 to July 1995, Mr. Mahoney held several positions including Vice President and Treasurer with DBRA. He graduated from Belmont Abbey College with a Bachelor of Arts in Accounting in 1983 and Pace University with a Masters in Business Administration in 1990. Mr. Mahoney is a Chartered Financial Analyst and a member of The Institute of Chartered Financial Analysts.

     Mr. Nye is a Vice President of the Company in the Real Estate Acquisitions and Asset Management Departments. Mr. Nye is responsible for all acquisitions in the southwestern region of the United States, focusing mainly on California and Texas. He is also the asset manager for three large office buildings in Houston, Texas, for which the Company has an advisory contract with Deutsche Bank until July 1997. He received a Bachelor of Arts Degree in Economics from Stanford University in 1987 and earned a Masters of Business Administration from the Wharton School of Business at the University of Pennsylvania in 1996.

     Mr. Shields is a Vice President of the Company in the Real Estate Acquisitions Department. Mr. Shields is responsible for acquisitions in the eastern half of the United States, focusing mainly on Atlanta, Boston, Chicago, New York and Washington, DC. From March 1994 to July 1995 he was Assistant Vice President of Acquisitions and Capital Markets for DBRA. Prior to joining DBRA, Mr. Shields was an Asset Manager from May 1992 to March 1994 at the Edward S. Gordon Company in New York City. Mr. Shields received a Bachelor of Science Degree in Mechanical Engineering from the University of Massachusetts at Amherst in 1986. In 1992, he earned a Masters of Business Administration Degree from the Cornell University Johnson Graduate School of Management.

     Mr. Conlee has served as a Director of the Company since 1996. Mr. Conlee formed The Conlee Company in 1983 and CGR Advisors in 1989, and currently serves as the Chairman of both of these Atlanta-based companies. The Conlee Company and CGR Advisors provide real estate investment advice and portfolio management. Mr. Conlee is currently a Director of Oxford Industries Inc., and Central Parking Corp. and is a Managing Director of Rodamco. He received a Masters of Business Administration from Harvard University and received his undergraduate degree from Vanderbilt University. Mr. Conlee serves as a Trustee of The International Council of Shopping Centers, Vanderbilt University, and served as a Director of the Corporation for Olympic Development Atlanta.

     Mr. Davis has been a Director of the Company since 1996. Mr. Davis has served as Real Estate Investment Officer for NYSTRS since 1993. From 1989 to 1993, Mr. Davis was Chairman and 50% owner of Associated Real Estate Advisors, Inc., a real estate consulting company, and during 1988 and 1989, was a

Senior Vice President in charge of commercial mortgages at Apple Bank. From 1969 to 1988, Mr. Davis held a variety of positions in Metropolitan Life's Real Estate Investment Department. From 1985 to 1988, he was Chairman of its Real Estate Investment Committee. Mr. Davis received his undergraduate degree from Dartmouth College. He is a member of Pension Real Estate Association, the Mortgage Bankers Association, and the Urban Land Institute.

     Mr. Eagle has served as a Director of the Company since 1995. Mr. Eagle has served as Chairman of the Center of Real Estate at the Massachusetts Institute of Technology since 1994. From 1992 to 1993, Mr. Eagle served as Senior Real Estate Consultant to the Frank Russell Group of Companies in Tacoma, Washington. From 1985 to 1991, he was President of the Frank Russell Company, a real estate consulting company which he joined in 1971. Mr. Eagle is currently a director of Storage Trust Realty. Mr. Eagle received a Bachelor's of Business Administration from the University of Washington. He is a member of the Real Estate Advisory Committee of the New York State Teachers' Retirement Plan and is Chairman of the Board of Directors of Institutional Real Estate Clearinghouse, a non-profit organization. Mr. Eagle is a member of the National Society of Real Estate Finance, the Pension Real Estate Association and the Urban Land Institute.

     Dr. Hermann has served as a Director of the Company since 1981. Dr. Hermann has been an Independent Financial Consultant in Greenwich, Connecticut since 1984. From 1984 to 1987, Dr. Hermann was President and Chief Executive Officer of American Bioactive Colloids, Inc., in Greenwich, Connecticut. From 1977 to 1984, Dr. Hermann was a Managing Director of Warburg, Paribas Becker Inc. in New York, New York. Dr. Hermann received a Masters of Business Administration from Harvard University, and he received an Llc from the University of Paris, Sorbonne and received his LLD from the University of Cologne.

     Mr. Mautner has been a Director of the Company since 1992. Mr. Mautner has served as Chairman, Chief Executive Officer and Trustee of Corporate Property Investors, a New York-based private REIT. Mr. Mautner was a General Partner at Lazard Freres & Co., New York, New York from 1964 to 1972. He is currently a director of Julius Baer Investment Management and a number of mutual funds managed by Dreyfus Service Corporation. Mr. Mautner received a Masters of Business Administration from Harvard University and received his undergraduate degree from Princeton University. He serves as Vice Chairman of the Business Committee of the Metropolitan Museum of Art, and serves on the Advisory Board of the International Investor.

     Mr. Rauenhorst has served as a Director of the Company since 1993. Mr. Rauenhorst founded Opus Corporation (formerly Rauenhorst Construction Co.), a design, construction and development firm headquartered in Minneapolis, and has served as its Chairman and Chief Executive Officer. He is currently Chairman of the Board of Opus U.S. Corporation and Opus U.S. L.L.C. and a Director of ConAgra, Inc. Mr. Rauenhorst received a Bachelor of Science in Civil Engineering from Marquette University and a Bachelor of Arts in Economics from the University of St. Thomas in St. Paul, Minnesota. He is a member of the Board of Trustees at the University of St. Thomas and Marquette University and a member of the Minnesota Business Partnership, the World Presidents' Organization and the American Society of Civil Engineers.

     Mr. Topham has been a Director of the Company since 1995. Mr. Topham has served as Regional Partner, Executive Vice President and a member of the Executive Committee of Hines Interests Limited Partnership ("HILP"), a privately held real estate development and investment company, where he is responsible for all aspects of development, acquisition and operations in Europe, the Middle East, Canada and the Central United States. Mr. Topham joined HILP in 1975. From 1971 to 1975, Mr. Topham served as a Vice President of Bank of America, where he was in charge of certain Middle East funds which invested in real estate acquisitions and joint ventures in the United States. He received his Masters of Business Administration with a concentration in REITs from the University of California at Berkeley and received his undergraduate degree from Exeter University in England.

     Mr. Wetteskind has been a Director of the Company since 1992. Mr. Wetteskind has served as Chief Executive Officer of Deutsche Immobilien Anlagegesellschaft mbH, the holding company for the Deutsche Bank Group's real estate activities, since 1991. From 1986 to 1991, Mr. Wetteskind served as Chief Executive Officer of Deutsche Grundbesitz Investmentgesellschaft, a large German open-ended real estate fund.

Mr. Wetteskind received a degree in architecture and structural engineering. He is a Fellow of the Royal Institution of Chartered Surveyors, Lecturer for Real Estate Management at the European Business School and a member of the senate of the college in Nurtingen, Germany.

BOARD OF DIRECTORS AND COMMITTEES

     The Company is managed by a ten member Board, a majority of whom are independent of the Company's management. Pursuant to the terms of the Articles of Incorporation, the Directors are not divided into classes. At each annual meeting of stockholders of the Company, each Director is elected to hold office for the term of one year until his successor is duly elected and qualified. The holders of 8% Preferred Stock and the holders of 8% Preferred Stock, Series A, are each entitled to elect one member of the Board. In addition, the holders of 8% Preferred Stock and the holders of 8% Preferred Stock, Series A, may, upon the occurrence of certain triggering events, each elect an additional member of the Board. See "Description of Capital Stock of the Company," and "Certain Provisions of Nevada Law and the Company's Articles of
Incorporation -- Directors' Duties" in the accompanying Prospectus.

     Audit Committee. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. Mr. Eagle, Dr. Hermann and Mr. Wetteskind currently serve on the Audit Committee, with Mr. Eagle being Chairman.

     Compensation Committee. The Compensation Committee determines compensation for the Company's executive officers. The members of the Compensation Committee are Mr. Mautner, Dr. Hermann and Mr. Topham, with Mr. Mautner being Chairman. The Compensation Committee exercises all powers of the Board in connection with compensation matters, including incentive compensation and benefit plans. The Compensation Committee also has authority to grant stock options and awards to the employee Directors and management of the Company and its subsidiaries and other employees.

     Investment Committee. The Investment Committee establishes the Company's acquisition procedures and reviews all potential acquisitions. Mr. Conlee, Mr. Davis, Mr. Moody, Mr. Rauenhorst and Mr. Wetteskind currently serve on the Investment Committee, with Mr. Rauenhorst serving as Chairman.

     Board Affairs Committee. The Board Affairs Committee evaluates the qualifications of all persons recommended to serve on the Board and makes recommendations to the Board regarding their proposed nominees for election as Directors. Mr. Eagle, Mr. Mautner and Mr. Topham currently serve on the Board Affairs Committee, with Mr. Mautner being Chairman.

     Administrative Committee. To the extent permitted by law, the Administrative Committee may take action with the same force and effect as if the entire Board has acted in such situation where time is of the essence and it would be impractical and not in the best interests of the Company to convene a meeting of the entire Board. Dr. Breuer, Mr. Mautner and Mr. Moody currently serve on the Administrative Committee, with Dr. Breuer serving as Chairman.

COMPENSATION

     Executive Officers. The following table sets forth each component of compensation paid or awarded to, or earned by, the Chief Executive Officer and the five most highly compensated officers other than the Chief Executive Officer (collectively, the "Named Executive Officers") for the year ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                        ANNUAL COMPENSATION
                                                                                      -----------------------        ALL OTHER
                                      OFFICER                                           SALARY        BONUS       COMPENSATION(1)
------------------------------------------------------------------------------------  ----------     --------     ---------------
John S. Moody.......................................................................  $  350,000     $300,000        $  84,659(2)
President and Chief Executive Officer
Rodney C. Dimock....................................................................     275,000      200,000           21,525
Executive Vice President and Chief Operating Officer
Thomas P. Loftus....................................................................     125,000       55,000           12,586
Vice President, Controller and Secretary
Scott M. Dalrymple..................................................................      95,000       75,000           12,452
Vice President
Kevin P. Mahoney....................................................................      95,000      100,000           11,255
Vice President and Treasurer
Thomas A. Nye.......................................................................      95,000       75,000            9,837
Vice President
                                                                                      ----------     --------     ---------------
        Totals                                                                        $1,035,000     $805,000        $ 152,314
                                                                                       =========     ========     ===============

---------------

(1) With respect to each Named Executive Officer, the amounts set forth include Company matching contributions to the 401(k) plan, profit sharing contributions and executive life insurance provided by the Company.

(2) The Company has entered into a contract with Mr. Moody whereby amounts are accrued under an unfunded arrangement to pay Mr. Moody a supplemental pension. Under the contract, his supplemental pension account was established with a credit of $250,000 as of July 1, 1995, and the Company is obligated to credit the account in the amount of $60,000 each subsequent July 1 during the continuance of Mr. Moody's employment. In certain circumstances, the Company is also obligated to credit his supplemental pension account with an amount equal to $60,000 times the number of years (and fractions) remaining between his age on the date his employment ceases and age 60.

     The following table sets forth information concerning the restricted stock and options held by employees of the Company as of the date of the Offering.

               RESTRICTED STOCK AND OPTIONS HELD BY EMPLOYEES(1)

                                                                                                1995                    TOTAL
                                                                                                STOCK    1997 OPTION    STOCK
                                      1995      VALUE AT               VALUE AT     TOTAL      OPTIONS     GRANTS      OPTIONS
                                   RESTRICTED    GRANT       1997       GRANT     RESTRICTED   (NO. OF     (NO. OF     (NO. OF
             OFFICER                STOCK(2)    DATE(3)    GRANTS(4)   DATE(3)      STOCK     SHARES)(5) SHARES)(6)   SHARES)(7)
---------------------------------  ----------  ----------  ---------  ----------  ----------  ---------  -----------  ---------
John S. Moody....................     57,692   $  824,996    35,308   $  579,051     93,000    300,000     325,000     625,000
President and Chief Executive
  Officer
Rodney C. Dimock.................     41,958      599,999    15,042      246,689     57,000    150,000     160,000     310,000
Executive Vice President and
  Chief Operating Officer
Thomas P. Loftus.................     18,042      258,001     5,958       97,710     24,000     75,000      78,000     153,000
Vice President, Controller and
  Secretary
Scott M. Dalrymple...............     13,846      197,998    10,154      166,526     24,000     75,000      78,000     153,000
Vice President
Kevin P. Mahoney.................     13,846      197,998    10,154      166,526     24,000     75,000      78,000     153,000
Vice President and Treasurer
Thomas A. Nye....................     13,846      197,998    10,154      166,526     24,000     75,000      78,000     153,000
Vice President
Francis H. Shields, Jr...........      8,392      120,006    13,230      216,972     21,622     37,500      83,000     120,500
Vice President
                                   ----------  ----------  ---------  ----------  ----------  ---------  -----------  ---------
        Totals...................    167,622   $2,396,996   100,000   $1,640,000    267,622    787,500     880,000    1,667,500
                                   =========    =========  =========   =========  =========   =========  ===========  =========

---------------

(1) The Company has not granted any stock appreciation rights.

(2) All of these shares were awarded for 1995. They will fully vest with respect to $13.333% on June 30, 1996, 1997, 1998 and 1999, and with respect to
    46.668% on June 30, 2000. Regular dividends are paid on restricted stock.

(3) Dollar value calculated by multiplying the closing market price on the Frankfurt Stock Exchange on the date of grant by the number of shares awarded.

(4) The 1997 grant will fully vest with respect to 13.333% on June 30, 1998, 1999, 2000 and 2001, and with respect to 46.668% on June 30, 2002. Regular dividends are paid on restricted stock.

(5) The exercise price of the 1995 options is equal to $14.30 per share.

(6) The exercise price of the 1997 options is equal to $16.00.

(7) Options become exercisable in installments of 20% each year following the date of grant and have a term of ten years. All outstanding stock options would become fully exercisable prior to any reorganization, merger or sale of assets of the Company where the Company is not the surviving corporation or prior to liquidation of the Company or a change in control.

                        SHARES AVAILABLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have an aggregate of 46,439,213 shares of Common Stock outstanding assuming that: (i) the Preferred Stock held by NYSTRS' and Rodamco is converted to Common Stock as anticipated;
(ii) the Underwriters' overallotment option is not exercised; and (iii) no outstanding stock options. Of these shares, the 14,000,000 shares of Common Stock to be sold pursuant to the Offering and an additional 20,309,134 outstanding shares of Common Stock will be freely tradeable in the United States, Germany and Luxembourg without restriction or requirement for further registration under the Securities Act or qualification under German securities laws. The 11,482,760 shares of Common Stock representing shares which the Company anticipates issuing to Rodamco and NYSTRS upon the conversion of the Preferred Stock will be freely tradeable in Germany and Luxembourg subject to fulfillment of certain resale conditions imposed by Regulation S under the Securities Act ("Regulation S"), but are otherwise "restricted" securities within the meaning of Rule 144(a)(3) under the Securities Act and will be subject to certain limitations on resale in the United States imposed by Rule 144 ("Rule 144") under the Securities Act described below. The remaining 647,319 shares of Common Stock are held by "affiliates" of the Company, as that term is defined in the rules and regulations under the Securities Act. All of such remaining shares of Common Stock are, by virtue of being held by "affiliates," subject to the resale limitations imposed upon "affiliates" by Rule 144 and Regulation S. In addition, 297,669 of such remaining shares of Common Stock are subject to certain contractual and legal restrictions described below.

     The Commission recently adopted revisions to Rule 144, the effect of which substantially shortened the holding periods under Rule 144. In general, under Rule 144 as will be in effect in April 1997, a person who has beneficially owned shares for at least one year, including an "affiliate," will be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (approximately 464,000 shares after giving effect to this Offering), or the average weekly trading volume during the four calendar weeks preceding filing of notice of such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person who is not an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years, will be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions or public information requirements.

     Under Regulation S as currently in effect, any Common Stock held by persons other than the Company, a distributor, any of their respective affiliates (other than directors or officers who are affiliates solely by virtue of holding such position) or any person acting on behalf of any of the foregoing, may resell shares of Common Stock in an offshore transaction, including sales through the facilities of the Frankfurt, Dusseldorf and Luxembourg Stock Exchanges, provided that the sale is not prearranged with a buyer in the United States and no directed selling efforts (as such term is defined in Regulation S) are made in the United States by the seller, an affiliate or any person acting on their behalf. Officers and directors who are affiliates solely by virtue of holding such position may also resell shares of Common Stock on the same basis, provided that no selling concession, fee or other remuneration is paid in connection with such offers and sales other than usual and customary brokers commissions. All other affiliates of the Company would be required to comply with Regulation S restrictions applied to primary offerings by issuers which, in addition to the offshore transaction and no directed selling efforts requirements may include certain other offering restrictions.

     All directors and executive officers of the Company, NYSTRS and Rodamco, who will beneficially own an aggregate of 297,669 shares of Common Stock upon completion of this Offering, and the Company, with certain limited exceptions, have agreed, as described below under "Underwriting," with the Underwriters not to offer for sale, sell or otherwise dispose of, directly or indirectly, any shares of Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of Merrill Lynch & Co.

     NYSTRS and Rodamco, holders of Preferred Stock expected to be converted into 11,482,760 shares of Common Stock as a result of the Offering, are entitled to certain registration rights with respect to such shares for resale under the Securities Act. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Common Stock. Such rights may not be exercised prior to the expiration of 180 days from the date of this Prospectus. See "Description of Capital Stock -- 8% Preferred Stock -- Registration Rights" and "Description of Capital Stock -- 8% Preferred Stock, Series A -- Registration Rights" in the accompanying Prospectus.

     No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could also occur, may affect adversely prevailing market prices of the Common Stock. See "Risk
Factors -- Immediate and Substantial Dilution; Risk of Substantial Dilution upon Conversion of Preferred Stock; Registration Rights."

                                  UNDERWRITING

     Subject to the terms and conditions contained in the terms agreement and related underwriting agreement (collectively, the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Dean Witter Reynolds Inc., Lazard Freres & Co. LLC ("Lazard"), Lehman Brothers Inc., Smith Barney Inc. and BT Securities Corporation, are acting as representatives (the "Representatives") has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth after its name below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all the shares of Common Stock if any are purchased.

                                                                            NUMBER OF SHARES
                                      UNDERWRITER                           OF COMMON STOCK
                                                                            ----------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated.................................................
Dean Witter Reynolds Inc..................................................
Lazard Freres & Co. LLC...................................................
Lehman Brothers Inc.......................................................
Smith Barney Inc..........................................................
BT Securities Corporation.................................................
                                                                            ----------------
             Total........................................................     14,000,000
                                                                            ================

     The Representatives have advised the Company that the Underwriters propose initially to offer the Common Stock to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain
dealers at such price less a concession not in excess of $          per share.
The Underwriters may allow, and such dealers may reallow, a discount not in
excess of $          to certain other dealers. After the initial public
offering, the public offering price, concession and discount may be changed.

     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus Supplement, to purchase up to an aggregate of 2,100,000 additional shares of Common Stock at the price to the public set forth on the cover page of this Prospectus Supplement, less the underwriting discount. The Underwriters may exercise this option only to cover over-allotments, if any. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the foregoing table bears to the 14,000,000 shares of Common Stock offered hereby.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Company and the directors and executive officers of the Company have agreed that for a period of 180 days from the date of this Prospectus Supplement they will not, without prior and written consent of Merrill Lynch, offer, sell or otherwise dispose of any shares of Common Stock or any other security convertible into or exercisable for shares of Common Stock. NYSTRs and Rodamco have agreed to identical restrictions.

     The public offering price will be determined by agreement between the Company and the Representatives. Among the factors that will be considered by the parties in making such determination are the prevailing market conditions, dividend yields and financial characteristics of publicly traded REITs that the Company and the Representatives believe to be comparable to the Company, the present state of the Company's business operations and estimates of business, cash flow and earnings potential of the Company following the Offering.

     Each of Merrill Lynch and Lazard has from time to time provided investment banking and financial advisory services to the Company. The Company has agreed to pay Merrill Lynch an advisory fee of .75% for advisory services rendered in connection with the evaluation, analysis and structuring of the Offering. In addition, Lazard was the placement agent in the private placements of 8% Preferred Stock and 8% Preferred Stock, Series A, in November 1995. An affiliate of BT Securities Corporation has committed to be an agent and lender under the Company's Revolving Credit Facility.

     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for the purchase shares of Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the Offering (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus Supplement), the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described herein.

     The Representatives also may impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the Offering.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                    EXPERTS

     The consolidated financial statements and financial statement schedules of Cornerstone Properties Inc. as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 have been incorporated by reference herein and in the registration statement in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Lionel Sawyer & Collins, Las Vegas, Nevada. Certain legal matters related to the sale of the shares of Common Stock will be passed upon for the Company by Shearman & Sterling, New York, New York. In addition, the descriptions of federal income tax consequences contained in the section of the accompanying Prospectus entitled "Federal Income Tax Considerations" is based upon the opinion of Shearman & Sterling. Certain legal matters related to the Offering will be passed upon for the Underwriters by Rogers & Wells, New York, New York.

                                    GLOSSARY

     "1212 Partnership" means 1212 Second Avenue Limited Partnership, the managing general partner of Third Partnership.

     "6% Limit" means, for the purpose of preserving the Company's REIT qualification, the Articles of Incorporation provision that no holder is permitted to own, either actually or constructively under the applicable attribution rules of the Code, more than 6% of the value of the aggregate outstanding shares of all classes of stock of the Company.

     "7% Preferred Stock" means the 7% Cumulative Convertible Preferred Stock of the Company.

     "8% Preferred Stock" means the 8% Cumulative Convertible Preferred Stock of the Company.

     "8% Preferred Stock, Series A" means the 8% Cumulative Convertible Preferred Stock, Series A, of the Company.

     "Actual Rent" means the actual stated fixed rent received on a net or a gross basis.

     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Articles of Incorporation" means the Restated Articles of Incorporation of the Company.

     "Base Rent" means the monthly contractual base rent under the applicable lease(s) (e.g., relating to a tenant, a Property or all of the Properties, as applicable).

     "Board" means the Board of Directors of the Company.

     "CBD" means central business district.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Stock" means the common stock of the Company, without par value.

     "Company" means Cornerstone Properties Inc., a Nevada Corporation, and its subsidiaries on a consolidated basis.

     "DBRA" means Deutsche Bank Realty Advisors, Inc.

     "Deutsche Bank" means Deutsche Bank AG.

     "FFO" means Funds from Operations.

     "Five or Fewer Requirement" means the requirement under the Code and Treasury Regulations that during the last half of each taxable year, not more than 50% in value of a REIT's outstanding stock be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain specified entities).

     "Full Service Straight-Line Rent" means Straight-Line Rent plus Recoveries.

     "GAAP" means generally accepted accounting principles.

     "HILP" means Hines Interests Limited Partnership.

     "Hines" means Gerald D. Hines Interests and its affiliates.

     "HRO" means HRO International Ltd.

     "LIBOR" means the London Interbank Offered Rate.

     "MSA's" means Metropolitan Statistical Areas.

     "Net Effective Rent" means (i) Actual Rent determined for each year on a straight-line basis through the term of the lease, less (ii) the amount of operating expenses net of Recoveries and the amortization of deferred leasing costs (tenant improvements, leasing commissions, takeover obligations and other tenant inducements).

     "NWC" means NWC Limited Partnership, the owner of Norwest Center.

     "NYSE" means the New York Stock Exchange.

     "NYSTRS" means the New York State Teachers' Retirement System.

     "Offering" means the offering of shares of Common Stock of Cornerstone Properties, Inc., pursuant to and described in this Prospectus Supplement.

     "Phase I Assessments" mean Phase I Environmental Assessments conducted by environmental consultants.

     "Preferred Stock" means the 7% Preferred Stock, 8% Preferred Stock and 8% Preferred Stock, Series A of the Company and any other series of preferred stock of the Company, without par value, issued from time to time.

     "Properties" means the Company's interests in eight Class A office properties encompassing approximately five million rentable square feet.

     "Regulation S" means Regulation S under the Securities Act.

     "Recoveries" means the actual recovery of operating expenses in net lease buildings or the actual recovery of operating expense escalations in gross lease buildings.

     "REIT" means a real estate investment trust, as defined by Sections 856 through 860 of the Code and applicable Treasury Regulations.

     "Revolving Credit Facility" means the unsecured acquisition credit facility to be provided by Bankers Trust Company and The Chase Manhattan Bank in an amount of up to $200 million and bearing interest at a rate between 1.25% and 1.625% above LIBOR, depending upon the Company's ratio of total debt to asset value while funds are outstanding.

     "Rodamco" means Rodamco N.V. together with its subsidiaries.

     "Rule 144" means Rule 144 under the Securities Act.

     "S&M" means Sixth and Marquette Limited Partnership, owner of 50% partnership interest in NWC.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Straight-Line Rent" means the average of all Actual Rent required to be paid through the term of the lease calculated in accordance with GAAP.

     "Third Partnership" means Third and University Limited Partnership, the owner of Washington Mutual Tower.

     "Treasury Regulations" means regulations issued by the United States Treasury Department under the Code.

     "WRALP" means Wright Runstad Associates Limited Partnership.

                  CORNERSTONE PROPERTIES INC. AND SUBSIDIARIES
               INDEX TO PRO FORMA FINANCIAL STATEMENTS AND NOTES

Consolidated Pro Forma Balance Sheet at December 31, 1996..............................   F-2
Consolidated Pro Forma Statement of Operations for the year ended December 31, 1996....   F-3
Notes to Pro Forma Financial Statements................................................   F-4

                  CORNERSTONE PROPERTIES INC. AND SUBSIDIARIES
                      CONSOLIDATED PRO FORMA BALANCE SHEET

                            AS OF DECEMBER 31, 1996
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                        COMPLETED ACQUISITIONS
                                                    ------------------------------
                                                      ONE                   527
                                      HISTORICAL    LINCOLN     FRICK     MADISON     PRO FORMA           PRO FORMA
                                      CORNERSTONE    CENTRE    BUILDING    AVENUE    ADJUSTMENTS         CORNERSTONE
                                      -----------   --------   --------   --------   -----------         -----------
                                                      (1)        (2)        (3)
Assets
  Real estate investments...........   $ 799,662    $  --      $  --      $ 67,670    $  --               $ 867,332
  Less:  Accumulated depreciation...     198,686       --         --         --          --                 198,686
                                      -----------   --------   --------   --------   -----------         -----------
  Real estate investments...........     600,976       --         --        67,670       --                 668,646
  Other assets......................     165,204       --         --       (67,670)     174,000(4)(5)       271,534
                                      -----------   --------   --------   --------   -----------         -----------
  Total assets......................     766,180       --         --         --         174,000             940,180
                                       =========    ========   ========   ========    =========           =========
Liabilities
  Long term debt....................     400,142       --         --         --         (32,500)(5)         367,642
  Other liabilities.................      42,233       --         --         --          --                  42,233
                                      -----------   --------   --------   --------   -----------         -----------
  Total liabilities.................     442,375       --         --         --         (32,500)            409,875
                                      -----------   --------   --------   --------   -----------         -----------
Minority interest...................     (17,478)      --         --         --          --                 (17,478)
Redeemable preferred stock..........     162,743       --         --         --        (162,743)(6)          --
Stockholders' investment............     178,540       --         --         --         369,243(4)(6)       547,783
                                      -----------   --------   --------   --------   -----------         -----------
Total liabilities and stockholders'
  investment........................   $ 766,180    $  --      $  --      $  --       $ 174,000           $ 940,180
                                       =========    ========   ========   ========    =========           =========

                  CORNERSTONE PROPERTIES INC. AND SUBSIDIARIES
                 CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                      COMPLETED ACQUISITIONS
                                                 --------------------------------
                                                                            527
                                   HISTORICAL    ONE LINCOLN    FRICK     MADISON      PRO FORMA     PRO FORMA
                                   CORNERSTONE     CENTRE      BUILDING   AVENUE      ADJUSTMENTS   CORNERSTONE
                                   -----------   -----------   --------   -------     -----------   -----------
                                                     (1)         (2)        (3)
Revenues
  Office and parking rentals.....   $ 111,494      $ 5,374      $4,919    $11,805       $    --      $ 133,592
  Interest and other income......       5,414       --               6        --           (380)(7)      5,040
                                   -----------   -----------   --------   -------     -----------   -----------
    Total Revenues...............     116,908        5,374       4,925    11,805           (380)       138,632
                                   ============  ============  ========   ========    ============  ============
Expenses
  Building operating expenses....      44,188        2,225       2,673     4,607         --             53,693
  Interest expense...............      31,345       --           --         --           (1,625)(5)     29,720
  Depreciation and
    amortization.................      24,801        1,002         502     1,524         --             27,829
  General and administrative.....       6,312       --           --         --           --              6,312
                                   -----------   -----------   --------   -------     -----------   -----------
    Total Expenses...............     106,646        3,227       3,175     6,131         (1,625)       117,554
                                   -----------   -----------   --------   -------     -----------   -----------
Other income (expense)
  Net gain (loss) on interest
    rate swap....................       4,278       --           --         --           --              4,278
  Minority interest..............      (1,519)      --           --         --           --             (1,519)
                                   -----------   -----------   --------   -------     -----------   -----------
Income before extraordinary
  loss...........................   $  13,021      $ 2,147      $1,750    $5,674        $ 1,245      $  23,837
                                   ============  ============  ========   ========    ============  ============
Extraordinary loss...............      (3,925)      --           --         --           --             (3,925)
Net Income.......................   $   9,096      $ 2,147      $1,750    $5,674        $ 1,245      $  19,912
                                   ============  ============  ========   ========    ============  ============
Preferred Dividends..............       5,153                                            (1,653)         3,500
                                   -----------                                        -----------   -----------
Income available for Common
  Stockholders...................   $   3,943                                           $  (408)     $  16,412
                                   ============                                       ============  ============
Income Before Extraordinary
  Item per Share.................   $    0.39                                                        $    0.44
                                   ============                                                     ============
Net Income per Share.............   $    0.19                                                        $    0.36
                                   ============                                                     ============
Weighted Shares Outstanding......      20,411                                            25,483         45,894
                                   ============                                       ============  ============

                  CORNERSTONE PROPERTIES INC. AND SUBSIDIARIES
                    NOTES TO PRO FORMA FINANCIAL STATEMENTS

     The unaudited selected pro forma consolidated statement of operations and balance sheet data is presented as if the Offering, the sale of the Company's 8% Preferred Stock and the 8% Preferred Stock, Series A, the assumed conversion of such Preferred Stock to Common Stock, the Company's repayment of a $32.5 million term loan from Deutsche Bank and the acquisition of both Properties in New York City, the Property in Oakbrook Terrace, Illinois, and the Property in Pittsburgh had occurred as of January 1, 1996 for operating data and December 31, 1996 for balance sheet data. The pro forma financial information is not necessarily indicative of what the results of operations of the Company would have been for the periods indicated, nor does it purport to represent the Company's future results of operations.
---------------

(1) One Lincoln Centre was purchased on November 8, 1996 for $49,950,000. The purchase price and related acquisition and stock issuance costs were funded by issuing 8% Preferred Stock, Series A ($40,000,000) and by available cash ($9,950,000). Depreciation expense on the building (including acquisition costs) has been calculated on a straight-line basis over 40 years.

(2) The Frick Building was purchased on November 8, 1996 for $26,500,000. The purchase price and related acquisition and stock issuance costs were funded by issuing 8% Preferred Stock, Series A. Depreciation expense on the building (including acquisition costs) has been calculated on a straight-line basis over 40 years.

(3) 527 Madison Avenue was purchased on January 29, 1997 for $67,000,000. The purchase price and related acquisition and stock issuance costs were purchased with cash that was raised by issuing 8% Preferred Stock. Depreciation expense on the building (including acquisition costs) has been calculated on a straight-line basis over 40 years.

(4) An adjustment has been made to reflect the gross Offering proceeds (14,000,000 shares @ $16.00 per share) less Offering costs estimated at $17.5 million, including underwriters' discount.

(5) Proceeds from the 8% Preferred Stock was used to retire the $32,500,000 term loan from Deutsche Bank. An adjustment has been made to eliminate the interest expense on the term loan for the year ended December 31, 1996.

(6) An adjustment has been made to reflect the conversion of the 8% Preferred Stock, Series A ($66,500,000) and the 8% Preferred Stock ($100,000,000) into Common Stock at $14.50 per share.

(7) On November 22, 1996, the Company raised $100,000,000 in equity by issuing 8% Preferred Stock. $67,000,000 of this issue was used to purchase 527 Madison Avenue. An adjustment has been made to eliminate the interest income and accrued dividends on the $67,000,000 from November 23, 1996 to December 31, 1996.

PROSPECTUS

                                  $700,000,000

                          CORNERSTONE PROPERTIES INC.
                                  Common Stock

                            ------------------------

     Cornerstone Properties Inc. ("Cornerstone" or the "Company") may offer from time to time shares of its Common Stock, with no par value ("Common Stock"), with an aggregate public offering price of up to $700,000,000 in amounts, at prices and on terms to be determined at the time of offering and set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

     The number of the shares and specific terms of the Common Stock in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in an accompanying Prospectus Supplement, including the initial public offering price and the net proceeds to the Company.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

     The Common Stock may be offered by the Company directly to one or more purchasers, through agents designated from time to time by the Company or through dealers or underwriters. If any agents of the Company or any dealers or underwriters are involved in the offering of Common Stock in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable purchase price, fee, commission or discount will be set forth, or will be calculable from the information set forth, in the accompanying Prospectus Supplement, together with the net proceeds to the Company. See "Plan of Distribution". This Prospectus may not be used to consummate sales of Common Stock unless accompanied by a Prospectus Supplement describing the method and terms of the offering of such Common Stock.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                            ------------------------

                 The date of this Prospectus is March 12, 1997.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH THEY RELATE. NEITHER THE DELIVERY OF THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE OF OR OFFER TO SELL THE OFFERED SECURITIES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE HEREOF. THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE OFFERED SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH STATE.

                            ------------------------

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (of which this Prospectus is a part) on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission, and in the exhibits thereto. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices listed below.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Commission. The Registration Statement, as well as such reports, proxy statements and other information filed with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Company files its reports, proxy statements and other information with the Commission electronically. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents have been filed by the Company under the Exchange Act with the Commission and are incorporated by reference in this Prospectus:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by the Company's Report on Form 10-K/A, dated March 10, 1997, filed with the Commission pursuant to the Exchange Act.

     2. The Company's Report on Form 10-K/A, dated February 21, 1997, amending the Company's Annual Report on Form 10-K for the year ended December 31, 1995, filed with the Commission pursuant to the Exchange Act.

     3. The Company's Current Report on Form 8-K dated January 29, 1997, filed with the Commission pursuant to the Exchange Act.

     4. The Company's Current Reports on Form 8-K/A, dated January 22, 1997, February 24, 1997, February 24, 1997 and March 10, 1997, filed with the Commission pursuant to the Exchange Act.

     5. The description of the Company's Common Stock contained in Item 10 of Form 10 filed with the Commission on April 30, 1982, pursuant to Section 12(g) of the Exchange Act, including all amendments and reports updating such description.

     All documents and reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of filing hereof and prior to the date on which the Company ceases offering and selling Common Stock pursuant to this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus and the accompanying Prospectus Supplement are delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the Registration Statement to which this Prospectus relates or into such other documents. Requests for documents should be directed to Cornerstone Properties Inc., Tower 56, 126 East 56th Street, New York, New York 10022, Attention: Secretary (telephone number: (212) 605-7100).

                                  THE COMPANY

     The Company is a self-advised equity real estate investment trust ("REIT"). Since its formation in 1981, the Company has developed three office properties in geographically diverse cities of the United States -- Denver, Colorado, Minneapolis, Minnesota and Seattle, Washington. The Company has also acquired five office buildings in Boston, Massachusetts, New York, New York, Oakbrook Terrace, Illinois and Pittsburgh, Pennsylvania. Seven of the eight properties were built in the mid- to late-1980's and the eighth was fully renovated in the late 1980's.

     The Company's business objective is to increase its funds from operations by generating sustainable current cash flow and providing capital appreciation through investments in the office real estate markets of the United States. The general strategy of the Company is to invest in larger, high-quality office buildings in major metropolitan markets in the United States. The Company intends to focus on office properties in central business district locations, as well as in highly developed suburban markets. Highly qualified, local property managers are hired to manage the Company's properties on a day to day basis. This allows Cornerstone personnel to remain focused on financing, budgeting, leasing and other major decisions regarding the properties.

     The Company does not intend to undertake any major new business assignments other than the management of the Company's own portfolio in order to avoid potential conflicting priorities or the need to serve multiple clients. The Company continues to have advisory responsibilities to three clients which were undertaken earlier, but these responsibilities will be terminated by July 1, 1997 and, in any case, are estimated to occupy a minimal amount of management time.

     The principal executive offices of the Company are located at Tower 56, 126 East 56th Street, New York, New York 10022, and its telephone number at that location is (212) 605-7100. The Company was organized under the laws of the State of Nevada in May 1981.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net cash proceeds from the sale of Offered Securities for general corporate purposes, including working capital, repayment of indebtedness, investment in new properties or maintenance or improvement of currently owned properties. The Prospectus Supplement relating to a particular sale of Offered Securities will set forth the Company's intended use for the net proceeds received from the sale of such Offered Securities. Pending application of the net proceeds of any sale of Offered Securities to such uses, the Company may invest such net proceeds in short-term liquid investments which are consistent with the Company's intention to qualify for taxation as a REIT. Such investments may include, for example, government and government agency securities, certificates of deposit, interest-bearing bank deposits, investment grade commercial paper and mutual funds investing in similar instruments.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 15,000,000 shares of Preferred Stock, with no par value ("Preferred Stock"). Stockholders have no preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional shares of stock of any class or of securities convertible into stock of any class. The following brief description of the capital stock of the Company does not purport to be complete and is subject in all respects to applicable Nevada law and to the provisions of the Company's Restated Articles of Incorporation (the "Articles of Incorporation") and Bylaws, as amended, and to the respective certificates of designations for each series of Preferred Stock, copies of which are exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     The Company had 20,853,661 shares of Common Stock outstanding at January 31, 1997. Subject to the provisions of the Articles of Incorporation regarding preservation of the Company's REIT status, each outstanding share of Common Stock entitles the holder thereof to one vote on all matters presented to stockholders for a vote. There are no cumulative voting rights with respect to the election of directors. Holders of Common Stock have no conversion, sinking fund or redemption rights. All of the Offered Securities will be, when issued, fully paid and nonassessable.

     The holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, subject to the terms of any Preferred Stock at the time outstanding and to the provisions of the Articles of Incorporation regarding preservation of the Company's REIT status. In the event of the liquidation of the Company, each outstanding share of Common Stock is entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company.

     The Transfer Agent and Registrar for the Common Stock is Boston EquiServe.

PREFERRED STOCK

     Under the Articles of Incorporation, the Board of Directors of the Company is authorized, without further stockholder action, to provide for the issuance of Preferred Stock in one or more series. The powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, of the Preferred Stock of each series are fixed or designated by the Board of Directors pursuant to a certificate of designations (each, a "Certificate of Designations"). Such Preferred Stock may have voting or other rights which could adversely affect the rights of holders of the Common Stock.

     Holders of Preferred Stock have no voting rights in general corporate matters except as provided by law or as set forth in the Certificate of Designations therefor. Under Nevada law, if any proposed amendment to the Articles of Incorporation would alter or change any preference or any relative or other right given to the holders of Preferred Stock, then the amendment must be approved by the affirmative vote of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

     As of January 31, 1997, the Preferred Stock established by the Company consisted of (i) 3,030,303 shares of 7% Cumulative Convertible Preferred Stock, with no par value (the "7% Preferred Stock"), all of which were issued and outstanding and held by Deutsche Bank; (ii) 458,621 shares of 8% Cumulative Convertible Preferred Stock, Series A, with no par value (the "8% Preferred Stock, Series A"), all of which were issued and outstanding and held indirectly by Rodamco, N.V. ("Rodamco"); and (iii) 1,035,483 shares of its 8% Cumulative Convertible Preferred Stock, with no par value (the "8% Preferred Stock"), 689,655 of which were issued and outstanding and held by the New York State Teachers' Retirement System. Set forth below is a brief description of the terms of each series of Preferred Stock.

  7% Preferred Stock

     Priority. The 7% Preferred Stock, with respect to dividends and distributions and upon the liquidation, dissolution or winding-up of the Company, ranks (i) senior to all classes of Common Stock, to the 8% Preferred Stock, Series A, and to each other class of capital stock or series of Preferred Stock established by the Board of Directors (except as set forth below) which does not expressly provide that it ranks senior to the 7% Preferred Stock as to dividends and distributions and upon the liquidation, winding-up and dissolution of the Company and (ii) on a parity with the 8% Preferred Stock and any other class of capital stock or series of Preferred Stock issued by the Company, the terms of which expressly provide that such class or series will rank on a parity with the 7% Preferred Stock as to dividends and distributions or upon the liquidation, dissolution or winding-up of the Company.

     Dividends. Holders of 7% Preferred Stock are entitled to receive cumulative cash dividends payable annually at the rate of 7% per annum when, as and if declared by the Board of Directors out of funds legally available therefor and in preference to any dividend payable on the Common Stock and the 8% Preferred Stock, Series A. Such dividends accrue from day to day and are cumulative, whether or not declared.

     Liquidation. Upon the liquidation, dissolution or winding-up of the Company (either voluntary or involuntary), holders of 7% Preferred Stock are entitled to receive out of the assets of the Company available for distribution after payment of all liabilities, before any distribution is made to the holders of the 8% Preferred Stock, Series A, or the Common Stock, an amount equal to $16.50 per share plus an amount equal to all dividends (whether or not earned or declared) accrued and accumulated and unpaid on the shares of 7% Preferred Stock to the date of final distribution.

     Conversion. Each share of the 7% Preferred Stock is convertible, at the option of the holder thereof, at any time after August 4, 2000, into that number of shares of Common Stock as is determined by dividing the stated value of such share by the conversion price in effect for the 7% Preferred Stock at the time of conversion. The conversion price currently in effect is $16.50 per share of Common Stock, subject to adjustment.

     Redemption.  The 7% Preferred Stock is not redeemable.

     Voting. The Certificate of Designations for the 7% Preferred Stock provides that if dividends payable on the 7% Preferred Stock shall be in arrears for six calendar quarters or more, whether or not consecutive, the holders of the outstanding shares of the 7% Preferred Stock shall have the right to elect two of the authorized number of members of the Board of Directors at the Company's next annual meeting of stockholders until such arrearages have been paid or set apart for payment. In addition, the Certificate of Designations for the 7% Preferred Stock provides that the issuance of any shares of Preferred Stock ranking prior to the 7% Preferred Stock shall require the consent of the holders of the 7% Preferred Stock. The Company has agreed that so long as Deutsche Bank holds at least 1,000,000 shares of the 7% Preferred Stock, the Company will not issue any shares of Preferred Stock ranking on a parity with the 7% Preferred Stock without the prior written consent of Deutsche Bank. Deutsche Bank consented to the issuance of the 8% Preferred Stock.

     Registration Rights. If at any time after one year following a registered initial public offering in the United States by the Company, Deutsche Bank notifies the Company in writing that it intends to offer or to cause to be offered for sale its shares of the 7% Preferred Stock and/or shares of Common Stock issued upon conversion of the 7% Preferred Stock and requests the Company to cause such securities to be registered under the Securities Act, the Company will use its best efforts to cause such securities to be so registered if counsel for the Company shall deem such registration necessary or advisable. Deutsche Bank is required to hold and to intend to offer for public sale not less than a total of 1,500,000 shares of the 7% Preferred Stock and/or shares of Common Stock issued upon conversion thereof at the time of any such request. The Company is not obligated to make more than one registration pursuant to these provisions.

  8% Preferred Stock

     Priority. The 8% Preferred Stock, with respect to dividends and distributions and upon the liquidation, dissolution or winding-up of the Company, ranks (i) senior to all classes of Common Stock, to the 8% Preferred Stock, Series A, and to each other class of capital stock or series of Preferred Stock established by the Board of Directors which does not expressly provide that it ranks senior to the 8% Preferred Stock as to dividends and distributions or upon the liquidation, winding-up and dissolution of the Company and (ii) on parity with the 7% Preferred Stock and any other class of capital stock or series of Preferred Stock issued by the Company, the terms of which expressly provide that such class or series will rank on a parity with the 8% Preferred Stock as to dividends and distributions or upon the liquidation, dissolution or winding-up of the Company.

     Dividends. Holders of 8% Preferred Stock are entitled to receive cumulative cash dividends payable quarterly at the rate of 8% per annum when, as and if declared by the Board of Directors out of funds legally available therefor and in preference to any dividend payable on the Common Stock and the 8% Preferred Stock, Series A. Such dividends accrue from day to day and are cumulative, whether or not declared.

     Liquidation. Upon the liquidation, dissolution or winding-up of the Company (either voluntary or involuntary), holders of 8% Preferred Stock are entitled to receive out of the assets of the Company available for distribution after payment of all liabilities, before any distribution is made to the holders of the 8% Preferred Stock, Series A, or the Common Stock, an amount equal to $145.00 per share plus an amount equal to all dividends (whether or not earned or declared) accrued and accumulated and unpaid on the shares of 8% Preferred Stock to the date of final distribution.

     Conversion. Each share of 8% Preferred Stock is convertible, at the option of the holder thereof, at any time and from time to time, into that number of shares of Common Stock as is determined by dividing the stated value of such share by the conversion price in effect for the 8% Preferred Stock at the time of conversion. The conversion price currently in effect is $14.50 per share of Common Stock, subject to adjustment.

     Conversion by the Company. The Company has the right, at its option, to convert all shares of 8% Preferred Stock then outstanding into shares of Common Stock upon the consummation of a public offering meeting the following conditions (an "8% Preferred Stock Qualified Public Offering"). An "8% Preferred Stock Qualified Public Offering" means an underwritten public offering of Common Stock to be listed on the New York Stock Exchange in which (i) the aggregate net proceeds to the Company (after payment of all fees and expenses of the offering and pay-down of any then remaining debt under the Term Loan Agreement, dated as of August 8, 1995, between the Company and Deutsche Bank AG (London)) together with the net proceeds of any prior public offerings of Common Stock listed on the New York Stock Exchange equal or exceed US$200 million, (ii) the expected distributions on shares of Common Stock of the Company for the 12 months following the 8% Preferred Stock Qualified Public Offering (as certified by the treasurer or chief financial officer of the Company) divided by the public offering price is equal to or less than 7.75% and (iii) (A) if the 8% Preferred Stock Qualified Public Offering is completed in calendar year 1997, the initial public offering price is at least $16.00 per share, (B) if the 8% Preferred Stock Qualified Public Offering is completed in calendar year 1998, the initial public offering price is at least $16.50 per share and (C) if the 8% Preferred Stock Qualified Public Offering is completed in calendar year 1999, the initial public offering price is at least $17.00 per share; provided, however, that an 8% Preferred Stock Qualified Public Offering shall be deemed to occur on the first business day following any day the condition set forth in clause (i) above and each of the following conditions is satisfied: (x) the day is prior to January 1, 2000, (y) the average of the closing prices for shares of Common Stock as reported on the New York Stock Exchange composite tape for the 20 consecutive trading days immediately preceding such day (the "Composite Average") equals or exceeds the applicable minimum initial public offering price for a public offering to be considered an 8% Preferred Stock Qualified Public Offering at such time and (z) the expected distributions on shares of Common Stock for the 12 months following such day (as certified by the treasurer or chief financial officer of the Company) divided by the Composite Average is equal to or less than 7.75%.

     Redemption. The Company may redeem the 8% Preferred Stock at any time on or after November 22, 2001, as a whole in cash at a redemption price equal to $145.00 per share plus an amount equal to all dividends accrued and unpaid thereon to the redemption date, plus a redemption premium calculated to cause the holders of the 8% Preferred Stock to have received an internal rate of return of 12% per annum.

     Change in Control Put. Each holder of 8% Preferred Stock has the right to require the redemption of its 8% Preferred Stock by the Company in cash at a redemption price equal to $146.45 per share plus an amount equal to all dividends accrued and unpaid thereon to the redemption date upon the occurrence of a "Change in Control". A "Change in Control" means (i) a merger, consolidation or reorganization of the Company, if, after giving effect thereto, the holders of the Common Stock prior to such transaction shall fail to own at least 51% of the capital stock entitled to vote for the election of directors in the successor entity, (ii) the sale of a majority or more of the assets of the Company in any single transaction or in any series of related transactions or
(iii) a change in the composition of the Board of Directors of the Company such that during any period of two consecutive years the individuals who at the beginning of such period were directors of the Company shall cease for any reason to constitute a majority of the directors then in office (and not designated to the Board of Directors by any holder of Preferred Stock) unless the individuals replacing such directors were elected or nominated by the Board of Directors of the Company.

     Restriction on Debt. The Company may not incur debt exceeding 60% of the appraised value of the assets of the Company other than debt in an amount which does not exceed the principal amount of outstanding debt of the Company extended, refinanced, renewed or replaced with the proceeds thereof, plus any costs associated with the extension, refinancing, renewal or replacement.

     Voting. The Certificate of Designations for the 8% Preferred Stock provides that the holders of shares of 8% Preferred Stock are entitled to elect one member of the Board of Directors of the Company. The Certificate of Designations for the 8% Preferred Stock also provides that if (i) on or prior to December 31, 1999, the Company has not completed an 8% Preferred Stock Qualified Public Offering, (ii) dividends on the 8% Preferred Stock are in arrears for two consecutive calendar quarters or more or (iii) the Company has violated the restriction on debt described above, the holders of the outstanding shares of 8% Preferred Stock shall have the right to elect one additional member of the Board of Directors. The Certificate of Designations for the 8% Preferred Stock further provides that prior to the completion of an 8% Preferred Stock Qualified Public Offering, the consent of the holders of at least a majority of the shares of 8% Preferred Stock outstanding at the time shall be necessary to effect certain material changes to the Articles of Incorporation or to increase the size of the Board of Directors to greater than nine members. The consent of the holders of 8% Preferred Stock is not required for increases in the size of the Board of Directors to allow for directors elected by holders of 8% Preferred Stock or 8% Preferred Stock, Series A, to be seated.

     Registration Rights. The holders of at least 25% of the shares of Common Stock or other securities issuable upon conversion of the 8% Preferred Stock (the "8% Conversion Stock") may require the Company to use its best efforts to register the 8% Conversion Stock on the earlier of (i) the date which is six months after the date the registration statement filed by the Company covering an 8% Preferred Stock Qualified Public Offering became effective or (ii) December 31, 1999 if an 8% Preferred Stock Qualified Public Offering shall not have been completed on or prior to such date. In addition, holders of the 8% Preferred Stock have been granted certain incidental rights to register 8% Conversion Stock upon the filing of registration statements by the Company, subject to certain limitations.

  8% Preferred Stock, Series A

     Priority. The 8% Preferred Stock, Series A, with respect to dividends and distributions and upon the liquidation, dissolution or winding-up of the Company, ranks (i) senior to all classes of Common Stock and each other class of capital stock or series of preferred stock established by the Board of Directors (except as set forth below) which does not expressly provide that it ranks senior to the 8% Preferred Stock as to dividends and distributions or upon the liquidation, winding-up and dissolution of the Company; (ii) on a parity with any other class of capital stock or series of Preferred Stock issued by the Company the terms of which expressly provide that such class or series will rank on a parity with the 8% Preferred Stock, Series A, with respect to dividends and distributions or upon the liquidation, dissolution or winding-up of the Company; and (iii) junior to the 7% Preferred Stock and the 8% Preferred Stock.

     Dividends. Holders of 8% Preferred Stock, Series A, are entitled to receive cumulative cash dividends payable quarterly at the rate of 8% per annum when, as and if declared by the Board of Directors out of funds legally available therefor and in preference to any dividend payable on the Common Stock. Such dividends accrue from day to day and are cumulative, whether or not declared.

     Liquidation. Upon the liquidation, dissolution or winding-up of the Company (either voluntary or involuntary), holders of 8% Preferred Stock, Series A, are entitled to receive out of the assets of the Company available for distribution after payment of all liabilities, before any distribution is made to the holders of the Common Stock, an amount equal to $145.00 per share plus an amount equal to all dividends (whether or not earned or declared) accrued and accumulated and unpaid on the shares of 8% Preferred Stock, Series A, to the date of final distribution.

     Conversion. Each share of 8% Preferred Stock, Series A, is convertible, at the option of the holder thereof, at any time and from time to time, into that number of shares of Common Stock as is determined by dividing the stated value of such share by the conversion price in effect for the 8% Preferred Stock, Series A, at the time of conversion. The conversion price currently in effect is $14.50 per share of Common Stock, subject to adjustment.

     Conversion by the Company. The Company has the right, at its option, to convert all shares of 8% Preferred Stock, Series A, then outstanding into shares of Common Stock upon the consummation of a "Series A Qualified Public Offering". A "Series A Qualified Public Offering" means: a "Public Offering" (as defined below) prior to January 1, 2000 in which (i) the aggregate net proceeds to the Company (after payment of all fees and expenses of the offering) together with the net proceeds of any prior Public Offerings of Common Stock listed on the New York Stock Exchange equal or exceed the Minimum Amount (as defined below) and
(ii) (a) if the Public Offering is completed in calendar year 1997, the initial public offering price is at least $16.00 per share, (b) if the Public Offering is completed in calendar year 1998, the initial public offering price is at least $16.50 per share or (c) if the Public Offering is completed in calendar year 1999, the initial public offering price is at least $17.00 per share; provided, however, that a Qualified Public Offering shall be deemed to occur on the first business day which follows any period of 20 trading days after a Public Offering and prior to January 1, 2000 in which the Composite Average equals or exceeds the applicable minimum initial price for a Public Offering to be considered a Series A Qualified Public Offering at such time. "Public Offering" means an underwritten public offering of Common Stock pursuant to an effective registration statement under the 1933 Act and listed on the New York Stock Exchange. "Minimum Amount" means, at any time, the sum of (i) $75 million plus (ii) the product of .5618 multiplied by the stated value of all shares of 8% Preferred Stock issued by the Company prior to such time and after November 1, 1996. As of December 1, 1996, the Minimum Amount was $131,180,000.

     Redemption. The Company may redeem the 8% Preferred Stock, Series A, at any time on or after December 31, 2001, as a whole in cash at a redemption price equal to $145.00 per share plus an amount equal to all dividends accrued and unpaid thereon through the redemption date, plus a redemption premium calculated to cause the holders of the 8% Preferred Stock, Series A, to have received an internal rate of return equal to 12% per annum.

     Put if No Public Offering. Each holder of the 8% Preferred Stock, Series A, has the right to require redemption of its 8% Preferred Stock, Series A, in cash at a price equal to $145.00 per share plus a sum equal to all dividends accrued and unpaid thereon (if any) if the Company has not completed, prior to January 1, 2001, a Public Offering in which the aggregate net proceeds to the Company (after payment of fees and expenses of the offering) equal or exceed $75,000,000.

     Change in Control Put. Each holder of shares of 8% Preferred Stock, Series A, has the right to require the redemption of its 8% Preferred Stock, Series A, by the Company in cash at a redemption price equal to $146.45 per share plus an amount equal to all dividends accrued and unpaid thereon to the redemption date upon the occurrence of a Change in Control (as defined above).

     Voting. The Certificate of Designations for the 8% Preferred Stock, Series A, provides that the holders of shares of 8% Preferred Stock, Series A, are entitled to elect one member of the Board of Directors of the Company. The Certificate of Designations for the 8% Preferred Stock, Series A, also provides that if dividends on the 8% Preferred Stock, Series A, are in arrears for two consecutive calendar quarters or more, the holders of the outstanding shares of 8% Preferred Stock, Series A, shall have the right to elect one additional member of the Board of Directors of the Company. The Certificate of Designations for the 8% Preferred Stock, Series A, further provides that prior to the completion of a Series A Qualified Public Offering, the consent of the holders of at least a majority of the shares of 8% Preferred Stock, Series A, outstanding at the time shall be necessary to effect certain material changes to the Restated Articles of Incorporation or to increase the size of the Board of Directors to greater than nine members. Such consent is not required for increases in the size of the Board of Directors to allow for directors elected by holders of 8% Preferred Stock or 8% Preferred Stock, Series A, to be seated.

     Designation of Director. The Company has agreed that, as long as Rodamco maintains an investment in the Company of at least $50 million, management of the Company will continue to nominate a representative of Rodamco for election to the Board of Directors and the Investment Committee of the Board of Directors.

     Registration Rights. The holders of all the shares of Common Stock or other securities issuable upon conversion of the 8% Preferred Stock, Series A ("Series A Conversion Stock"), may require the Company to use its best efforts to register the Series A Conversion Stock on the earlier of (i) the date which is six months after the date the registration statement filed by the Company covering a Public Offering shall have become effective and (ii) December 31, 2000 if a Series A Qualified Public Offering shall not have been completed on or prior to such date. In addition, holders of the 8% Preferred Stock, Series A, have been granted certain incidental rights to register the Series A Conversion Stock upon the filing of registration statements by the Company, subject to certain limitations.

  Conversion Price Adjustments

     Subject to certain exceptions, the conversion prices per share applicable to the 7% Preferred Stock, the 8% Preferred Stock and the 8% Preferred Stock, Series A, are subject to adjustment upon the occurrence of certain events, including (i) dividends (and other distributions) payable in Common Stock on the Company's outstanding shares of Common Stock, (ii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock, (iii) subdivisions, combinations and reclassifications of Common Stock and (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to above and dividends and distributions paid in cash out of the profits or surplus of the Company).

     In case the Company shall be a party to any transaction (including, without limitation, a merger, consolidation or sale of all or substantially all of the Company's assets), in each case as a result of which shares of Common Stock will be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each outstanding share of 7% Preferred Stock, 8% Preferred Stock and 8% Preferred Stock, Series A, if convertible after the consummation of the transaction, will thereafter be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares or fraction thereof of Common Stock into which one share of the applicable series of Preferred Stock is convertible immediately prior to such transaction.

                        CERTAIN PROVISIONS OF NEVADA LAW
                 AND OF THE COMPANY'S ARTICLES OF INCORPORATION

     The terms of Chapter 78 of the Nevada Revised Statutes, entitled the Nevada General Corporation Law (the "NGCL"), apply to the Company. Under certain circumstances, the following selected provisions of the NGCL may delay or make more difficult acquisitions or changes of control of the Company. The Articles of Incorporation and Bylaws of the Company do not exclude the Company from such provisions of the NGCL. Such provisions may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests. Such provisions may also have the effect of preventing changes in the management of the Company.

CONTROL SHARE ACQUISITIONS

     Pursuant to Sections 78.378 to 78.3793 of the NGCL, an "acquiring person", who acquires a "controlling interest" in an "issuing corporation", may not exercise voting rights on any "control shares" unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special meeting of such stockholders held upon the request and at the expense of the acquiring person. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting powers, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of his or her shares, and the corporation must comply with the demand. For purposes of the above provisions, "acquiring person" means (subject to certain exceptions) any person who, individually or in association with others, acquires or offers to acquire, directly or indirectly, a controlling interest in an issuing corporation. "Controlling interest" means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise
(i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority and/or (iii) a majority or more of the voting power of the issuing corporation in the election of directors. Voting rights must be conferred by a majority of the disinterested stockholders as each threshold is reached and/or exceeded. "Control Shares" means those outstanding voting shares of an issuing corporation which an acquiring person acquires or offers to acquire in an acquisition or within 90 days immediately preceding the date when the acquiring person became an acquiring person. "Issuing corporation" means a corporation that is organized in Nevada, has 200 or more stockholders (at least 100 of whom are stockholders of record and residents of Nevada) and does business in Nevada directly or through an affiliated corporation. The above provisions do not apply if the articles of incorporation or bylaws of the corporation in effect on the 10th day following the acquisition of a controlling interest by an acquiring person provide that said provisions do not apply. As noted above, the Company's Articles of Incorporation and Bylaws do not exclude the Company from the restrictions imposed by such provisions.

CERTAIN BUSINESS COMBINATIONS

     Sections 78.411 to 78.444 of the NGCL restrict the ability of a "resident domestic corporation" to engage in any combination with an "interested stockholder" for three years following the interested stockholder's date of acquiring the shares that cause such stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder on the interested stockholder's date of acquiring the shares that cause such stockholder to become an interested stockholder is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested stockholder may effect a combination after the three-year period only if such stockholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. For purposes of the above provisions, "resident domestic corporation" means a Nevada corporation that has 200 or more stockholders. "Interested stockholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (ii) an affiliate or associate of the resident domestic corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. The above provisions do not apply to corporations that so elect in a charter amendment approved by a majority of the disinterested shares. Such a charter amendment, however, would not become effective for 19 months after its passage and would apply only to stock acquisitions occurring after its effective date. As noted above, the Company's Articles of Incorporation and Bylaws do not exclude the Company from the restrictions imposed by such provisions.

DIRECTORS' DUTIES

     Section 78.138 of the NGCL allows directors and officers, in exercising their respective powers with a view to the interests of the corporation, to consider the interests of the corporation's employees, suppliers, creditors and customers, the economy of the state and the nation, the interests of the community and of society and the long and short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation. Directors may resist a change or potential change in control if the directors, by a majority vote of a quorum, determine that the change or potential change is opposed to or not in the best interest of the corporation. In so determining, the board of directors must consider the interests set forth above or have reasonable grounds to believe that, within a reasonable time, the debt created as a result of the change in control would cause the assets of the corporation or any successor to be less than the liabilities or would render the corporation or any successor insolvent or lead to bankruptcy proceedings.

PUT PROVISIONS

     The terms of the 8% Preferred Stock and the 8% Preferred Stock, Series A, allow the holders to require the Company to redeem their shares in certain circumstances, including upon the occurrence of events constituting a "Change in Control". See "Description of Capital Stock of the Company -- Preferred Stock".

OWNERSHIP RESTRICTIONS

     For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined by the Code to include certain entities) during the last half of a taxable year. To help ensure that the Company continues to qualify as a REIT,
Article 8 of the Company's Articles of Incorporation provides that shares of the Company's stock shall not be transferred to any person if such transfer would cause such person to become the direct or indirect owner of more than 6% of the value of the outstanding shares of capital stock of the Company (the "6% Limit"). Shares of stock acquired in excess of the 6% Limit shall be deemed to be transferred to the Company as trustee for the benefit of the person to whom the person who acquired the excess shares later transfers such shares. In addition, excess shares shall be deemed to have been offered for sale to the Company or its designee at their "fair market value" for a 90-day period.
Article 8 further provides that a person who knowingly violates the 6% Limit must indemnify the Company and its stockholders for losses if such violation causes the Company either to fail to qualify as a REIT or to be subject to personal holding company taxes. The affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock is required to alter, amend, repeal or adopt any provision inconsistent with such restrictions.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of the material federal income tax considerations associated with an investment in the Common Stock offered hereby. Shearman & Sterling, counsel to the Company, has reviewed the following discussion and is of the opinion that it fairly summarizes the federal income tax considerations that are likely to be material to a holder of Common Stock. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to a particular prospective stockholder in light of his or her personal circumstances; nor does it deal with particular types of stockholders that are subject to special treatment under the Code, such as insurance companies, financial institutions and broker-dealers. The Code provisions governing the federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, rules and Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof. The following discussion and the opinions of Shearman & Sterling are based on current law.

     EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO SUCH PURCHASER'S SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PURCHASE, HOLDING AND SALE OF COMMON STOCK OF THE COMPANY.

FEDERAL INCOME TAXATION OF THE COMPANY

     The Company believes that, commencing with its taxable year ended December 31, 1983, it was organized and has operated in such a manner so as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it has qualified or will remain qualified as a REIT. The Company has not requested and does not intend to request a ruling from the Internal Revenue Service (the "IRS") as to its status as a REIT. Based on various assumptions and factual representations made by the Company, in the opinion of Shearman & Sterling, counsel to the Company, the Company was organized and has operated in conformity with the requirements for qualification as a REIT, the Company has operated so as to qualify as a REIT since its taxable year ended December 31, 1992 (which such counsel believes is the Company's earliest taxable year which is within the normal period for federal tax audit), and the Company's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code for each of its subsequent taxable years. Such qualification depends upon the Company's ability to meet the various requirements imposed under the Code through actual operations, as discussed below, and no assurance can be given that actual operations will meet these requirements. The opinion of Shearman & Sterling is not binding on the IRS. The opinion of Shearman & Sterling also is based upon existing law, the regulations issued by the United States Treasury Department (the "Treasury Regulations"), currently published administrative positions of the IRS and judicial decisions, which are subject to change either prospectively or retroactively.

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is currently distributed to stockholders. The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the stockholder level) that usually results from investments in a corporation.

     The Company, however, will be subject to federal income tax, as follows: first, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the corporate "alternative minimum tax." Third, if the Company has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy either the 75% or 95% gross income test (discussed below) but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each year at least the sum of (i) 85% of its REIT ordinary income for such year,
(ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company should acquire or be treated as acquiring any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction and the Company subsequently recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the excess of (a) the fair market value of the asset as of the beginning of the applicable Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of such Recognition Period (the "Built-In Gain"), such gain will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the IRS (the "Built-In Gain Rules").

REQUIREMENTS FOR QUALIFICATION

     To qualify as a REIT, the Company must elect to be so treated and must meet the requirements, discussed below, relating to the Company's organization, sources of income, nature of assets and distributions of income to stockholders.

  Organizational Requirements

     The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more directors or trustees, (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (iii) that would be taxable as a domestic corporation but for Sections 856 through 859 of the Code, (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code,
(v) the beneficial ownership of which is held by 100 or more persons (the "100 Stockholder Requirement"), and (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities) (the "Five or Fewer Requirement"). In addition, certain other tests, described below, regarding the nature of its income and assets also must be satisfied. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (vi).

     In order to protect the Company from a concentration of ownership of its stock that would cause the Company to fail the Five or Fewer Requirement or the 100 Stockholder Requirement, the Articles of Incorporation of the Company provides that no holder is permitted to own, either actually or constructively under the applicable attribution rules of the Code, more than 6% (in value) of the aggregate outstanding shares of all classes of stock of the Company with certain exceptions. In addition, no holder is permitted to own, either actually or constructively under the applicable attribution rules of the Code, any shares of any class of the Company's stock if such ownership would cause more than 50% in value of the Company's outstanding stock to be owned by five or fewer individuals or would result in the Company's stock being beneficially owned by less than 100 persons (determined without reference to any rule of attribution). In rendering its opinion that the Company has operated in a manner so as to qualify, and its proposed method of operation will continue to enable it to qualify, as a REIT, Shearman & Sterling is relying on the representation of the Company that the ownership of its stock has satisfied and will satisfy the Five or Fewer Requirement and the 100 Stockholder Requirement, without regard to whether, as a matter of law, the provisions contained in the Articles of Incorporation will preclude the Company from failing the Five or Fewer Requirement or the 100 Stockholder Requirement.

     Pursuant to applicable Treasury Regulations, a REIT must maintain certain records and request on an annual basis certain information designed to disclose the actual owners of its outstanding shares. The Company believes it has satisfied and intends to continue to satisfy such requirements.

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company has a calendar year taxable year.

     The Company owns and operates a number of properties through wholly owned subsidiaries. Under the Code, a corporation which is a "qualified REIT subsidiary" is not treated as a separate corporation; rather, all assets, liabilities and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, the Company's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as assets, liabilities and items of the Company.

  Income Tests

     To maintain qualification as a REIT, the Company must satisfy three gross income requirements annually. First, at least 75% of the Company's gross income, excluding gross income from certain dispositions of property held primarily for sale to customers in the ordinary course of a trade or business ("prohibited transactions") for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from "prohibited transactions") for each taxable year must be derived from such real property investments and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from "prohibited transactions" and gain from the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

     Rents received or deemed to be received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent generally must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property," solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or a direct or constructive owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as "rents from real property." Fourth, for rents to qualify as "rents from real property" the REIT must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income; provided, however, that a REIT may provide services with respect to its properties and the income will qualify as "rents from real property" if the services are "usually or customarily rendered" in connection with the rental of room or other space for occupancy only and are not otherwise considered "rendered to the occupant."

     The Company has not and does not anticipate that it will in the future (i) charge rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of receipts or sales consistent with the rule described above), (ii) derive rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents or (iii) derive rent attributable to a Related Party Tenant. The Company believes it has met and will continue to meet the three gross income requirements outlined above.

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "interest," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is eligible for relief under certain provisions of the Code. These relief provisions will be generally available if (i) the Company's failure to meet these tests was due to reasonable cause and not due to willful neglect, (ii) the Company attaches a schedule of the sources of its income to its federal income tax return and (iii) any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether, in all circumstances, the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally incurs exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. As discussed above in "-- Federal Income Taxation of the Company," even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar mitigation provision provides relief if the Company fails the 30% income test; and in such case, the Company will cease to qualify as a REIT.

  Asset Tests

     At the close of each quarter of its taxable year, the Company also must satisfy three tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, cash, cash items and government securities. Second, no more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT Subsidiary or another
REIT).

     After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company has maintained and intends in the future to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

  Annual Distribution Requirements

     In order to be taxed as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (a) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends-paid deduction and the Company's net capital gain) and (ii) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (b) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate or in the following taxable year if declared before the Company timely files its federal income tax return for such year and if paid on or before the first regular dividend payment after such declaration. Even if the Company satisfies the foregoing distribution requirements, to the extent that the Company does not distribute all of its net capital gain or "REIT taxable income," as adjusted, it will be subject to tax thereon at regular capital gains or ordinary corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for that year, (b) 95% of its capital gain net income for that year and (c) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. In addition, during its Recognition Period, if the Company disposes of any asset subject to the Built-In Gain Rules, the Company will be required, pursuant to guidance issued by the IRS, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of the asset.

     It is expected that the Company's REIT taxable income will continue to be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, as a result of timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or as a result of nondeductible expenses such as principal amortization or repayments, or capital expenditures in excess of non-cash deductions. In the event that such timing differences occur, the Company may find it necessary to seek funds through borrowings or the issuance of equity securities (there being no assurance that it will be able to do so) or, if possible, to pay taxable stock dividends in order to meet the dividend requirement.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. The Company will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be dividends, taxable as ordinary income; and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless the Company is entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally incurs exceeds the limit on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause.

TAXATION OF U.S. STOCKHOLDERS

     As used herein, the term "U.S. Stockholder" means a holder of Common Stock that for United States federal income tax purposes is (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (c) an estate or trust, the income of which is subject to United States federal income taxation regardless of its source. For any taxable year for which the Company qualifies for taxation as a REIT, amounts distributed to taxable U.S. Stockholders will be taxed as follows.

  Distributions Generally

     Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of the Company's current or accumulated earnings and profits and will be taxable to the stockholders as ordinary income. For purposes of determining whether distributions are out of earnings and profits, the earnings and profits of the Company will be allocated first to the Company's Preferred Stock (to the extent of distributions made in respect thereof), and then to the Common Stock. Distributions are not eligible for the dividends-received deduction for corporations. To the extent that the Company makes a distribution in excess of its current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Stockholder's Common Stock, and the distribution in excess of a U.S. Stockholder's tax basis in its Common Stock will be taxable as gain realized from the sale of its Common Stock. Dividends declared by the Company in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of that year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include on their own federal income tax returns any losses of the Company.

     The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in "-- Federal Income Taxation of the Company" above. Moreover, any "deficiency dividend" will be treated as an ordinary or capital gain dividend, as the case may be, regardless of the Company's earnings and profits. As a result, stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends.

  Capital Gain Dividends

     Dividends to U.S. Stockholders that are properly designated by the Company as capital gain dividends will be treated as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

  Passive Activity Loss and Investment Interest Limitations

     Distributions from the Company and gain from the disposition of Common Stock will not be treated as passive activity income, and therefore stockholders may not be able to apply any "passive activity losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital) will generally be treated as investment income for purposes of the investment income limitation on the deduction of investment interest. Under recently enacted legislation, net capital gain from the disposition of Common Stock and capital gain dividends generally will be excluded from investment income.

  Certain Dispositions of Shares

     In general, a U.S. Stockholder will realize capital gain or loss on the disposition of shares of Common Stock equal to the difference between the sales price for such shares and the adjusted tax basis for such shares. Gain or loss realized upon a sale or exchange of Common Stock by a U.S. Stockholder who has held such Common Stock for more than one year will be treated as long-term capital gain or loss, respectively, and otherwise will be treated as short-term capital gain or loss. However, losses incurred on the sale or exchange of Common Stock held for less than six months (after applying certain holding period rules) will be deemed long-term capital loss to the extent of any capital gain dividends received by the selling stockholder from those shares.

  Treatment of Tax-Exempt Stockholders

     A tax-exempt investor that is exempt from tax on its investment income, such as an individual retirement account ("IRA") or a 401(k) plan, that holds the Common Stock as an investment generally will not be subject to tax on dividends paid by the Company. However, if such tax-exempt investor is treated as having purchased its Common Stock with borrowed funds, some or all of its dividends will be subject to tax. In addition, a portion of the dividends paid to certain pension plans (including 401(k) plans but not including IRAs and government pension plans) that own more than 10% (by value) of the Company's outstanding capital stock will be taxed as unrelated business taxable income if the Company is a "pension held REIT." The Company does not expect to be a pension held REIT.

SPECIAL TAX CONSIDERATIONS FOR FOREIGN STOCKHOLDERS

     The rules governing United States federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are complex, and the following discussion is intended only as a summary of these rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in the Company, including any reporting requirements.

     In general, Non-U.S. Stockholders will be subject to regular United States federal income tax with respect to their investment in the Company if the investment is "effectively connected" with the Non-U.S.

Stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the branch profits tax under Section 884 of the Code, which is imposed in addition to regular United States federal corporate income tax generally at the rate of 30%, subject to reduction under a tax treaty, if applicable. Certain certification requirements must be met in order for effectively connected income to be exempt from withholding. The following discussion will apply to Non-U.S. Stockholders whose investment in the Company is not so effectively connected.

     A distribution by the Company that is not attributable to gain from the sale or exchange by the Company of a United States real property interest and that is not designated by the Company as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. Generally, any ordinary income dividend will be subject to a United States federal income tax equal to 30% of the gross amount of the dividend unless this tax is reduced by an applicable tax treaty. To the extent that the Company makes a distribution in excess of its current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing a Non-U.S. Stockholder's basis in its Common Stock (but not below zero), and the distribution in excess of a Non-U.S. Stockholder's tax basis in its Common Stock will be treated as gain realized from the sale of its Common Stock.

     Distributions by the Company that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Stockholder as if the distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the normal capital gains rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA also may be subject to the branch profits tax generally at the rate of 30%, subject to reduction under a tax treaty, if applicable.

     All dividends payable in respect of the 8% Preferred Stock, Series A, will, to the extent permitted under the Code, be paid first out of earnings and profits other than earnings and profits attributable to gain from the sale or exchange of United States real property interests. Consequently, a proportionately greater amount of distributions in respect of the Common Stock, the 7% Preferred Stock and the 8% Preferred Stock may be out of earnings and profits attributable to gain from the sale or exchange of United States real property interests.

     Although tax treaties may reduce the Company's withholding obligations, the Company generally will withhold from distributions to Non-U.S. Stockholders, and remit to the IRS, (i) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (ii) 30% of all other distributions out of current or accumulated earnings and profits, unless reduced by an applicable tax treaty. In addition, as a result of recently enacted legislation, the Company generally will withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. In addition, if the Company designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding. A Non-U.S. Stockholder generally will be entitled to a refund from the IRS to the extent an amount is withheld from a distribution that exceeds the amount of U.S. tax owed by such Non-U.S. Stockholder.

     Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Under proposed Treasury Regulations, not currently in effect, however, a Non-U.S. Stockholder who wished to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as the Company.

     If the Common Stock constitutes a "United States real property interest" within the meaning of FIRPTA, a sale of Common Stock by a Non-U.S. Stockholder generally will be subject to United States federal income taxation. The Common Stock will constitute a United States real property interest unless the

Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders. Currently, the Company does not qualify as a domestically controlled REIT, and will not qualify as a domestically controlled REIT for at least five years following completion of this Offering. It is currently anticipated that, following the expiration of such five-year period, the Company will be a domestically controlled REIT and therefore that the sale of Common Stock thereafter will not be subject to taxation under FIRPTA. However, in part because the Common Stock is publicly traded in the United States, Luxembourg and Germany, no assurance can be given that the Company will qualify as a domestically controlled REIT even following such five-year period. So long as the Company is not a domestically controlled REIT, gain on the sale of Common Stock will be subject to taxation under FIRPTA, and a Non-U.S. Stockholder will be subject to the same treatment as a U.S. Stockholder with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Even at such time as the Company may become a domestically controlled REIT, capital gains will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the non-resident alien individual will be subject to a 30% tax on his or her U.S. source capital gains.

     Upon the death of a foreign individual stockholder, the stockholder's shares will be treated as part of the stockholder's U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

     The Company will report to its U.S. Stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under certain circumstances, U.S. Stockholders may be subject to backup withholding at a rate of 31% on payments made with respect to, or cash proceeds of a sale or exchange of, Common Stock. Backup withholding will apply only if the holder (i) fails to furnish his or her taxpayer identification number ("TIN") (which, for an individual, would be his or her Social Security number),
(ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he or she has failed properly to report payments of interest and dividends or is otherwise subject to backup withholding or (iv) under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and (a) that he or she has not been notified by the IRS that he or she is subject to backup withholding for failure to report interest and dividend payments or (b) that he or she has been notified by the IRS that he or she is no longer subject to backup withholding. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.

     U.S. Stockholders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against the U.S. Stockholder's United States federal income tax liability and may entitle the U.S. Stockholder to a refund, provided that the required information is furnished to the IRS.

     Backup withholding tax and information reporting will generally not apply to distributions paid to Non-U.S. Stockholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends or (iii) distributions attributable to gain from the sale or exchange by the Company of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Common Stock by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States stockholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder and certain other conditions are met, or the stockholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of Common Stock is subject to both backup withholding and information reporting unless the stockholder certifies under penalty of perjury that the stockholder is a Non-U.S. Stockholder, or otherwise establishes an exemption. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

STATE AND LOCAL TAX

     The Company and its stockholders may be subject to state and local tax in states and localities in which it does business or owns property. The tax treatment of the Company and the stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                              PLAN OF DISTRIBUTION

     The Company may sell Common Stock to one or more underwriters or dealers for public offering and sale by them, or may sell Common Stock to investors directly or through agents. The Prospectus Supplement with respect to the Common Stock offered thereby describes the terms of the offering of such Common Stock and the method of distribution of the Common Stock offered thereby and identifies any firms acting as underwriters, dealers or agents in connection therewith.

     The Common Stock may be distributed from time to time in one or more transactions at a fixed price or prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at prices determined as specified in the Prospectus Supplement. In connection with the sale of the Common Stock, underwriters, dealers or agents may be deemed to have received compensation from the Company in the form of underwriting discounts, concessions or commissions and may also receive commissions from purchasers of the Common Stock for whom they may act as agent. Underwriters may sell the Common Stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Certain of the underwriters, dealers or agents who participate in the distribution of Common Stock may engage in other transactions with, or perform other services for, the Company in the ordinary course of business.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Common Stock, and any discounts, concessions or commissions allowed by underwriters to dealers, are set forth in the Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of Common Stock may be deemed to be underwriters, and any discounts or commissions received by them and any profit realized by them on the resale of the Common Stock may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

     Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     In order to comply with the securities laws of certain states, if applicable, Common Stock will be sold in such jurisdictions only through registered or licensed brokers and dealers. In addition, in certain states Common Stock may not be sold unless it has been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                                    EXPERTS

     The consolidated financial statements and financial statement schedules as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994 incorporated by reference in this Prospectus or elsewhere in the Registration Statement of which this Prospectus is a part, have been incorporated herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Shearman & Sterling, New York, New York and Lionel, Sawyer & Collins, Las Vegas, Nevada.

=======================================================

  NO DEALER, SALESMAN OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE OR, IN THE CASE OF INFORMATION INCORPORATED HEREIN BY REFERENCE, THE DATE OF FILING WITH THE SECURITIES AND EXCHANGE COMMISSION.
                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
            PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary..........   S-3
Certain Conventions and Definitions....  S-11
Risk Factors...........................  S-11
The Company............................  S-21
Business Objectives....................  S-22
Use of Proceeds........................  S-25
Future Acquisitions....................  S-25
Distributions..........................  S-26
Price Range of Common Stock............  S-26
Capitalization.........................  S-27
Selected Consolidated Financial and
  Operating Data.......................  S-28
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................  S-30
Properties.............................  S-32
Management.............................  S-56
Shares Available for Future Sale.......  S-62
Underwriting...........................  S-64
Experts................................  S-65
Legal Matters..........................  S-65
Glossary...............................  S-66
Index to Pro Forma Financial Statements
  and Notes............................   F-1
PROSPECTUS
Available Information..................     2
Incorporation of Certain Information by
  Reference............................     3
The Company............................     4
Use of Proceeds........................     4
Description of Capital Stock of the
  Company..............................     4
Certain Provisions of Nevada Law and of
  the Company's Articles of
  Incorporation........................    11
Federal Income Tax Considerations......    12
Plan of Distribution...................    22
Experts................................    22
Legal Matters..........................    22

=======================================================

=======================================================

                               14,000,000 SHARES

                                  CORNERSTONE
                                PROPERTIES INC.
                                  COMMON STOCK
                       ---------------------------------

                             PROSPECTUS SUPPLEMENT
                       ---------------------------------
                              MERRILL LYNCH & CO.
                           DEAN WITTER REYNOLDS INC.
                            LAZARD FRERES & CO. LLC
                                LEHMAN BROTHERS
                               SMITH BARNEY INC.
                           BT SECURITIES CORPORATION
                                 APRIL   , 1997

=======================================================